As filed with the Securities and Exchange Commission on August 24 , 2012

Registration No. 333- 182201

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROOMLINX, INC.
(Exact name of registrant as specified in its charter)

Nevada	8742	83-0401552
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11101 W 120th Avenue
Broomfield, CO 80021
(303) 544-1111
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael S. Wasik
Chief Executive Officer
Roomlinx, Inc.
11101 W 120th Avenue
Broomfield, CO 80021
 (303) 544-1111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Alan C. Ederer, Esq.
Westerman Ball Ederer Miller & Sharfstein, LLP
1201 RXR Plaza
Uniondale, NY 11556
Telephone: (516) 622-9200
Facsimile: (516) 622-9212

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement, as shall be determined by the Selling Stockholders identified herein.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.001 per share(3)	1,280,000	$3.00	$3,840,000	$440

Common stock, par value $.001 per share(4)	640,000	$3.00	$1,920,000	$220

Total	1,920,000	$3.00	$5,760,000	$660	(5)

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued as a result of stock splits, dividends and combinations.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act and based upon the average of the closing bid and ask prices of our common stock on August 22 , 2012 on the OTC Bulletin Board.

(3)	Represents shares of common stock currently issued and outstanding and held by the selling stockholders.

(4) (5)
Represents shares of common stock issuable upon exercise of outstanding warrants held by the selling stockholders.

$599 was previously paid with the original Registration Statement filing. The balance is being paid herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED.  THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.

  Subject to completion

Dated August 24 , 2012

PRELIMINARY PROSPECTUS

1,920,000 Shares

Roomlinx, Inc.

Common Stock

The selling stockholders identified on page 43 of this prospectus are offering on a resale basis a total of up to 1,920,000 shares of our common stock, including 1,280,000 shares of our issued and outstanding common stock and 640,000 shares issuable upon the exercise of outstanding warrants.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  We would receive gross proceeds in the approximate amount of $2,400,000 assuming the exercise of all the warrants in full by payment of cash.  To the extent any of these warrants are so exercised, we intend to use the proceeds for general working capital.

All costs, expenses and fees in connection with the registration of the shares being offered hereby will be borne by the Company.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders.

 Our common stock trades on the OTC Bulletin Board under the symbol “RMLX”.  On August 22 , 2012, the last sales price of our common stock as reported on the OTC Bulletin Board was $ 3.0 0 per share.

We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the distribution or sale of the securities offered hereby means that information contained in this prospectus is correct after the date of this prospectus. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

THE SECURITIES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK.  FOR MORE INFORMATION, SEE “RISK FACTORS” BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 24 , 2012.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

RISK FACTORS	4

NOTE REGARDING FORWARD-LOOKING STATEMENTS	13

DESCRIPTION OF BUSINESS	15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26

MANAGEMENT	32

EXECUTIVE AND DIRECTOR COMPENSATION	35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	38

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	40

MARKET FOR COMMON EQUITY AND RELATED MATTERS	44

USE OF PROCEEDS	45

SELLING STOCKHOLDERS	45

PLAN OF DISTRIBUTION	47

DESCRIPTION OF SECURITIES	51

INTEREST OF NAMED EXPERTS AND COUNSEL	53

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	54

ABOUT THIS PROSPECTUS	54

WHERE YOU CAN FIND MORE INFORMATION	55

VALIDITY OF COMMON STOCK	55

TRANSFER AGENT	55

EXPERTS	55

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	55

INCORPORATION BY REFERENCE	56

FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of this offering.  Because it is only a summary, it does not contain all of the detailed information contained elsewhere in this prospectus or in the documents incorporated by reference into this prospectus or included as exhibits to the registration statement that contains this prospectus.  This summary may not contain all of the information that may be important to you.  We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision.

All references in this prospectus to “Roomlinx”, “we”, “us”, “our”, “the Company”,“ “the Corporation” or “our Company” refer to Roomlinx, Inc.

The Company

Roomlinx, Inc. was formed in 1998 and is incorporated under the laws of the State of Nevada.  Our principal executive office is located at 11101 W 120th Avenue, Broomfield, CO 80021.  Our telephone number is (303) 544-1111 and our internet address is www.roomlinx.com.  Our common stock trades on the OTC Bulletin Board under the symbol “RMLX”.

Roomlinx is a leading provider of Interactive TV products and premium digital video on demand systems for hotels, resorts, and other properties, utilizing premium content and applications demanded by today’s traveler.

We focus our business on providing in-room media and entertainment solutions along with wired networking solutions and Wireless Fidelity networking solutions, also known as Wi-Fi, for high speed internet access to hotels, resorts, and time share properties.  As of August 20 , 2012, our current customer base consisted of approximately 247 hospitality properties and 42,125 guest and meeting rooms, in addition to approximately 1,300 residential and business customers.

Roomlinx’ wired and wireless networking solution offers easy to use access, providing instant and seamless connections for laptop users from anywhere throughout a property, including guest rooms, meeting rooms, back office and public areas, over a high-speed connection that is up to 300 times faster than a standard dial-up modem. Users on this network have access to home and corporate email accounts and Virtual Private Networks, also known as VPNs. These users have flexible billing options, choosing from any one of free service, flat rate, time-based usage or unlimited. In addition these users can expand the service to include value-added services such as wireless point of sale, maintenance, check-in and internet telephony services.

The Roomlinx in-room media and entertainment product (Interactive TV) provides premium applications for internet-based business and entertainment media to venues serving the visitor-based market such as hotels, resorts, and time share properties.  The media and entertainment offering includes a broad range of content and features to satisfy guests while maximizing revenue opportunities for the hotelier.  The solution includes movies, international and US television programming, music and news; games, local travel and concierge information; and business productivity tools that include desktop applications, conferencing and printing applications.

The Company generates revenue through:

1.	Ongoing connectivity service and support contracts;
2.	Delivery of content and advertising;
3.	Delivery of business and entertainment applications;
4.	E-commerce; and
5.	The customization of its software for the in-room media product.

Recent Development s

On May 4, 2012, Roomlinx entered into a Securities Purchase Agreement with certain investors, as amended by a First Amendment to Securities Purchase Agreement dated June 20, 2012, pursuant to which the investors purchased Units from Roomlinx for a purchase price of $2.50 per Unit.  Each Unit consisted of (x) one share of common stock of Roomlinx and (y) a warrant to purchase one-half share of common stock at an exercise price of $3.75 per share, subject to adjustment as provided in the warrant.  Roomlinx sold and issued an aggregate of 1,280,000 shares of common stock to the investors and issued warrants to the investors for the purchase of an aggregate of an additional 640,000 shares of common stock.  Roomlinx received aggregate gross proceeds of $3,200,000 from the investors in respect of the sale of Units.

On August 17, 2012, Judson Just resigned as a member of the Board of Directors (the “Board”) of Roomlinx and as chairman of the Roomlinx audit committee.  On August 20, 2012, Roomlinx expanded the number of directors comprising the Board from three to four and appointed Carl R. Vertuca, Jr. and Erin L. Lydon to the Board.  Mr. Vertuca and Ms. Lydon were also appointed as members of the audit committee, with Mr. Vertuca serving as chair.  In connection with the appointment of Mr. Vertuca and Ms. Lydon, Jay Coppoletta resigned from the audit committee on August 20, 2012.  Mr. Coppoletta continues to serve as a member of the Board.

For more information on these and other recent developments, see “DESCRIPTION OF BUSINESS . ”

Risk Factors

An investment in the shares of our common stock involves a high degree of risk and may not be an appropriate investment for persons who cannot afford to lose their entire investment.  For a discussion of some of the risks you should consider before purchasing shares of our common stock, you are urged to carefully review and consider the section entitled “Risk Factors” beginning on page 3 of this prospectus.

 The Offering

The selling stockholders identified on page 43 of this prospectus are offering on a resale basis a total of up to 1,920,000 shares of our common stock, including 1,280,000 shares of our issued and outstanding common stock and 640,000 shares issuable upon the exercise of outstanding warrants.  For a complete description of the terms and conditions of our common stock, you are referred to the section in this prospectus entitled “Description of Securities.”

Shares of Common Stock offered	1,920,000

Shares of Common Stock outstanding before the offering (1)	5,118,877

Shares of Common Stock outstanding after the offering (2)(3)	6,405,413

Common Stock OTC Bulletin Board trading symbol	RMLX

(1)
Based on the number of shares outstanding as of May 3, 2012, the date preceding the first sale of shares of common stock and warrants that are being offered on a resale basis in this registration statement, but does not include (i) 976,550 shares issuable upon the exercise of outstanding and exercisable warrants to purchase our common stock and (ii) 1,017,761 shares issuable upon the exercise of outstanding options to purchase our common stock, of which 681,031 are not yet exercisable.

(2)
Based on the number of shares outstanding as of August 20, 2012, but does not include (i) 1,546,550 shares issuable upon the exercise of outstanding and exercisable warrants to purchase our common stock and (ii) 930,991 shares issuable upon the exercise of outstanding options to purchase our common stock, of which 606 ,343 are not yet exercisable.

(3)	Shares outstanding as of August 20, 2012 include 3,259 shares issued on June 19, 2012 and 3,277 shares issued on July 23, 2012, pursuant to cashless exercises of incentive stock options.

The offering will terminate on the date on which (i) all of the issued and outstanding shares of our common stock being offered hereby have been sold hereunder and (ii) all of the Warrants expire and/or have been exercised in full for shares of our common stock and such shares have been sold hereunder.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, we will receive the applicable exercise price upon the issuance of Warrant Shares in the event that any Warrants are properly exercised.   If all such Warrants are properly exercised in full by payment of cash, the total proceeds we would receive are $2,400,000.  We expect to use the proceeds, if any, that we receive from the exercise of Warrants for general working capital purposes.

RISK FACTORS

The purchase of shares of our common stock is very speculative and involves a very high degree of risk.  An investment in our company is suitable only for the persons who can afford the loss of their entire investment.  Accordingly, investors should carefully consider the following risk factors, as well as other information set forth herein, in making an investment decision with respect to our securities. We have sought to identify what we believe to be all material risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise.

Risks Relating to Our Business

We Have Only a Limited Operating History, Which Makes It Difficult to Evaluate an Investment in Our Common Stock.

We have only a limited operating history on which you can evaluate our business, financial condition and operating results. We face a number of risks encountered by early stage technology companies that participate in new technology markets, including our ability to:

●	Maintain our engineering and support organizations, as well as our distribution channels;
●	Negotiate and maintain favorable usage rates with our vendors;
●	Retain and expand our customer base at profitable rates;
●	Recoup our expenses associated with the wireless devices we resell to subscribers;
●	Manage expanding operations, including our ability to expand our systems if our subscriber base grows substantially;
●	Attract and retain management and technical personnel; and
●	Anticipate and respond to market competition and changes in technologies as they develop and become available.

We may not be successful in addressing or mitigating these risks and uncertainties, and if we are not successful our business could be significantly and adversely affected.

Some Of Our Supplies Are Provided By One Supplier Each.

The remote control devices required to utilize our services are currently supplied by a single supplier.  The content for our unlimited movie services is currently supplied by a single supplier.  Our set top boxes are currently supplied by a single supplier, although we are currently testing set top boxes from additional suppliers.  It would require some time in order for us to replace a supplier.  Therefore, in the event that the supply of any of these items from any of these suppliers was to be interrupted without sufficient notice, it would have a material adverse impact on us.

Substantial Dependence on Our Contract with Hyatt; Liabilities to Hyatt.

On March 12, 2012, we entered into a Master Services Agreement with Hyatt Corporation that we anticipate will result in the entry of Hotel Service Agreements with a number of Hyatt branded hotels.  These contracts, in the aggregate, are expected to be material to our business.  In the event that Hyatt Corporation or individual Hotels are dissatisfied with our service level or the revenues they receive from our system, they may not renew or seek to terminate our agreement.  Further, we have agreed to indemnify Hyatt and the hotels from our breaches of these agreements, third party intellectual property claims and various other matters.  In the event that of any material indemnification claim, we may not be able to satisfy such claim and, Hyatt and the hotels might terminate our agreements.  Any loss of these contracts, or the non-renewal thereof, would have a material and adverse effect on our business, financial condition and results of operations.

New Technologies May Make Our Products and Services Obsolete or Unneeded.

New and emerging technological advances, such as mobile computing devices that allow consumers to view movies and obtain information may adversely impact or eliminate the demand for our products and services.  The increasing availability of content on such devices, the improved video quality of the content on such devices and faster wireless delivery speeds may make hotel guests less likely to purchase our services. Our success can depend on new product development. The entertainment and communications industry is ever-changing as new technologies are introduced. Advances in technology, such as new video formats, downloading or alternative methods of product delivery and distribution channels, such as the Internet, or certain changes in consumer behavior driven by these or other technologies and methods of delivery, could have a negative effect on our business. These changes could lower cost barriers for our competitors desiring to enter into, or expand their presence in, the television-based interactive services business. Increased competition may adversely affect our business including the scale, source and volatility of our revenue streams, cost structures and cash flow, and may require us to significantly change our operations.

Our Business is Generally Impacted by Conditions Affecting the Hospitality Industry’s Performance.

Our results are generally connected to the performance of the hospitality industry, where occupancy rates may fluctuate resulting from various factors. Reduction in hotel occupancy and consumer buy rates resulting from business, economic or other events, such as generally weak economic conditions, significant international crises, acts of terrorism, war or public health issues, adversely impacts our business, financial condition and results of operations. The general economic conditions over the last several years have adversely affected the hotel industry and our business and any recovery may not be sustained. The overall travel industry and consumer buying pattern can be, has been in the past and/or currently is, adversely affected by weaker general economic climates, consumer sentiment, geopolitical instability and concerns about public health.

To Generate Increased Revenue We Will Have to Increase Substantially the Number of Our Customers, Which May be Difficult to Accomplish.

Adding new customers will depend to a large extent on the success of our direct and indirect distribution channels and acquisition strategy, and there can be no assurance that these will be successful. Our customers’ experiences may be unsatisfactory to the extent that our service malfunctions or our customer care efforts, including our website and 800 number customer service efforts, do not meet or exceed subscriber expectations. In addition, factors beyond our control, such as technological limitations of the current generation of devices, which may cause our customers’ experiences with our service to not meet their expectations, can adversely affect our revenues.

We May Acquire or Make Investments in Companies or Technologies That Could Cause Loss of Value to Our Stockholders and Disruption of Our Business.

Subject to our capital constraints, we intend to continue to explore opportunities to acquire companies or technologies in the future. Entering into an acquisition entails many risks, any of which could adversely affect our business, including:

●	Failure to integrate the acquired assets and/or companies with our current business;
●	The price we pay may exceed the value we eventually realize;
●	Loss of share value to our existing stockholders as a result of issuing equity securities as part or all of the purchase price;
●	Potential loss of key employees from either our current business or the acquired business;
●	Entering into markets in which we have little or no prior experience;
●	Diversion of management’s attention from other business concerns;
●	Assumption of unanticipated liabilities related to the acquired assets; and

●	The business or technologies we acquire or in which we invest may have limited operating histories, may require substantial working capital, and may be subject to many of the same risks we are.

We Have Limited Resources and We May be Unable to Effectively Support Our Operations.

We must continue to develop and expand our systems and operations in order to remain competitive. We expect this thesis to place strain on our managerial, operational and financial resources. We may be unable to develop and expand our systems and operations for one or more of the following reasons:

●	We may not be able to retain at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity on a timely basis;
●	We may not be able to dedicate the capital necessary to effectively develop and expand our systems and operations; and
●	We may not be able to expand our customer service, billing and other related support systems.

If we cannot manage our operations effectively, our business and operating results will suffer.

Our Business Prospects Depend in Part on Our Ability to Maintain and Improve Our Services as Well as to Develop New Services.

We believe that our business prospects depend in part on our ability to maintain and improve our current services and to develop new services. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance.

Our Business Could be Harmed if We are Unable to Protect Our Proprietary Technology.

We rely primarily on a combination of trade secrets, copyright and trademark laws and confidentiality procedures to protect our technology. Despite these precautions, unauthorized third parties may infringe, copy, or reverse engineer portions of our technology. In the absence of significant patent protection, we may be vulnerable to competitors who attempt to copy our products, processes or technology, which could harm our business.

Our Management and Operational Systems Might be Inadequate to Handle our Potential Growth.

We may experience growth that could place a significant strain upon our management and operational systems and resources.  Failure to manage our growth effectively could have a material adverse effect upon our business, results of operations and financial condition.  Our ability to compete effectively and to manage future growth will require us to continue to improve our operational systems, organization and financial and management controls, reporting systems and procedures.  We may fail to make these improvements effectively.  Additionally, our efforts to make these improvements may divert the focus of our personnel.  We must integrate our key executives into a cohesive management team to expand our business.  If new hires perform poorly, or if we are unsuccessful in hiring, training and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be harmed.  To manage the growth we will need to increase our operational and financial systems, procedures and controls.  Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations.  We may not be able to effectively manage such growth, and failure to do so could have a material adverse effect on our business, financial condition and results of operations.

If We Do Not Respond Effectively and on A Timely Basis to Rapid Technological Change, Our Business Could Suffer.

Our industry is characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with the computer systems of our customers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our success will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

●	Effectively using and integrating new technologies;
●	Continuing to develop our technical expertise;
●	Enhancing our engineering and system design services;
●	Developing services that meet changing customer needs;
●	Advertising and marketing our services; and
●	Influencing and responding to emerging industry standards and other changes.

We Depend on Retaining Key Personnel. The Loss of Our Key Employees Could Materially Adversely Affect Our Business.

Due to the technical nature of our services and the dynamic market in which we compete, our performance depends in part on our retaining key employees. Competitors and others may attempt to recruit our employees. A major part of our compensation to our key employees is in the form of stock option grants. A prolonged depression in our stock price could make it difficult for us to retain our employees and recruit additional qualified personnel.

If Our Hotel Customers Become Dissatisfied with Our Service, They May Elect Not to Renew Certain Products or Services With Us or Elect to Terminate Service Agreements, Which Could Have an Adverse E ffect on Our Ability to Maintain or Grow Our Revenue.

In the event our customers become dissatisfied with the scope or capability of our products or services, or the level of revenue from our services, they may elect not to renew certain products or services upon expiration or terminate their existing agreements with us. The loss of these products or services or a loss of any significant number of hotel customers could have a detrimental effect on our operations and financial condition.

Our Data Systems Could Fail or Their Security Could be Compromised, and We Will Increasingly be Handling Personal Data Requiring Our Compliance With a Variety of Regulations.

Our business operations depend on the reliability of sophisticated data systems. Any failure of these systems, or any breach of our systems’ security measures, could adversely affect our operations, at least until our data can be restored and/or the breaches remediated. We have, to a limited extent, begun to serve as a conduit for personal information to third-party credit processors, service partners and others, and it is likely we will do so more regularly. The handling of such personal information requires we comply with a variety of federal, state and industry requirements governing the use and protection of such information, including, but not limited to, FTC consumer protection regulations and Payment Card Industry (“PCI”) data security standards and, for the Healthcare division, the requirements of the Health Insurance Policy Portability Act (“HIPPA”) and regulations thereunder. While we believe we have taken the steps necessary to assure compliance with all applicable regulations and have made necessary changes to our data systems, any failure of these systems or any breach of the security of these systems could adversely affect our operations and expose us to increased cost, liability for lost personal information and increased regulatory obligations.

An Interruption in the Supply of Products and Services That We Obtain From Third Parties Could Cause a Decline in Sales of Our Services.

In designing, developing and supporting our services, we rely on many third party providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. If our liquidity deteriorates, our vendors may tighten our credit, making it more difficult for us to obtain suppliers on terms satisfactory to us. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services, unless and until we are able to replace the functionality provided by these products and services. We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes.

We Operate in a Very Competitive Industry, Which May Negatively Impact Our Prices for Our Services or Cause Us to Lose Business Opportunities.

The market for our services is becoming increasingly competitive. Our competitors may use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services and offer similar services at a lower price. We expect that we will compete primarily on the basis of the functionality, breadth, quality and price of our services. Our current and potential competitors include:

●	Other wireless high speed internet access providers, such as SDSN, Guest-Tek Wayport, Greentree, Core Communications and StayOnLine;
●	Other viable network carriers, such as SBC, Comcast, Sprint and COX Communications; and
●	Other internal information technology departments of large companies.

Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. In addition, we have established strategic relationships with many of our potential competitors. In the event such companies decide to compete directly with us, such relationships would likely be terminated, which could have a material adverse effect on our business and reduce our market share or force us to lower prices to unprofitable levels.

We May be Sued by Third Parties For Infringement of Their Proprietary Rights and We May Incur Substantial Defense Costs and Possibly Substantial Royalty Obligations or Lose The Right to Use Technology Important To Our Business.

Any intellectual property claims, with or without merit, could be time consuming and expensive to litigate or settle and could divert management attention from administering our business. A third party asserting infringement claims against us or our customers with respect to our current or future products may materially adversely affect us by, for example, causing us to enter into costly royalty arrangements or forcing us to incur settlement or litigation costs.

Our Quarterly Operating Results are Subject to Significant Fluctuations and, As A Result, Period-To-Period Comparisons of Our Results of Operations are Not Necessarily Meaningful.

Our operating results for any particular quarter may differ materially from our expectations or those of security analysts and securities traders and may not be indicative of future operating results. The failure to meet expectations may cause the price of our common stock to decline. Since we are susceptible to these fluctuations, the market price of our common stock may be volatile, which can result in significant losses for investors who purchase our common stock prior to a significant decline in our stock price.  Reasons for the fluctuations are as follows:

●	The success of our brand building and marketing campaigns;
●	Price competition from potential competitors;

●	The amount and timing of operating costs and capital expenditures relating to establishing the Company’s business operations;
●	The demand for and market acceptance of our products and services;
●	Changes in the mix of services sold by our competitors;
●	Technical difficulties or network downtime affecting communications generally;
●	The ability to meet any increased technological demands of our customers; and
●	Economic conditions specific to our industry.

Covenants Under Our Credit Facility May Restrict Our Future Operations and Adverse Consequences Could Result in the Event of Non-Compliance.

Our current Credit Facility contains covenants which may restrict our ability to finance future operations or capital needs or to engage in other business activities. Future borrowing instruments, such as credit facilities and indentures, if any, are also likely to contain restrictive covenants and may require us to pledge assets as security under those future arrangements. The terms of our current Credit Facility, include many restrictive financial and other covenants. Events beyond our control, including changes in general economic and business conditions, as well as our financial performance, may adversely affect our business. Such changes in general economic and business conditions, or our financial performance, may affect our ability to meet those covenants and to otherwise remain in compliance with the requirements of our Credit Facility and other material agreements. A breach of any of these covenants would result in a default under the applicable debt instrument or agreement. In that event, the amounts under the applicable agreement could be declared immediately due and payable, or require us to amend the Credit Facility, resulting in significantly higher annual interest expense, and such a default may cause a default under some of our material agreements. As a result of these covenants and restrictions, we are limited in how to conduct our business and we may be unable to compete effectively, to meet our customer demands for installations or service or take advantage of new business opportunities.

 A Significant Amount of Our Common Stock is Held by a Few Stockholders.

As of August 20 , 2012, Matthew Hulsizer and Jennifer Just, directly and indirectly, together with certain of their affiliates, held 1,485,022 (or approximately 23.5%) of our outstanding shares of common stock and could, therefore, have a significant influence on us.

Many of Our Key Functions are Concentrated in a Single Location, and a Natural Disaster Could Seriously Impact Our Ability to Operate.

Our IT systems, production, inventory control systems, executive offices and finance/accounting functions, among others, are primarily centralized in our Broomfield, Colorado facility. A natural disaster, such as a tornado, could seriously disrupt our ability to continue or resume normal operations for some period of time. While we have certain business continuity plans in place, no assurances can be given as to how quickly we would be able to resume operations and how long it may take to return to normal operations. We may experience business interruptions and could incur substantial losses beyond what may be covered by applicable insurance policies, and may experience a loss of customers, vendors and employees during the recovery period.

Potential Fluctuations In Quarterly Operating Results.

Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside of our control, including: the demand for our products and services; seasonal trends in purchasing; the amount and timing of capital expenditures and other costs relating to the development of our products and services; price competition or pricing changes in the industry; technical difficulties or system downtime; general economic conditions, and economic conditions specific to the hospitality industry. Our quarterly results may also be significantly impacted by the impact of the accounting treatment of acquisitions, financing transactions or other matters. Due to the foregoing factors, among others, it is likely that our operating results will fall below our expectations or those of investors in some future quarter.

Limitation of Liability and Indemnification of Officers and Directors.

Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our Articles of Incorporation provides, however, that our officers and directors shall have no personal liability to us or our stockholders for damages for any breach of duty owed to us or our stockholders, unless they breached their duty of loyalty, did not act in good faith, knowingly violated a law, or received an improper personal benefit.  Our Articles of Incorporation and By-Laws also provide for the indemnification by us of our officers and directors against any losses or liabilities they may incur by reason of their serving in such capacitates, provided that they do not breach their duty of loyalty, act in good faith, do not knowingly violate a law, and do not received an improper personal benefit. Additionally, we have entered into individual  Indemnification Agreements with each of our directors and officers to implement with more specificity the indemnification provisions provided by the Company’s By-Laws and provide, among other things, that to the fullest extent permitted by applicable law, the Company will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Company, as the case may be. The Indemnification Agreements also contain detailed provisions concerning expense advancement and reimbursement.

Disclosure Controls and Procedures and Potential Inability to Make Required Public Filings.

As of August 20 , 2012, we have  73 full-time employees. Given our limited personnel, we may be unable to maintain effective controls to insure that we are able to make all required public filings in a timely manner. In fact, from December 27, 2005 until May 14, 2009, our Common Stock was removed from listing from the OTC Bulletin Board as a result of our failure to timely make all our required public filings.  If we do not make all public filings in a timely manner, our shares of common stock may again be delisted from the OTC Bulletin Board and we could also be subject to regulatory action and/or lawsuits by stockholders.

Risks Relating to Our Common Stock

Resale of Shares Offered by this Prospectus Could Adversely Affect the Market Price of Our Common Stock and Our Ability to Raise Additional Equity Capital

The sale or availability for sale, of common stock in the public market pursuant to this prospectus may adversely affect the prevailing market price of our common stock and may impair our ability to raise additional capital by selling equity or equity-linked securities.  This prospectus covers the resale of a significant number of shares of our common stock. In fact, the Registration Statement will make publicly available for resale up to 1,920,000 shares of our common stock. This figure represents approximately 30% of the shares of our common stock outstanding immediately after the effectiveness of this Registration Statement (assuming the issuance of all of the shares registered under this Registration Statement).  The resale of a substantial number of shares of our common stock in the public market pursuant to this offering, and afterwards, could adversely affect the market price for our common stock and make it more difficult for you to sell our shares at times and prices that you feel are appropriate. Furthermore, we expect that, because there are a large number of shares offered hereby, the selling stockholder will continue to offer shares covered by this prospectus for a significant period of time, the precise duration of which we cannot predict. Accordingly, the adverse market and price pressures resulting from this offering may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

Further Issuances of Equity Securities May be Dilutive to Current Stockholders.

It is likely that we will be required to seek additional capital in the future. This capital funding could involve one or more types of equity securities, including convertible debt, common or convertible preferred stock and warrants to acquire common or preferred stock. Such equity securities could be issued at or below the then-prevailing market price for our common stock. Any issuance of additional shares of our common stock will be dilutive to existing stockholders and could adversely affect the market price of our common stock.

Articles of Incorporation Grants the Board of Directors the Power to Designate and Issue Additional Shares of Preferred Stock

Our Articles of Incorporation grants our Board of Directors authority to, without any action by our stockholders, designate and issue, from our authorized capital, shares in such classes or series as it deems appropriate and establish the rights, preferences, and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of classes or series of preferred stock that may be issued could be superior to the rights of the common stock offered hereby.  Our Board of Directors’ ability to designate and issue shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect other rights appurtenant to the shares of common stock offered hereby. Any such issuances will dilute the percentage of ownership interest of our stockholders and may dilute our book value.

Lack of Liquid Trading Market for Common Stock

Although our stock is quoted on the OTC Bulletin Board (the “OTCBB”) under the symbol “RMLX”, the market for our common stock is not liquid as there have been days when our stock did not trade even though it was quoted.

Limited Market Due To Penny Stock

Our stock differs from many stocks, in that it is considered a penny stock. The Securities and Exchange Commission has adopted a number of rules to regulate penny stocks. These rules include, but are not limited to, Rules 3a5l-l, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6 and 15g-7 under the Securities and Exchange Act of 1934, as amended. Because our securities probably constitute penny stock within the meaning of the rules, the rules would apply to our securities and us. The rules may further affect the ability of owners of our stock to sell their securities in any market that may develop for them. There may be a limited market for penny stocks, due to the regulatory burdens on broker-dealers. The market among dealers may not be active. Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker-dealers may be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases, the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

Stockholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include: control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; “boiler room” practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons; excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Furthermore, the penny stock designation may adversely affect the development of any public market for our shares of common stock or, if such a market develops, its continuation. Broker-dealers are required to personally determine whether an investment in penny stock is suitable for customers. Penny stocks are securities (i) with a price of less than five dollars per share; (ii) that are not traded on a “recognized” national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ-listed stocks must still meet requirement (i) above); and (iv) of an issuer with net tangible assets less than $2,000,000 (if the issuer has been in continuous operation for at least three years) or $5,000,000 (if in continuous operation for less than three years), or with average annual revenues of less than $6,000,000 for the last three years. Section 15(g) of the Exchange Act and Rule 15g-2 of the Commission require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor’s account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be penny stock. Rule 15g-9 of the Commission requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor.

This procedure requires the broker-dealer to (i) obtain from the investor information concerning his financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for the Company’s stockholders to resell their shares to third parties or to otherwise dispose of them.

The Trading Price Of Our Common Stock May Fluctuate Significantly Due To Factors Beyond Our Control.

The trading price of our common stock will be subject to significant fluctuations in response to numerous factors, including:

●	Variations in anticipated or actual results of operations;
●	Announcements of new products or technological innovations by us or our competitors;
●	Changes in earnings estimates of operational results by analysts;
●	Inability of market makers to combat short positions on the stock;
●	Inability of the market to absorb large blocks of stock sold into the market; and
●	Comments about us or our markets posted on the Internet.

Moreover, the stock market from time to time has experienced extreme price and volume fluctuations, which have particularly affected the market prices for emerging growth companies and which often have been unrelated to the operating performance of the companies. These broad market fluctuations may adversely affect the market price of our common stock. If our stockholders sell substantial amounts of their common stock in the public market, the price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a price we deem appropriate.

We Do Not Intend to Pay Dividends on Our Common Stock.

We have never paid or declared any cash dividends on our common stock and intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares of common stock unless they sell them.

Sarbanes-Oxley and Federal Securities Laws Reporting Requirements Can Be Expensive.

As a public reporting company, we are subject to the Sarbanes-Oxley Act of 2002, as well as the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and other federal securities laws. The costs of compliance with the Sarbanes-Oxley Act and of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC, and furnishing audited reports to stockholders, are significant and may increase in the future.

 CAUTIONARY STATEMENT NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains or incorporates by reference “forward-looking statements,” as that term is used in federal securities laws, about our financial condition, results of operations and business.  Forward-looking statements may be identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “projects”, “intends”, “should”, “seeks”, “future”, continue”, or the negative of such terms, or other comparable terminology. These statements include, among others:

- statements concerning the benefits that we expect will result from our business activities and results of exploration that we contemplate or have completed, such as increased revenues; and

- statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

Forward-looking statements are made based on our beliefs as well as assumptions made by and information currently available to us.  Factors that could cause actual results to differ materially include, but are not limited to:

•	the Company’s successful implementation of new products and services (either generally or with specific key customers);
•	the Company’s ability to satisfy the contractual terms of key customer contracts;
•	the risk that we will not achieve the strategic benefits of the acquisition of Canadian Communications;
•
demand for the new products and services, the volume and timing of systems sales and installations, the length of sales cycles and the installation process and the possibility that our products will not achieve or sustain market acceptance;

•	unexpected changes in technologies and technological advances and ability to commercialize and manufacture products;
•	the timing, cost and success or failure of new product and service introductions, development and product upgrade releases;
•	the Company’s ability to successfully compete against competitors offering similar products and services;
•	the ability to obtain adequate financing in the future;
•	the Company’s ability to establish and maintain strategic relationships, including the risk that key customer contracts may be terminated before their full term;
•	general economic and business conditions;
•	errors or similar problems in our products, including product liabilities;
•	the outcome of any legal proceeding that has been or may be instituted against us and others and changes in, or failure to comply with, governmental regulations;
•	our ability to attract and retain qualified personnel;
•	maintaining our intellectual property rights and litigation involving intellectual property rights;
•	legislative, regulatory and economic developments;
•	risks related to third-party suppliers and our ability to obtain, use or successfully integrate third-party licensed technology;
•	breach of our security by third parties; and
•	those factors discussed in “Risk Factors” in our periodic filings with the Securities and Exchange Commission (the “SEC”).

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements.

Because these statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied.  We caution you not to put undue reliance on these statements, which speak only as of the date of this report.  Further, the information contained in this document or incorporated herein by reference is a statement of our present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions.

Unless otherwise required by applicable law, we do not undertake, and specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

DESCRIPTION OF BUSINESS

The following discussion should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the consolidated financial statements and related notes thereto included in this prospectus.

General

Business

Roomlinx, Inc. (“we,” “us”, “Roomlinx” or the “Company”) was formed in 1998 and is incorporated under the laws of the State of Nevada.  Our principal executive office is located at 11101 W 120th Avenue, Broomfield, CO 80021.  Our telephone number is (303) 544-1111 and our internet address is www.roomlinx.com.  Our common stock trades on the OTC Bulletin Board under the symbol “RMLX”.

Roomlinx is a leading provider of Interactive TV products and premium digital video on demand systems for hotels, resorts, and other properties, utilizing premium content and applications demanded by today’s traveler.

We focus our business on providing in-room media and entertainment solutions along with wired networking solutions and Wireless Fidelity networking solutions, also known as Wi-Fi, for high speed internet access to hotels, resorts, and time share properties.  As of August 20 , 2012 our current customer base consisted of approximately 247 hospitality properties representing approximately 42,650 hotel rooms served, in addition to approximately 1,300 residential and business customers.

Roomlinx’ wired and wireless networking solution offers easy to use access, providing instant and seamless connections for laptop users from anywhere throughout a property, including guest rooms, meeting rooms, back office and public areas, over a high-speed connection that is up to 300 times faster than a standard dial-up modem. Users on this network have access to home and corporate email accounts and Virtual Private Networks, also known as VPNs. These users have flexible billing options, choosing from any one of free service, flat rate, time-based usage or unlimited. In addition these users can expand the service to include value-added services such as wireless point of sale, maintenance, check-in and internet telephony services.

The Roomlinx in-room media and entertainment product (Interactive TV) provides premium applications for internet-based business and entertainment media to venues serving the visitor-based market such as hotels, resorts, and time share properties.  The media and entertainment offering includes a broad range of content and features to satisfy guests while maximizing revenue opportunities for the hotelier.  The solution includes movies, international and US television programming, music and news; games, local travel and concierge information; and business productivity tools that include desktop applications, conferencing and printing applications.

The Company generates revenue through:

1.	Ongoing connectivity service and support contracts
2.	Delivery of content and advertising
3.	Delivery of business and entertainment applications
4.	E-commerce
5.	The customization of its software for the in-room media product

Roomlinx provides residential and business customers telecommunication services including telephone, satellite television, and wired and wireless internet access. Telephone service is provided through traditional, analog “twisted pair” lines, as well as digital voice over internet protocol (“VoIP”)  Analog phone service is typically provided via an interconnection agreement with CenturyLink, Inc. (formerly Qwest Communications), which allows the Company to resell CenturyLink service through their wholesale and retail accounts with CenturyLink.  VoIP service is provided at properties where the Company maintains a broadband internet service to the end customer, allowing the Company to provide digital phone service (VoIP) over the same lines as their internet service.

Television service is typically provided via the Company’s agreements with DISH Network and DirecTV.  Most television service to customers is provided via a head-end distribution system, or an L-Band digital distribution system.   Television service is offered in high definition whenever possible.

Internet service is provided via both wired and wireless network design. The Company provisions and manages broadband access to the residential customers through both wholesale and resale methods.  Wholesale methods exist when the Company owns and controls the internet circuit and resale methods exist when the Company uses an affiliated third party to provide the internet circuit.

The Company generates revenue through:

●	Network design and installation services
●	Delivery of telephone service (billed monthly)
●	Delivery of Internet service (billed monthly)
●	Delivery of television service (billed by the satellite provider with monthly commissions paid to the Company)
●	Management fees for the management of affiliated communication systems

The highlights and business developments for the year ended December 31, 2011 include the following:

❖	Total revenues and gross profit increased 38%.
❖	Hospitality revenues increased 24%.
❖	Roomlinx installed their Interactive TV platform into its largest property to date – a 1,193 room Hyatt Regency hotel in New Orleans.
❖	Reached preliminary memorandum of understanding with ViaMedia Proprietary Limited to distribute iTV product within select nations throughout Africa and the Middle East.
❖	Successfully installed iTV in Canada.
❖	Developed two additional product tiers of Interactive TV; a “Mid” tier product called SmartTV and a “Lite” tier. The two additional products allow Roomlinx to market to all brand levels of hotels.
❖	Rolled out version 3.0 of the Roomlinx Interactive TV platform. Which included the following new features:
■ Interactive Program Guide (“click and go” guide)
■ Room service ordering
■ Searchable VOD Electronic Program Guide
■ Reader Board Integration
■ Meeting and Conventions advertising platform
■ Dynamic guest billing
■ Guest Service integration
■ HSIA and iTV portal integration
■ Rollerball remote control

Recent Financial Development

On May 4, 2012, Roomlinx entered into a Securities Purchase Agreement with certain investors, as amended by a First Amendment to Securities Purchase Agreement dated June 20, 2012, pursuant to which the investors purchased Units from Roomlinx for a purchase price of $2.50 per Unit.  Each Unit consisted of (x) one share of common stock of Roomlinx and (y) a warrant to purchase one-half share of common stock at an exercise price of $3.75 per share, subject to adjustment as provided in the warrant.  Roomlinx sold and issued an aggregate of 1,280,000 shares of common stock to the investors and issued warrants to the investors for the purchase of an aggregate of an additional 640,000 shares of common stock.  Roomlinx received aggregate gross proceeds of $3,200,000 from the investors in respect of the sale of Units.

Our Services

Currently we offer the following services to our customers:

❖	site-specific determination of needs and requirements;
❖	design and installation of the wireless or wired network;
❖	customized development, design and installation of a media and entertainment system;
❖	IP-based delivery of on-demand high-definition and standard-definition programming including Hollywood, Adult, and specialty content;
❖	delivery of free-to-guest television programming via satellite;
❖	delivery of an interactive (“click and go”) programming guide;
❖	full maintenance and support of the network and Interactive TV product;
❖	technical support to assist guests and hotel staff 24 hours a day, 7 days a week, 365 days a year; and
❖	delivery of an advertising and E-commerce platform through iTV.

The main services we currently offer are the installation and servicing of wired and wireless networks and the development and installation of our Interactive TV product for hotels.

Our strategy is to focus our resources on delivering a wide range of communication, information, advertising, and E-commerce services to the hospitality industry. In addition, we plan to aggressively penetrate the hotel, resort, and timeshare verticals through direct sales, channel sales agents, and acquisitions. The networks that we install can supply the hotel with all of the internet requirements to the hotel’s back office, guest rooms, restaurants, lobbies, convention centers, and meeting rooms over the internal local area network (LAN). Users access the Internet without any modification to their computer and can walk freely about the premises while still being connected to the network.

When we commence service to a new hotel property, we install hardware in the hotel and integrate that hardware into the hotel’s billing server. We give the client hotel property two options in acquiring our high-speed Internet services: the hotel can buy the system and pay us a monthly service fee to maintain technical support (usually on a per room per month basis), or the hotel can lease-to-own the system with a third party and pay us a monthly service fee. We also obtain fee income by enabling “meeting rooms” for our hotel customers.

We generally have the first right of refusal to provide all wireless services to the hotel as well as to provide value added services over the installed network. We believe that we will continue to increase sales and gross profits by offering Interactive TV product to our current wired and wireless internet customer base.  Roomlinx’ goal is to be the sole source solution for in-room technology, redefining how the hotel guests access traditional free-to-guest television, contemporary web content, premium, pre-release, and high-definition material, along with business tools and information specific to the property and their stay. We currently deliver this via our user-friendly, streamlined interface displayed on a sleek, flat-panel HD LCD television and powered by our Roomlinx media console.  We believe we have truly converged the television and personal computer into one offing in hotel rooms.

We believe that the potential market for our services is largely underserved, providing us with opportunities for additional growth. Subject to capital constraints, we intend to leverage the “Roomlinx” brand and distribution to offer a wider portfolio of products and services.

We seek to deepen penetration within our installed customer base and expand the breadth of our overall customer base by distinguishing our current and future offerings with value-added solutions through increased marketing activities.

Our Strategy

Our short term strategies include the following:

❖	We are seeking to grow the number of rooms installed with our Interactive TV product.
❖	We are seeking to make our Interactive TV product our core competency and focus on quality service and highly-profitable opportunities.
❖	We are seeking to grow the number of rooms under management. We can improve our margins through the recurring revenues that we receive from rooms under management.
❖	We are seeking to attain preferred vendor status or become a brand standard with premier hotel chains. Our hotel customers include many of the country’s most highly regarded hotel chains.
❖	We aspire to increase our advertising revenue by leveraging the iTV installations throughout the Hyatt portfolio.
❖	We plan to forge strong business partnerships with Fortune 500 companies that create operational efficiencies and product enhancements.
❖	We plan to increase our investor relations efforts.
❖	We are seeking to leverage our core competencies by expanding the markets we serve beyond the United States, Canada, Mexico and Aruba into the Middle-East, Africa, Central America and the Caribbean.
❖	We anticipate expanding the IP-based services and Interactive TV platform that we offer to include:
	●	Integration with new and ever increasing consumer web applications;
	●	Continued custom integration with the Hotel’s back office applications;
	●	Expanded IP-based advertising through the LCD television and laptop;
	●	Expanded IP-based E-Commerce through the LCD television and laptop; and
	●	Growth in our custom software development and professional services revenues.

❖	Through acquisition or organic growth we plan to:
	■	Increase our media and entertainment base of customers;
	■	Increase our high speed Internet base of customers;
	■	Continue to focus on increasing revenues in our Canadian and other foreign segments; and
	■	Offer additional synergistic technologies or services that allow us to sell more of our Interactive TV product.

Our longer term strategies include the following:

❖	We plan to offer our Interactive TV product to the consumer market;
❖	Expansion into the European and Asian hotel markets; and
❖	Expansion into additional vertical markets, such as healthcare and assisted living.

Ultimately, we plan to profile ourselves as our customers’ central communications, entertainment and media provider. However, we cannot assure our investors that we will be successful in attaining these goals or that we will not pursue other strategies when opportunities arise. Capital constraints and competition, among other factors, may preclude us from attaining our goals.

Sales and Marketing

Sales

As of August 20 , 2012 our direct sales force consisted of six persons and our channel sales program consisted of one master sales agent and over 30 sales agents.  While we will always require a small in-house team of direct sales representatives, we believe that if we are to grow the scale of our operations, it will be necessary for us to develop a channel sales program utilizing sales agents and re-sellers. As a result, our direct sales are supplemented by strategic alliances with communication marketing companies and communication providers. These organizations already have preferred access to customers, which may give us an advantage in the marketplace. These sales representatives are paid on a commission basis. We provide sales training and packaged marketing materials to our independent representatives in order to obtain optimum installation contracts.

There are four succinct areas of outsource marketing in the hospitality sector that we concentrate our sales efforts on:

❖
Hospitality Consultants - This group sells consulting services to hotel ownership and management groups.  For the most part, they have strong relationships with the aforementioned groups to provide consulting expertise.

❖
Independent Communication Sales Representatives, and Representative Organizations – this group sells communication products into the hotel industry.  Because they sell multiple lines of communication services to hotels, they have direct contact with the Information Systems director. These services save money for the hotels as well as providing them with additional income to the hotel, and as such they have good access to the decision-maker in this market.

❖
Wholesale Equipment Suppliers, Equipment Installers in the Hospitality Market - this group sells and installs central phone systems - also known as PBX systems - voice mail systems, property management systems and software related services directly into the hotel market. Since these services are directly related to both the income and marketing sides of the hospitality area, we believe that their access to this clientele is very good.

❖	The Hotel Interconnect Individual or Companies - this group handles the installation and the maintenance for the independent communications sales representative and interconnect companies.

Typically, at least one and often all four of the above groups interact with the hotel industry on a daily basis. This provides us with a valuable source of sales and marketing personnel with direct contact into the industry.

Marketing

We typically deploy a marketing mix consisting of grass roots marketing by joining industry specific affiliations such as HTNG (Hotel Technology Next Generation) and AHLA (American Hotel and Lodging Association) direct mail, internet direct response, print ads in periodicals aimed at hospitality industry, and tradeshow sponsorship and support.

Operations

We have built a foundation on which to achieve quality customer service and scalability. We have achieved this by building the internal infrastructure, partnerships, and quality controls to scale quickly and offer quality services within the following areas: system integration, system deployment, software development, project management, and technical support and service.

For our high speed wired and wireless offering we act as a system design, installer, and integrator that aggregates the products and services required to install wireless high-speed networks and deploys them through a delivery infrastructure that combines in-house technical and RF (radio frequency) experts with select system integrators in the customer’s area. After installation we seek to manage the network under a long-term contract.

For our proprietary Interactive TV platform and video-on-demand offering we control the development of the product in-house allowing us to have ultimate control of response time to customer requests for product customization and version updates.  For installation and support we utilize both certified partners and in-house personnel.  We use In-house personnel for project management and pro-active monitoring of our technical components in the field.

For our free-to-guest television programming we design and deploy these projects using in-house personnel, as well as third party certified companies.  We purchase satellite television programming from DirecTV and then resell to our hotel customers.  Ongoing service and support is provided using in-house resources and certified partners.  We use in-house personnel for project management and pro-active monitoring of our technical components in the field.

For our residential telecommunications offerings, we design and deploy these projects using in-house personnel, as well as occasionally outsourcing installation labor if needed.  Ongoing service and support is provided using in-house resources.  Television content and bandwidth provisioning is secured through 3rd party providers, such as DISH Network, DirecTV, and Qwest.

Competition

Wired and Wireless High-Speed Internet Offering

The market for our high-speed internet (“HSIA”) services has leveled off. Our competitors may use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services and offer similar services at a lower price. We expect that we will compete primarily on the basis of the functionality, breadth, quality and price of our services. Our current and potential competitors include.  Other wireless high-speed internet access providers, such as I-Bahn, Guest-Tek, AT&T, and LodgeNet.

Many of our existing and potential competitors may have greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies may have greater name recognition and more established relationships with our target customers.

Media and Entertainment

The competitors to our Interactive TV platform are in its infancy.  However, due to our traction we believe companies may try to duplicate our offering.    Because of the technical challenges, the cost to develop, and the inability to develop quickly, we do not believe the majority of our competitors will be able to duplicate our offering and bring to market quickly.

The market for free to guest services in the hospitality industry is strong, and we believe it will remain strong for the future due to the demand for HD content.   We continue to win customers by being a single source for all of a hotel’s telecommunication needs and offering our value added iTV platform.

Current competition consists of players offering portions of our offering, such as video on demand, internet access, and free-to-guest programming; these competitors include:

●	LodgeNet, SuiteLinq, KoolKonnect, NXTV, World Cinema, and Guest-Tek

Residential and Business Telecommunications

This market is served by multiple competitors, primarily the Incumbent Local Exchange Carriers (ILECs) (CenturyLink), the cable company (Comcast), and multiple small independent companies providing individual television, telephone, and internet services.  We believe we will continue to gain customers by distinguishing ourselves from our competitors by superior service and competitive pricing.  Sometimes we gain a competitive advantage because we are not an ILEC or large cable company, as many customers prefer a company who is not so large and cannot give customized attention to their individual needs.

Many of our existing and potential competitors may have greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies may have greater name recognition and more established relationships with our target customers.

Research and Development

We seek to continually enhance the features and performance of our existing products and services. In addition, we are continuing to evaluate new products to meet our customers’ expectations of ongoing innovation and enhancements.

Our ability to meet our customers’ expectations depends on a number of factors, including our ability to identify and respond to emerging technological trends in our target markets, develop and maintain competitive products, enhance our existing products by adding features and functionality that differentiate them from those of our competitors and offering products on a timely basis and at competitive prices. Consequently, we have made, and we intend to continue to make, investments in research and development.

Patents and Trademarks

We own the registered trademarks of “SuiteSpeed®”, “SmartRoom®” and “Roomlinx®”.  We also have proprietary processes and other trade secrets that we utilize in our business.

Number of Employees

As of August 20 , 2012, we had a total of 73 full-time personnel and 3 part-time personnel. None of our employees are covered by a collective bargaining agreement. We believe that our relations with our employees are good.

Environmental Matters

We believe that we are in compliance with all current federal and state environmental laws and currently have no costs associated with compliance with environmental laws or regulations.

Dependence On Key Customers and Suppliers

We are not dependent on any single customer or a few major customers for a material portion of our revenues, however, as a result of having signed the Master Services & Equipment Purchase Agreement with Hyatt Corporation (as described above), the Company anticipates this will change in the future.

The remote control devices required to utilize our services are currently supplied by a single supplier.  The content for our unlimited movie services is currently supplied by a single supplier.  Our set top boxes are currently supplied by a single supplier, although we are currently testing set top boxes from additional suppliers.  It would require some time in order for us to replace a supplier.  Therefore, in the event that the supply of any of these items from any of these suppliers was to be interrupted without sufficient notice, it would have a material adverse impact on us.

Legal Proceedings

The Company is in receipt of a District Court Civil Summons, dated May 29, 2012, In the matter of “CLC Networks, Inc. and Skada Capital, LLC v. Roomlinx, Inc.”, commenced in the District Court of Boulder County, Colorado (the “Action”).  The plaintiffs in the Action claim that the Company owes them certain unpaid sales commissions, including with respect to Hyatt Corporation in connection with that certain Master Services and Equipment Purchase Agreement, as described in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 13, 2012.  The Company believes the plaintiffs’ claims are without merit.  The Action is currently pending.

Other than the foregoing, no material legal proceedings to which the Company (or any officer or director of the Company, or any affiliate or owner of record or beneficially of more than five percent of the Common Stock, to management’s knowledge) is party to or to which the property of the Company is subject is pending, and no such material proceeding is known by management of the Company to be contemplated.

Description of Property

The Company leases office space, consisting of 10,499 square feet, at 11101 W 120th Avenue, Broomfield, CO 80021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Statements used in this prospectus, in filings by the Company with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or stockholder communications, or made orally with the approval of an authorized executive officer of the Company that utilize the words or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” or similar expressions speaking to anticipated actions, results or projections in the future speak only as of the date made, are based on certain assumptions and expectations which may or may not be valid or actually occur, and which involve various risks and uncertainties, such as those set forth under “Risk Factors”.  The Company cautions readers not to place undue reliance on any such statements and that the Company’s actual results for future periods could differ materially from those anticipated or projected.

Unless otherwise required by applicable law, the Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included as part of this prospectus or incorporated in our SEC filings.

Roomlinx, Inc., a Nevada corporation (“we,” “us” or the “Company”), provides four core products and services:

 In-room media and entertainment

Roomlinx provides a suite of in-room media and entertainment products and services for hotels, resorts, and time share properties.  Products and services included within our in-room media and entertainment offering include our proprietary Interactive TV platform (“iTV”) and on-demand movies.

The Company develops proprietary software and integrates hardware to facilitate the distribution of its Interactive TV platform.    With Roomlinx iTV guests will have access to a robust feature set through the HDTV such as:

●	Internet Apps including Netflix, Pandora, Hulu, YouTube, Facebook, and many more
●	International and U.S. television programming on demand
●	Click and Go TV program guide or Interactive Program Guide (dware)
●	Web Games
●	MP3 player and thumb drive access
●	Ability to send directions from the iTV system to a mobile device

Hotel guests can also easily order room service, interact with hotel associates, make restaurant reservations, edit and print documents as well as gain direct access to local dining, shopping, nightlife, cultural events or attractions all through a dynamic user interface on the TV.  The Interactive TV platform integrates the TV and Internet experience.

The Company provides proprietary software, a media console, which may include a DVD player, and numerous input jacks for the hotel guest, a proprietary wireless keyboard with built-in mouse, and a proprietary remote control with a built in mouse. The Company installs and supports these components.

The Company also supplies video-on-demand services to the hospitality industry.  Roomlinx offers a full selection of video-on-demand services and technology; including first non-theatrical release Hollywood motion pictures, adult, and specialty content.

Hotel customers sign long-term service agreements, where we provide the maintenance for the networks, as well as the right to provide value added services over the network.

The Company generates revenue through:

●	Ongoing connectivity service and support contracts
●	Network design and installation services
●	Delivery of content and advertising
●	Delivery of business and entertainment applications
●	E-commerce
●	The customization of its software
●	Software licensing
●	Delivery of pay-per-view content
●	Sale of video-on-demand systems

Free-To-Guest Television Programming.

Our hotel satellite television programming services provide for delivery and viewing of high definition and standard definition television programming for hotels, resorts, and time share properties.  The Company installs and provides services that address the entertainment and information needs of hotel guests and resort guests. We specialize in providing advanced high definition equipment for delivering digital television programming such as ESPN, HBO, Starz, and other specialty and local channels.

The Company generates revenue through:

●	The design and installation of FTG systems
●	Delivery of television programming fees and/or commissions

Customers typically pay a one-time fee for the installation of the equipment and then pay monthly programming fees for delivery of a specific TV channel lineup.

Wired Networking Solutions and Wireless Fidelity Networking Solutions.

We provide wired networking solutions and wireless fidelity networking solutions, also known as Wi-Fi, for high speed internet access at hotels, resorts, and timeshare locations. The Company installs and creates services that address the productivity and communications needs of hotel, resort, and timeshare guests. We specialize in providing advanced Wi-Fi wireless services such as the wireless standards known as 802.11a/b/g/n/i.

Hotel customers sign long-term service agreements, where we provide the maintenance for the networks, as well as the right to provide value added services over the network.

The Company generates revenue through:

●	Ongoing connectivity service and support contracts
●	Network design and installation services

Customers typically pay a one-time fee for the installation of the network and then pay monthly maintenance fees for the upkeep and support of the network.

Residential Media and Communications

We provide residential and business customers telecommunication services including telephone, satellite television, and wired and wireless internet access. Telephone service is provided through traditional, analog “twisted pair” lines, as well as digital voice over internet protocol (“VoIP”)  Analog phone service is typically provided via an interconnection agreement with CenturyLink, Inc. (formerly Qwest Communications), which allows the Company to resell CenturyLink service through their wholesale and retail accounts with CenturyLink.  VoIP service is provided at properties where the Company maintains a broadband internet service to the end customer, allowing the Company to provide digital phone service (VoIP) over the same lines as their internet service.

Television service is typically provided via the Company’s agreements with DISH Network and DirecTV.  Most television service to customers is provided via a head-end distribution system, or an L-Band digital distribution system.   Television service is offered in high definition whenever possible.

Internet service is provided via both wired and wireless network design. The Company provisions and manages broadband access to the residential customers through both wholesale and resale methods.  Wholesale methods exist when the Company owns and controls the internet circuit and resale methods exist when the Company uses an affiliated third party to provide the internet circuit.

The Company generates revenue through:

●	Network design and installation services
●	Delivery of telephone service (billed monthly)
●	Delivery of Internet service (billed monthly)
●	Delivery of television service (billed by the satellite provider with monthly commissions paid to the Company)
●	Management fees for the management of affiliated communication systems

Trends and Business Outlook
Our goal is to be the leading provider of in-room entertainment, programming, and internet connectivity to the hospitality industry.  Accordingly, we have developed a menu of product offerings that differentiate us from other market participants in terms of usability, technical innovation and breadth of offerings.  Organizationally, we are building the scale, capacity, and reach to respond to our customers’ needs quickly.  Over the past year we have taken significant steps towards these goals, and in the first quarter of 2012 we signed a master service agreement with Hyatt Corporation.  We anticipate installing up to 60,000 Hyatt hotel rooms through March 2014.  As a result, management’s focus has shifted to operations in order to execute on the Hyatt master service agreement.

Where and how people communicate and access content is continuously changing, and this change has been documented by hotels when reviewing their guests’ habits.   Hotel guests are accessing content from the internet or alternative mobile sources such as laptops and smartphones.  Our Interactive TV (“iTV”) platform was developed to embrace these changing habits and allow guests easy access to their content, work files, and the internet via the in-room flat panel LCD television screen.  The majority of our business growth is the result of our development of platforms that meet the hotel guests’ expectations for accessibility to content and the value that it brings to the hotel owner.  Guest usage rates of iTV are higher at our current hotel installations than with traditional systems.  Our objective is to monetize the greater usage by guests of our iTV services as we increase our base of installed hotel rooms.  Consequently, we are investing in sales and marketing and customer support capabilities.  In addition we will continue to invest in the development and enhancement of the iTV platform as a differentiation from competitors.

Although our results demonstrate the initial success of our efforts, general economic conditions and market uncertainty may negatively impact our financial results in future periods.  We anticipate that the rate of new orders may vary significantly from quarter to quarter.  In addition our ability to complete installations of our iTV system in a timely and efficient manner may be negatively impacted by our internal operating capabilities as we build the internal structure and capabilities necessary to meet customer demands.  Consequently, if anticipated sales and shipments in any quarter do not occur when expected, expenses and inventory levels could be disproportionately high, and our operating results for that quarter and future quarters may be adversely affected.  Further, given the lag between the incurrence of expenses in connection with sales “wins” and the resulting revenue stream, we anticipate that, while we will see organic growth that positions us for future profitability, our costs of sales and other operating expenses will exceed our revenues in the near term.  We have incurred operating losses since our inception and the financial resources available to us may not be sufficient to exploit all sales opportunities or to allow us to continue to adequately invest in the efforts described above.

Results of Operations

On March 12, 2012, Roomlinx and Hyatt Corporation entered into a Master Services and Equipment Purchase Agreement (hereinafter the “Hyatt MSA”) pursuant to which Roomlinx agreed to provide in-room media and entertainment solutions, including its proprietary Interactive TV (or iTV) platform, high speed internet, free-to-guest, on-demand programming and related support services, to Hyatt-owned, managed or franchised hotels that are located in the United States, Canada and the Caribbean.  Roomlinx’s iTV system may be provided in the “full option” (Interactive TV), the “mid option” (SmartTV) or the “lite option” (Video on Demand).

THREE MONTHS ENDED JUNE 30, 2012 COMPARED TO THREE MONTHS ENDED JUNE 30, 2011

Revenues for the three months ended June 30, 2012 and 2011 were $2,135,386 and $1,358,931 respectively, an increase of $776,455 or 57%, resulting primarily from installation revenue associated with the Hyatt MSA.

Hospitality

Hospitality revenue includes revenue from network and media system installations, support services, and recurring revenue from in-room media and entertainment services.  Hospitality revenue and associated direct costs were $1,904,531 and $1,888,967 for the three months ended June 30, 2012, and $1,121,785 and $774,687 for the comparable year earlier period.  The decline in hospitality margin to $15,564 from $347,098 reflects certain one-time costs associated with ramping up installation and support capabilities, including training costs, to meet demand and delivery schedules associated with the Hyatt MSA.

Our Hospitality segment includes hotel and meeting rooms in the following geographic segments: United States, Canada, and Other Foreign.  As of June 30, 2012 and 2011, Other Foreign included Mexico and Aruba.  The products offered under our hospitality segment include the installation of, and the support and service of, high-speed internet access, interactive TV services, free to guest programming, and on-demand programming, as well as advertising and e-commerce products.

United States: US hospitality revenue for the three months ended June 30, 2012 and 2011 was $1,714,511 and $833,302 respectively, an increase of $881,209 or 106%.  This increase is primarily due to increased installations, hardware sales, and recurring revenue streams of our media and entertainment products.

Canada: Canadian hospitality revenue for the three months ended June 30, 2012 and 2011was $146,379 and $239,704 respectively, a decrease of $93,325 or 39%.   This revenue is primarily variable as it is dependent on hotel guest purchases of video on demand films.

Other Foreign: Other foreign hospitality revenue for the three months ended June 30, 2012 and 2011 was $43,641 and $48,779, respectively, a decrease of $5,138 or 11%.

Residential

Our residential segment includes multi-dwelling unit and business customers in the United States.  The products offered include the installation of, and the support and service of, telephone, internet, and television services.

Residential revenue for the three months ended June 30, 2012 and 2011 was $230,855 and $237,146 respectively, and decrease of $6,291 or 3%.

Operational Expenses

Total operating expense for the three months ended June 30, 2012 and 2011 was $1,810,909 and $1,192,265 respectively; an increase of $618,644, or 52%.  This increase is primarily due to an increase of $607,755 in payroll, stock compensation, and related costs associated with hiring personnel to scale our operations for anticipated rapid growth of installation of our products pursuant to execution of the Hyatt MSA on March 12, 2012.

Our operations department expense increased $347,573 to $552,367 in the three months ended June 30, 2012 compared to the same period in 2011.  This increase is primarily due to an increase of $357,651 in payroll and related expenses related to increased staffing levels to support our commitments in regards to the Hyatt MSA.

Our product development department expense increased $158,021 to $315,853 in the three months ended June 30, 2012 compared to same period in 2011.  This increase is primarily due to an increase in payroll and related costs of $175,619, less a decrease of $10,887 in the cost of test equipment resulting from utilization of similar equipment at current hotel installations.

Our selling, general and administrative expenses increased $96,587 to $753,816 in the three months ended June 30, 2012 compared to the same period in 2011.  This increase is attributable to an increase in payroll and related costs of $74,485, and an increase in bad debt expense of $39,998.

Depreciation expense for the three months ended June 30, 2012 and 2011 was $188,873 and $172,410 respectively, an increase of $16,463 or 10%.

Our operating loss for the three months ended June 30, 2012 and 2011 was $1,738,978 and $760,744 respectively, an increase of $978,234 or 129%.  This increase is primarily attributable to personnel costs associated with the hiring of operational personnel to support the Hyatt MSA as more fully described under total operating expense.

Non-Operating

For the three months ended June 30, 2012 and 2011, our non-operating income was $83,257 and $75,515 respectively.  Non-operating income consists of interest income earned on lease receivables and foreign currency gains.  Our foreign currency gain was $3,365 and $7,878 for the three months ended June 30, 2012 and 2011, respectively.  This decrease is due to the fluctuations in the value of the foreign currency.

Our non-operating expenses for the three months ended June 30, 2012 and 2011 were $155,909 and $72,510 respectively, an increase of $83,399.  This increase is primarily attributable to an increase in interest expense of $34,748 consistent with the increase in our line of credit and an increase in financing costs of $50,333 associated with debt discount expense on warrants issued pursuant to draws against our line of credit.

For the three months ended June 30, 2012, we reported a net loss of $1,811,630, compared to a net loss of $757,739 for the three months ended June 30, 2011. As discussed above, increased personnel costs associated with the ramp up of personnel to support the Hyatt MSA was the primary factor that contributed to the increased net loss.

SIX MONTHS ENDED JUNE 30, 2012 COMPARED TO SIX MONTHS ENDED JUNE 30, 2011

Revenues for the six months ended June 30, 2012 and 2011 were $3,672,927 and $2,782,103 respectively, an increase of $890,824 or 32%, resulting from a 93% increase in installation revenues primarily related to the Hyatt MSA.

Hospitality

Hospitality revenue includes revenue from network and media system installations, support services, and recurring revenue from in-room media and entertainment services.  Hospitality revenue and associated direct costs were $3,203,158 and $2,943,911 for the six months ended June 30, 2012, and $2,321,817 and $1,581,801 for the comparable year earlier period.  The decline in hospitality margin to $259,247 from $740,016 reflects certain one-time costs associated with ramping up installation and support capabilities, including training costs, to meet demand and delivery schedules associated with the Hyatt MSA.

Our Hospitality segment includes hotel and meeting rooms in the following geographic segments: United States, Canada, and Other Foreign.  As of June 30, 2012 and 2011, Other Foreign included Mexico and Aruba.  The products offered under our hospitality segment include the installation of, and the support and service of, high-speed internet access, interactive TV services, free to guest programming, and on-demand programming, as well as advertising and e-commerce products.

United States: US hospitality revenue for the six months ended June 30, 2012 and 2011 was $2,820,642 and $1,719,673 respectively, an increase of $1,100,969 or 64%.  This increase is primarily due to increased installations, hardware sales, and recurring revenue streams of our media and entertainment products.

Canada: Canadian hospitality revenue for the six months ended June 30, 2012 and 2011 was $304,870 and $504,696 respectively, a decrease of $199,826 or 40%.  This revenue is primarily variable as it is dependent on hotel guest purchases of video on demand films.

Other Foreign: Other foreign hospitality revenue for the six months ended June 30, 2012 and 2011 was $77,646 and $97,448, respectively, a decrease of $19,802 or 20%.

Residential

Our residential segment includes multi-dwelling unit and business customers in the United States.  The products offered include the installation of, and the support and service of, telephone, internet, and television services.

Residential revenue for the six months ended June 30, 2012 and 2011 was $469,769 and $460,286 respectively, an increase of $9,483 or 2%.

Operational Expenses

Total operating expense for the six months ended June 30, 2012 and 2011 was $3,072,723 and $2,192,716 respectively; an increase of $880,007, or 40%.  This increase is primarily due to an increase of $818,228 in payroll, stock compensation, and related costs associated with hiring personnel to scale our operations for anticipated rapid growth of installation of our products pursuant to the then ongoing negotiation and signing of the Hyatt MSA on March 12, 2012.

Our operations department expense increased $554,358 to $991,130 in the six months ended June 30, 2012 compared to the same period in 2011.  This increase is primarily due to an increase of $514,415 in payroll and related expenses associated with increased staffing levels to support our commitments in regards to the Hyatt MSA.

Our product development department expense increased $203,027 to $576,586 in the six months ended June 30, 2012 compared to same period in 2011.  This increase is primarily due to an increase in payroll and related costs of $219,196, less a decrease of $23,916 in the cost of test equipment resulting from utilization of similar equipment at current hotel installations.

Our selling, general and administrative expenses increased $101,518 to $1,137,032 in the six months ended June 30, 2012 compared to the same period in 2011.  This increase is attributable to an increase of $53,617 in payroll and related costs; an increase of $35,709 in bad debt expense; and an increase of $18,920 in the cost of insurance.

Depreciation expense for the six months ended June 30, 2012 and 2011 was $367,975 and $346,871 respectively, an increase of $21,104 or 6%.

Our operating loss for the six months ended June 30, 2012 and 2011 was $2,683,629 and $1,299,165 respectively, an increase of $1,384,464 or 107%  This increase is primarily attributable to personnel costs associated with the hiring of operational personnel to support the Hyatt MSA as more fully described under total operating expense.

Non-Operating

For the six months ended June 30, 2012 and 2011, our non-operating income was $140,835 and $134,736 respectively.  Non-operating income is primarily attributable to $137,909 of interest income earned on lease receivables.  Our foreign currency gain was $2,926 and $2,521 for the six months ended June 30, 2012 and 2011, respectively, due to fluctuations in the value of the foreign currency.

Our non-operating expenses for the six months ended June 30, 2012 and 2011 were $294,071 and $132,488 respectively, an increase of $161,583.  This increase is primarily attributable to an increase in interest expense of $68,451 consistent with the increase in our line of credit and an increase in financing costs of $97,741 associated with debt discount expense on warrants issued pursuant to draws against our line of credit.

For the six months ended June 30, 2012, we reported a net loss of $2,836,865 compared to a net loss of $1,296,917 for the six months ended June 30, 2011. As discussed above, increased personnel costs associated with the ramp up of personnel to support the Hyatt MSA was the primary factor that contributed to the increased net loss.

FINANCIAL CONDITION

LIQUIDITY & CAPITAL RESOURCES

As of June 30, 2012 we had $2,861,965 in cash and cash equivalents.  That amount, in addition to the credit facility provided by Cenfin, LLC, is sufficient to fund operating activities, new product installations, and to continue investing in our new media and entertainment product through 2012.  Working capital at June 30, 2012 was $3,967,923, an increase of approximately $2.3 million compared to December 31, 2011. The increase primarily reflects the proceeds from the sale of equity.

We minimize borrowings under the credit facility by requiring customers to pay a 50% deposit prior to commencement of installation activities. In addition we obtained trade credit from suppliers for a significant portion of installation materials presently held in inventory.  Customer deposits and trade credit are significant sources of liquidity.   Should the Company be unable to obtain sufficient amounts of trade credit to finance inventory or should delays in installations result in payments under trade lines occurring sooner than deployment of the underlying inventory, borrowings under the credit facility will increase.

Operating Activities

Net cash used by operating activities was $1,766,022 and $181,539 for the six months ended June 30, 2012 and 2011, respectively.  The increase in cash used in operations of $1,584,483 was primarily attributable to the increase in net loss of $1,539,948.  Non-cash adjustments increased cash provided by operations by $162,986 while the fluctuation in changes in operating assets and liabilities decreased cash used in operations by $207,451.  This is primarily due to the timing of the customer’s acceptance of installations resulting in the expensing of inventory and the corresponding revenue recognition of deposits previously classified as deferred revenue.  Changes in significant recurring non-cash adjustments include stock based compensation and the amortization of debt discount.

Investing Activities

Net cash provided by investing activities was $315,278 for the six months ended June 30, 2012 compared to $324,209 used by investing activities during the same period in 2011.  The increase in cash provided by investing activities of $639,487 was primarily attributable to (i) an increase in 2011 cash receipts against leases receivable totaling $151,364, and (ii) a savings of $546,768 resulting from a reduction in equipment installation lease financing provided to customers in 2012 versus 2011.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2012 and 2011 were $3,955,812 and $791,998 respectively.  The increase in cash of $3,163,814 is primarily attributable to the sale of common stock as a result of the Company having entered into a Securities Purchase Agreement on May 4, 2012 with certain investors (collectively, the “Investors”), which resulted in proceeds of $2,993,311 after transaction costs, pursuant to which the Investors purchased Units from Roomlinx for a purchase price of $2.50 per Unit, defined as one share of common stock plus a warrant to purchase one-half share of common stock at an exercise price of $3.75.  See Note 7 for further details.  Additional financing activities included an increase in advances against the Company line of credit totaling $290,000 for the same six month period in 2011.

Contractual Obligations

We have operating and capital lease commitments, note payable commitments, and a line of credit commitment. The following table summarizes these commitments at June 30, 2012:

Twelve
months ended	Line of	Notes	Lease Obligations		Minimum
June 30,	Credit	Payable	Capital	Operating	Payments
2013	$-	$28,868	$38,618	$106,189	$173,675
2014	340,000	-	12,109	145,961	498,070
2015	124,000	-	13,210	151,210	288,420
2016	1,942,000	-	1,101	38,021	1,981,122
2017	2,770,000	-	-	-	2,770,000
	$5,176,000	$28,868	$65,038	$441,381	$5,711,287

Item 3. Quantitative and Qualitative Disclosures about Market Risk

We are exposed to risk from potential changes in the U.S./Canadian currency exchange rates as they relate to our services and purchases for our Canadian customers.

Foreign exchange gain / (loss)

Foreign currency translation resulted in a loss of $7,391 for the six months ended June 30, 2012 compared to a gain of $13,039 for the six months ended June 30, 2011. The amount of gain (loss) will vary based upon the volume of foreign currency denominated transactions and fluctuations in the value of the Canadian dollar vis-à-vis the US dollar.

Translation of Financial Results

Because we translate a portion of our financial results from Canadian dollars to U.S. dollars, fluctuations in the value of the Canadian dollar directly affect on our reported consolidated results.  We do not hedge against the possible impact of this risk.  A ten percent adverse change in the foreign currency exchange rate would not have a significant impact on our consolidated results of operations or financial position.

Off Balance Sheet Arrangements

We do not have any off-balance sheet guarantees, interest rate swap transactions or foreign currency contracts. We do not engage in trading activities involving non-exchange traded contracts.

Inflation

We believe that inflation has not had a material effect on our operations to date.

Critical Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discuss our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts and property and equipment valuation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Management believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.

The Company enters into contractual arrangements to provide multiple deliverables which may include some or all of the following - systems installations and a variety of services related to high speed internet access, free-to-guest programming, video on demand, and iTV as well as residential phone, internet and television.  Each of these elements must be identified and individually evaluated for separation. The term “element” is used interchangeably with the term “deliverable” and the Company considers the facts and circumstances as it relates to its performance obligations in the arrangement and includes product and service elements, a license or right to use an asset, and other obligations negotiated for and assumed in the agreement.  Analyzing an arrangement to identify all of the elements requires the use of judgment, however, once the deliverables have been identified, the Relative Fair Value of each Element was determined under the concept of Relative Selling Price (RSP) for which the Company applied the hierarchy of selling price under ASU Topic 650.

The effect of application of this standard may be to defer revenue recognition for installations across the service period of the contract and to re-allocate and/or defer revenue recognition across various service arrangements.

In order to promote the Interactive TV platform, Roomlinx has agreed to provide certain customers with direct sales-type lease financing to cover the cost of installation.  These transactions result in the recognition of revenue and associated costs in full upon the customer’s acceptance of the installation project and give rise to a lease receivable and unearned income.

We estimate the collectability of our trade receivables. A considerable amount of judgment is required in assessing the ultimate realization of these receivables, including analysis of historical collection rates and the current credit-worthiness of significant customers.

Inventory includes materials on-hand at our warehouses as well as the cost of hardware, software, and labor which has been incurred by us for installation at our customer’s property, but has not been accepted by the customer.

Since inception, we have accumulated substantial net operating loss carry forwards for tax purposes.  There are statutory limitations on our ability to realize any future benefit from these potential tax assets and we are uncertain as to whether we will ever utilize the tax loss carry forwards.  Accordingly, we have recorded a valuation allowance to offset the deferred tax asset.

The Company provides compensation costs for our stock option plans determined in accordance with the fair value based method to estimate the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provide for expense recognition over the service period, if any, of the stock option.

In connection with the sale of debt or equity instruments, we may sell options or warrants to purchase our common stock. In certain circumstances, these options or warrants may be classified as derivative liabilities, rather than as equity. Additionally, the debt or equity instruments may contain embedded derivative instruments, such as conversion options, which in certain circumstances may be required to be bifurcated from the associated host instrument and accounted for separately as a derivative instrument liability.

Recent Accounting Pronouncements

For information regarding other recent accounting pronouncements and their effect on the Company, see “Recent Accounting Pronouncements” in Note 2 of the Unaudited Notes to Condensed Consolidated Financial Statements contained herein.

MANAGEMENT

Recent Development

On August 17, 2012, Judson Just resigned as a member of the Board and as chairman of the Roomlinx audit committee.  On August 20, 2012, Roomlinx expanded the number of directors comprising the Board from three to four and appointed Carl R. Vertuca, Jr. and Erin L. Lydon to the Board.  Mr. Vertuca and Ms. Lydon were also appointed as members of the audit committee, with Mr. Vertuca serving as chair.  In connection with the appointment of Mr. Vertuca and Ms. Lydon, Jay Coppoletta resigned from the audit committee on August 20, 2012.  Mr. Coppoletta continues to serve as a member of the Board.

Executive Officers and Directors

The biographies of each of our current executive officers, directors and significant employees below contain information regarding the person’s positions with the Company, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and, for directors, the experiences, qualifications, attributes or skills that led to the conclusion that the person should serve as a director for the Company.

Name	Age	Position and Offices with the Company
Michael S. Wasik	43	Chief Executive Officer and Chairman of the Board of Directors
Anthony DiPaolo	53	Chief Financial Officer and Principal Accounting Officer
Jay Coppoletta	33	Director
Carl Vertuca, Jr.	65	Director
Erin Lydon	43	Director

Michael S. Wasik has served as the Company’s Chief Executive Officer and member of the Board of Directors since November 2, 2005, and as the Company’s Chief Financial Officer  from October 1, 2011 to July 23, 2012 .  Mr. Wasik joined the Roomlinx Executive Management team in August of 2005 after executing the merger of his company, SuiteSpeed, with Roomlinx.   During Mr. Wasik’s first three years as CEO, he successfully restructured Roomlinx’ balance sheet, eliminating debt and raising just under ten million in debt and equity financing.    He also took Roomlinx from a non-reporting, pink sheet company to a fully reporting company with the SEC currently trading on the OTC exchange.  Currently Mr. Wasik is responsible for leading Roomlinx, which includes the development and market penetration of Roomlinx’ newest product, Roomlinx Interactive TV.

Prior to the Roomlinx merger, Wasik was the CEO/Founder of SuiteSpeed Inc. a wireless Internet provider within the hospitality market.  Having launched SuiteSpeed in late 2002, Wasik was responsible for defining technology architecture, market direction, and the overall vision for this fast growing WiFi company. Wasik expanded the company’s geographical coverage from its Denver backyard to serving hotel chains and independents across the U.S.  Under his direction, SuiteSpeed was on Mercury’s top 100 fastest growing companies list for 2003 and 2004.

Wasik is also the Founder and Chairman of the Board of TRG Inc., an IT consulting company.  Having launched TRG in late 1997 with no outside funding, Mr. Wasik was responsible for the overall sales and marketing effort, and defined TRG’s overall vision. Under his leadership, the company achieved average growth of 300% per year, over the first four years with positive EBITDA.  Mr. Wasik expanded the company’s billable resources from 6 consultants in 1997 to 60 consultants in 2000 serving Fortune 500 corporations across the U.S.  Mr. Wasik has managed over 60 people in 4 offices throughout the United States.

Mr. Wasik was nominated for the 2005 Ernst and Young Entrepreneur of the Year award and currently sits on the Editorial Board for Hotel Executive publication.

Mr. Wasik’s day-to-day strategic leadership provides the Roomlinx Board of Directors with extensive knowledge of the Company’s operations.

Anthony DiPaolo has over 20 years of experience as a senior finance and accounting professional.  Most recently, from February 2007 through June 2012, Mr. DiPaolo was employed by Incentra Solutions (“Incentra”), a provider of information technology and storage management solutions to enterprises and managed services providers in North America and Europe.  Incentra was publicly traded through April 2009 when it became a private company.  Mr. DiPaolo was the Chief Financial Officer of Incentra through January 2010, when he was appointed President following Incentra’s divestiture of its value added resale business.  Incentra changed its name to Presilient in June 2010.  Mr. DiPaolo resigned from his position as President in August 2010 and remained an employee of Presilient through June 2012.  Mr. DiPaolo has a bachelor of science in accounting from the University of Denver and is a licensed certified public accountant in Colorado.

Jay Coppoletta is the Chief Legal Officer of PEAK6 Investments, L.P., a position he has held since February 2010.  PEAK6 Investments, L.P. is a Chicago based financial institution engaged in proprietary trading, asset management and retail brokerage services.  Prior to joining PEAK6, Mr. Coppoletta was an associate in the Chicago office of Sidley Austin LLP for over six years.  Sidley Austin LLP is an international law firm with over fifteen offices and 1,600 attorneys.  Mr. Coppoletta’s practice while at Sidley Austin LLP focused on mergers and acquisitions and counseling boards of directors of public companies.  Mr. Coppoletta is a member of the state bar of Illinois and graduated magna cum laude from the University of Michigan Law School, where he was a member of the Law Review, in 2003.  Mr. Coppoletta received a Bachelor of Arts summa cum laude from Loyola University Chicago in 2000.  Mr. Coppoletta provides the Roomlinx Board of Directors with experience in corporate governance matters and strategic transactions.

Carl R. Vertuca, Jr. previously served as the Executive Vice President of Finance, Administration and Corporate Development at the DII Group Inc. from March 1993 to April 2000.  Mr. Vertuca was instrumental in sale of the DII Group to Flextronics Holdings USA, Inc. in April 2000 for more than $4 billion.  Prior to the DII Group, Mr. Vertuca held various senior level management positions in manufacturing, engineering and finance at IBM Corporation and StorageTek Corporation.  In addition, Mr. Vertuca has served on multiple company boards and served as the chairman of the audit committee at both public and private companies.  Mr. Vertuca received his Associate of Science Degree in Mechanical Engineering, Bachelor of Science Degree in Business and a Master of Business Administration Degree from the University of Kentucky.

Erin L. Lydon is a Director at Marbles: The Brain Store, a national retailer based in Chicago.  Previously, she served as a Vice President at the JP Morgan Private Bank where she oversaw $400 million in assets.  Prior to joining JP Morgan, she was the Director of Development at Northwestern Memorial Foundation where she led fundraising initiatives for 17 community organizations comprised of 525 board members, representing Chicago's leading executives in legal, finance, medical and manufacturing professions. As the Foundation's youngest appointed director, she consulted and negotiated with hospital senior management, physicians and board leadership on philanthropic priorities and strategies.  Erin earned her Master of Business Administration Degree in Finance from the Kellogg School of Management at Northwestern University in 1999. She graduated cum laude from Bates College in 1992 with a Bachelor of Arts in English.  She has served on several non-profit committees including the Bates College Alumni Council.

Independence of Directors

The Board of Directors has determined that  Carl Vertuca, Jr., Erin Lydon  and Jay Coppoletta are “independent” as defined in NASDAQ Marketplace Rule 4200.

Involvement in Certain Legal Proceedings

In December 2008, Cardinal Communications, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code.  In addition, several of Cardinal’s real estate development subsidiaries filed bankruptcy as well.  Most of the subsidiaries filed under Chapter 7 and were liquidated.  Cardinal Communications, Inc.’s Plan of Reorganization was approved in May 2009.  Ed Garneau, our Chief Financial Officer through September 9, 2011, was the Chief Executive Officer and director of Cardinal Communications, Inc. from 2005 through the reorganization in 2009.  After the Plan of Reorganization was approved in 2009, Mr. Garneau left Cardinal to run Canadian Communications, LLC.  Although Cardinal was a publicly traded company for a number of years, it voluntarily, and in cooperation with the Securities and Exchange Commission, terminated its reporting status in April 2008, and was delisted and ceased trading as a public entity.

To our knowledge, except as discussed in the preceding paragraph, none of our directors or executive officers has during the past ten years (i) been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (ii) had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time; (iii) been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity; (iv) been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated; (v) been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or (vi) been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for awarded to or earned by (i) each individual serving as our chief executive officer during the fiscal year ended December 31, 2011 and (ii) each other individual that served as an executive officer at the conclusion of the fiscal year ended December 31, 2011 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year (collectively, the “named executive officers”).

Name and Principle Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Total ($)

Michael S. Wasik, CEO	2011	159,900	-	27,000	(3)	-		186,900

Michael S. Wasik, CEO	2010	150,000	-	-		9,634	(1)	159,634

Edouard Garneau, CFO(4)	2011	119,942	-	-		-		119,942

Edouard Garneau, CFO(4)	2010	37,500	-	-		167,693	(2)	205,193

Steven Skalski, COO	2011	23,538	-	-		91,288	(3)	114,826

(1)
In 2010 the following assumptions were used to determine the fair value of stock option awards granted: historical volatility of 128%, expected option life of 7.0 years and a risk-free interest rate of 3.29%. (Wasik)

(2)
In 2010 the following assumptions were used to determine the fair value of stock option awards granted: historical volatility of 135%, expected option life of 7.0 years and a risk-free interest rate of 1.90%. (Garneau)

(3)
In 2011 the following assumptions were used to determine the fair value of stock option awards granted: historical volatility of 132%, expected option life of 7.0 years and a risk-free interest rate of 1.41%.

(4)	Mr. Garneau joined Roomlinx on October 1, 2010 and his employment ended on September 9, 2011.

Executive Employment Arrangements

On June 5, 2009, the Company entered into an Employment Agreement with Mr. Michael S. Wasik, our Chief Executive Officer and Chairman of the Board of Directors, replacing a prior employment agreement that had expired (the “CEO Employment Agreement”).  Pursuant to the CEO Employment Agreement, Mr. Wasik continues to serve as our Chief Executive Officer for a starting base salary of $150,000 per year. In addition, Mr. Wasik is eligible for payment of a bonus based on his performance, as, when and in an amount determined by the Compensation Committee and/or the Board of Directors.  Assuming the achievement of all relevant performance criteria and established milestones, Mr. Wasik will have a target annual bonus of at least 100% of his base salary plus an incentive stock option to purchase 50,000 shares of our Common Stock.

The CEO Employment Agreement may be terminated at any time by either the Company or Mr. Wasik; provided, however, that in the event Mr. Wasik terminates for “Good Reason” or the Company terminates without “Cause”, each as defined in the Employment Agreement, then Mr. Wasik shall, on the fulfillment of certain conditions, be entitled to severance compensation equal to twelve (12) months’ salary.

Further to the CEO Employment Agreement and in consideration of services already performed, on June 5, 2009, Mr. Wasik was granted a stock option under our Long-Term Incentive Plan to purchase 100,000 shares of our Common Stock at an exercise price equal to $3.30 per share, vesting fifty percent (50%) on each of June 5, 2010 and June 5, 2011.

On October 1, 2010, the Company entered into a one year Employment Agreement (the “Garneau Employment Agreement”) with Mr. Garneau to serve as Chief Financial Officer, the terms of which included a base annual compensation of $150,000 and a performance based discretionary bonus plan administered by the Compensation Committee and/or Board of Directors.  In addition and further to the Garneau Employment Agreement and as an inducement to acceptance of an offer of employment, pursuant to Roomlinx’s standard stock option award agreement, Mr. Garneau was granted options to purchase 40,000 shares of Roomlinx Common Stock at an exercise price equal to $4.50 per share, the last publicly reported sales price of a share of Roomlinx Common Stock on the Effective Date, vesting equally over a three year period.

Effective September 9, 2011 Mr. Garneau and the Company executed a separation agreement and related thereto and pursuant to the options to purchase 40,000 shares of Roomlinx Common Stock, the Board of Directors modified the vesting period from three years to vest as of the separation agreement effective date and extend the exercise period on such options from three years to seven years.  In accordance with the accelerated vesting of the options, an additional $139,744 in compensation expense was recorded in September 2011.

Outstanding Equity Awards At Fiscal Year-End (Fiscal Year-End December 31, 2011)

		Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael S.
Wasik	10,000	-	-	2.60	08/10/12	-	-	-	-

Michael S.
Wasik	100,000	-	-	2.00	11/20/13	-	-	-	-

Michael S.
Wasik	100,000	-	-	3.30	06/05/16	-	-	-	-

Michael S.
Wasik	3,378	2,252	-	3.10	04/12/17	-	-	-	-

Edouard
Garneau	40,000	-	-	3.75	11/17/17	-	-	-	-

Steven
Skalski	30,000	30,000	-	3.30	11/09/18	-	-	-	-

Director Compensation Table – Fiscal Year-End December 31, 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Michael Wasik	-	-	-	-
Judson Just	-	37,500	-	37,500
Jay Coppoletta	-	37,500	-	37,500

(1)
The amounts shown in this column represent the annual restricted stock unit grants for 2011, which are not expected to be continued in 2012. The amounts shown are valued based on the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock and Class A Preferred Stock

The following tables set forth certain information regarding the beneficial ownership of our common stock and preferred stock as of August 20 , 2012, by (i) each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock or preferred stock; (ii) each of our directors and executive officers; and (iii) all of our directors and executive officers as a group. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person under options or warrants exercisable within 60 days of August 20 , 2012 are deemed beneficially owned by such person and are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

COMMON AND CLASS A PREFERRED STOCK

COMMON AND CLASS A PREFERRED STOCK

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned	Number of Shares of Class A Preferred Stock Beneficially Owned	Percent of Class A Preferred Stock Beneficially Owned

Michael S. Wasik(1)	493,252	7.5%	0	*

Anthony DiPaolo(2)	0	0	0	*

Jay Coppoletta	18,127	*	0	*

Carl Vertuca, Jr.	0	0	0	*

Erin Lydon	0	0	0	*

Jennifer Just(3) c/o Roomlinx, Inc. 11101 W 120th Avenue Broomfield, CO 80021	2,317,081	31.8%	0	*

Matthew Hulsizer(4) c/o Roomlinx, Inc. 11101 W 120th Avenue Broomfield, CO 80021	2,315,581	31.8%	0	*

Verition Multi-Strategy Master Fund Ltd. (5) c/o Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands	693,393	10.8%	0	*

All executive officers and directors ( 5 persons)	511,379	7.7%	0	*

* less than 1%

(1)
Includes (i) 291,100 outstanding shares owned by Mr. Wasik, (ii) options to purchase 100,000 shares at $2.00 per share which expire on November 20, 2013, (iii) options to purchase 100,000 shares at $3.30 per share which expire on June 5, 2016, and (iv) options to purchase 2,252 share at $3.10 per share which expire on April 12, 2017.  Does not include (i) options to purchase 1,126 shares at $3.10 per share which vest on April 12, 2013 and expire on April 12, 2017, (ii) options to purchase 117,500 shares at $4.00 per share which vest equally on March 14, 2013, 2014 and 2015, subject to certain performance metrics determined by the Board of Directors relating to the rollout of Roomlinx’s iTV system in Hyatt hotel rooms and (iii) options to purchase 23,600 shares at $2.89 per share which vest equally on June 6, 2013, 2014 and 2015, and expire on June 6, 2019.

(2)	Does not include options to purchase 30,000 shares at $2.38 per share which vest ratably on August 15, 2013, 2014 and 2015 and expire on April 12, 2017

(3)
Includes (i) 976,140 shares of Common Stock jointly owned with Matthew Hulsizer (ii) 42,441 shares of Common Stock owned by the Just Descendant Trust, (iii) 424,000 shares of Common Stock owned by Cenfin LLC, an affiliate of Jennifer Just, (iv) warrants owned by Cenfin LLC expiring at various dates between March 16, 2015 and October 31, 2014 to purchase 870,000 shares of Common Stock at $2.00 per share, and (v) 4,500 shares held as Custodian for the benefit of her children.

(4)
Includes (i) 976,140 shares of Common Stock jointly owned with Jennifer Just, (ii) 42,441 shares of Common Stock owned by the Hulsizer Descendant Trust, (iii) 424,000 shares of Common Stock owned by Cenfin LLC, an affiliate of Jennifer Just, (iv) warrants owned by Cenfin LLC expiring at various dates between March 16, 2015 and October 31, 2014 to purchase 870,000 shares of Common Stock at $2.00 per share, and (v) 3,000 shares held as Custodian for the benefit of his child.

(5)
Includes (i) 410,518 shares owned by Verition Multi Strategy Master Fund Ltd. (the “Fund”), (ii)164,695 shares owned by Wilmot Advisors LLC, and (iii) 53,180 shares owned by Ricky Soloman, (iv) warrants owned by Verition expiring on May 3, 2015 to purchase 50,000 shares of common stock at $3.75 per share, and (v) warrants owned by Ricky Soloman expiring on May 3, 2015 to purchase 15,000 shares of common stock at $3.75 per share.  Verition serves as the investment manager to the Fund, and in such capacity may be deemed to have voting and dispositive power over the shares held for the Fund.  Nicholas Maounis is the managing partner of Verition and Ricky Soloman is the managing partner of Wilmot.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 31, 2008, the Company sold and issued an aggregate of 1,000 shares of Series C Preferred Stock (“Series C Stock”) at a purchase price of $2,500 per share (or an aggregate of $2,500,000) to Matthew Hulsizer, Jennifer Just and certain affiliated trusts (the “Series C Investors”).  Jennifer Just is the sister of Judson Just, who was  a d irector of the Company  on July 31, 2008 but resigned on August 17, 2012 .  The Series C Stock accrued dividends at an annual rate of 6% per year, payable quarterly, either in cash or, at the Company’s election, shares of the Common Stock.  Pursuant to the Series C Preferred Stock Purchase Agreement, the Investors also received (i) Series C-1 Warrants to purchase an aggregate of 200 shares of Series C Stock, at an initial exercise price of $4,000 per share of Series C Stock, and (ii) Series C-2 Warrants to purchase an aggregate of 200 shares of Series C Stock, at an initial exercise price of $6,000 per share of Series C Stock, each expiring on the third anniversary of their date of issuance.

On March 10, 2009, upon the filing of a Certificate of Amendment to the Company’s Articles of Incorporation increasing the number of authorized shares of the Company’s Common Stock and pursuant to the terms of the Series C Stock Purchase Agreement, (i) all 1,000 shares of Series C Stock were converted into an aggregate of 1,000,000 shares of Common Stock, (ii) the Series C-1 Warrants were no longer exercisable for Series C Stock but instead became exercisable for an aggregate of 200,000 shares of Common Stock at an initial exercise price of $4.00 per share and (iii) the Series C-2 Warrants were no longer exercisable for Series C Stock but instead became exercisable for an aggregate of 200,000 shares of Common Stock at an initial exercise price of $6.00 per share.

On March 31, 2009, the Company’s Board of Directors approved the issuance of 61,022 shares of common stock with a fair value of $91,532 for the payment of previously accrued dividends on Series C Preferred Stock.  The shares were issued on April 2, 2009.

On June 5, 2009, the Company entered into a Revolving Credit, Security and Warrant Purchase Agreement (the “Credit Agreement”) with Cenfin LLC, a Delaware limited liability company (“Cenfin”).  Cenfin is an affiliate of Jennifer Just and Matthew Hulsizer, joint owners, together with certain affiliated trusts, of in excess of 20% of our Common Stock.  Jennifer Just is the sister of Judson Just, a former  Director of the Company who resigned from the Board on August 17, 2012 .  Pursuant to the Credit Agreement, Cenfin agreed to make revolving loans to Roomlinx from time to time in a maximum outstanding amount of $5,000,000 and pursuant to which, upon the making of each such Revolving Loan, Roomlinx agreed to issue to Cenfin a Revolving Credit Note evidencing such Revolving Loan and a Warrant to purchase a number of shares of Roomlinx Common Stock equal to 50% of the principal amount funded in respect of such Revolving Loan divided by $2.00 per share.  Each Revolving Credit Note bears interest at a rate of 9% per annum and matures on the fifth anniversary of its issuance. Each Warrant is exercisable for a three year period from its issuance at an initial exercise price of $2.00 per share. On June 14, 2009, 85,000 warrants were granted by Roomlinx to Cenfin pursuant to the Credit Agreement.  The Credit Agreement was approved by a majority of the members of the Company’s Board of directors, excluding Judson Just.

As of September 30, 2009, the Company was in default under the Credit Agreement as a result of the Company’s failure to obtain duly executed account control agreements with respect to its primary depositary and disbursement accounts as required by the Credit Agreement.  On November 10, 2009, Cenfin waived such default and the Company and Cenfin amended the Credit Agreement to delete that requirement from the Credit Agreement on a going-forward basis.  At December 31, 2009, $464,000 of borrowings were outstanding under the Credit Agreement.

On December 17, 2009, 31,000 warrants were granted by Roomlinx to Cenfin pursuant to the Credit Agreement.  Such warrants were issued at an exercise price of $2.00 per share, vested immediately and expire three years from the date of issuance.

On March 10, 2010, the Company and Cenfin executed an amendment (the “Amendment”) to the Credit Agreement.  Pursuant to the Amendment, the Revolving Credit Commitment under the Credit Agreement was increased from $5,000,000 to $25,000,000 and the permitted Use of Proceeds was expanded to include certain capital expenditures.  The remaining terms of the Credit Agreement were not amended.  The Amendment was approved by a majority of the Company’s Board of directors, excluding Judson Just who recused himself as a result of his relationship to Cenfin .

On April 27, 2010, Cenfin exercised the 116,000 warrants previously granted to it, purchasing 116,000 shares of the Company’s Common Stock at a price of $2.00 per share.

On July 30, 2010, with effect as of July 15, 2010, the Company and Cenfin LLC entered into a Second Amendment to Revolving Credit, Security and Warrant Purchase Agreement (the “Amendment”).  The Amendment changed (1) the interest rate under the Credit Agreement to the Federal Funds Rate plus 5% and (2) the strike price of warrants issued in connection with any draws of the line of credit after the first $5,000,000 of borrowings after July 15, 2010 to the fair market value of the Company’s common stock on the date of such draw.

On August 2, 2010, warrants to purchase 170,500 shares were granted to Cenfin LLC pursuant to the terms of the Credit Agreement (as amended on March 10, 2010 and July 15, 2010).  Such warrants were issued at an exercise price of $2.00 per share, vesting immediately and expiring three years from the date of issuance.

On August 18, 2010, Roomlinx issued and sold (i) 87,500 shares of its Common Stock to Verition Multi-Strategy Master Fund Ltd., (ii) 67,500 shares of its Common Stock to Wilmot Advisors LLC, (iii) 27,500 shares of its Common Stock to Arceus Partnership, (iv) 2,500 shares of its Common Stock to Ted Hagan and (v) 2,500 shares of its Common Stock to Josh Goldstein.  These issuances were at a price of $4.00 per share for an aggregate purchase price of $750,000.

On August 30, 2010, Cenfin LLC exercised the 170,500 warrants granted to it on August 2, 2010 at $2.00 per share, for an aggregate of $341,000.

On September 30, 2010, warrants to purchase 75,000 shares were granted to Cenfin LLC pursuant to the terms of the Credit Agreement (as amended on March 10, 2010 and July 15, 2010).  Such warrants were issued at an exercise price of $2.00 per share, vesting immediately and expiring three years from the date of issuance.

On October 1, 2010, Cenfin LLC exercised the 75,000 warrants granted to it on September 30, 2010 at an exercise price of $2.00 per share, for an aggregate of $150,000.

On October 1, 2010, Roomlinx, Inc. acquired 100% of the membership interests of Canadian Communications, LLC for aggregate consideration of $500,000 in cash and the issuance of 270,000 shares of Roomlinx’s common stock, of which 79,000 are being held back as security for the sellers’ indemnification obligations.  At the sellers’ direction, and in consideration of releases of indebtedness and other obligations owed by Canadian, on October 1, 2010, Roomlinx issued (i) 48,000 shares of its Common Stock to Peyton Communications, LLC, (ii) 162,000 shares of its Common Stock to Thunderbird Management Limited Partnership, (iii) 18,000 shares of its Common Stock to AEJM Enterprises Limited Partnership, and (v) 42,000 shares of its Common Stock to Garneau Alliance, LLC.

On December 20, 2010, warrants to purchase 62,500 shares were granted to Cenfin LLC pursuant to the terms of the Credit Agreement (as amended on March 10, 2010 and July 15, 2010).  Such warrants were issued at an exercise price of $2.00 per share, vesting immediately and expiring three years from the date of issuance.

Effective July 25, 2011, Roomlinx executed a consulting arrangement for marketing services with TRG, Inc., an entity owned by the CEO and Chairman of Roomlinx.  As of December 31, 2011, Roomlinx had paid TRG $14,535 for services performed in accordance with said arrangement.  Prior to entry into this Agreement, management briefed the Audit Committee and the Audit Committee determined that the amount expected to be paid was less than the cost of acquiring these services from another as qualified individual.
On March 14, 2012, in connection with the Master Services & Equipment Purchase Agreement between the Company and Hyatt Corporation, the Board of Directors approved the grant of an aggregate of 500,000 options to purchase shares of common stock, pursuant to Roomlinx’s Long-Term Incentive Plan, to employees and/or contractors of Roomlinx including the grant of 117,500 options to Michael S. Wasik and the grant of 10,000 to Steve Skalski.  Such options were issued at an exercise of $4.00 per share, vest on the anniversary of the grant date ratably over a 3 year period subject to certain performance metrics determined by the board of directors, and expire 7 years from the grant date.

On March 16, 2012, Roomlinx granted 125,000 warrants to Cenfin LLC, pursuant to the clauses outlined in the Credit Agreement dated June 5, 2009, as amended.  Such warrants were issued at an exercise price of $2.00 per share and vest immediately; the warrants expire 3 years from the date of issuance.

On May 4, 2012, the Company sold 40,000 shares of the Comp an y’s common stock and 20,000 warrants to Judson Just, who was  a director of the Company, on May 4, 2012 but resigned on August 17, 2012 and Donna Just, pursuant to the Securities Purchase Agreement dated as of such date.  Such shares and warrants are being registered pursuant to this registration statement.

There have been no transactions, or series of similar transactions, during 2007, 2008, 2009, 2010, 2011 or 2012, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeded or is expected to exceed the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years and in which any director of our company, any executive officer of our company, any stockholder owning of record or beneficially 5% or more of our common stock, or any member of the immediate family of any of the foregoing persons, had, or will have, a direct or indirect material interest (a “Related Person Transaction”), except as otherwise disclosed above.

The Company’s policy with regards to Related Person Transactions requires that where a transaction has been identified as a related person transaction, the Audit Committee (but only non-interested members) must approve or ratify it. Management must present to such non-interested members of the Audit Committee a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify Related Person Transactions, the Company relies on information supplied by its executive officers and Directors. In the event a Director has an interest in the proposed transaction, the Director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related person transaction, the non-interested members of the Audit Committee look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as determined by them in the good faith exercise of their discretion.

The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

●	the size of the transaction and the amount payable to a related person;
●	the nature of the interest of the related person in the transaction;
●	whether the transaction may involve a conflict of interest, risk or cost;
●	the terms of the transaction;
●	the impact on a Director’s independence in the event the related person is a director, immediate family member of a Director or an entity with which a Director is affiliated; and
●	whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

Executive officer or director compensation which has been approved by the Compensation Committee of the Board of Directors is not considered a Related Party Transaction.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock trades on the OTC Bulletin Board under the symbol “RMLX”. On August 22 , 2012, the last sales price of our Common Stock as reported by the OTC Bulletin Board was $ 3.0 0 per share.

The following table sets forth for the periods indicated the high and low daily closing prices of our common stock for the period from January 1, 2009 through March 31, 2012 as reported by the OTC Bulletin Board.  The prices below have been adjusted to reflect the 1-for-100 reverse split of our Common Stock that was effective on July 29, 2010.

	LOW	HIGH
2nd Quarter 2012, ended 6/30/12	$2.15	$3.50
1st Quarter 2012, ended 3/31/12	$2.60	$4.80
4th Quarter 2011, ended 12/31/11	$3.60	$2.55
3rd Quarter 2011, ended 9/30/11	$5.00	$2.07
2nd Quarter 2011, ended 6/30/11	$2.55	$1.75
1st Quarter 2011, ended 3/31/11	$3.00	$0.70
4th Quarter 2010, ended 12/31/10	$4.20	$2.75
3rd Quarter 2010, ended 9/30/10	$5.00	$2.50
2nd Quarter 2010, ended 6/30/10	$5.30	$2.55
1st Quarter 2010, ended 3/31/10	$2.70	$1.22
4th Quarter 2009, ended 12/31/09	$3.00	$1.80
3rd Quarter 2009, ended 9/30/09	$3.20	$2.10
2nd Quarter 2009, ended 6/30/09	$4.50	$1.22
1st Quarter 2009, ended 3/31/09	$2.00	$0.80

As of August 20 , 2012 there were 6,405,413 shares of Common Stock issued and outstanding, of which 3,975,371 shares were held by non-affiliates of the Company.

As of August 20 , 2012, (i) 1,837,541 shares of our common stock were subject to issuance under outstanding options or warrants currently exercisable for the purchase of, or securities currently convertible into, our Common Stock and (ii) 606 ,343 shares of our common stock were subject to issuance under outstanding options or warrants not yet exercisable for the purchase of, or securities not yet convertible into, our Common stock.

Holders

The number of record holders of our common stock as of August 20 , 2012 was approximately 158 based on information received from our transfer agent.  This amount excludes an indeterminate number of stockholders whose shares are held in “street” or “nominee” name.

Dividends

We have not paid any dividends on our common stock since our inception.  There are no restrictions currently in effect which preclude us from declaring dividends. However, dividends may not be paid on the Common Stock while there are unpaid dividends on the Class A Preferred Stock, which bears a 9% cumulative dividend.  As of June 30 , 2012, unpaid Class A Preferred Stock dividends aggregated $ 178,680 .  It is our current intention to retain any earnings in the foreseeable future to finance the growth and development of our business and not pay dividends on the Common Stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, we will receive the applicable exercise price upon the issuance of Warrant Shares in the event that any Warrants are properly exercised.   If all such Warrants are properly exercised in full by payment of cash, the total proceeds we would receive are $2,400,000.  We expect to use the proceeds, if any, that we receive from the exercise of Warrants for general working capital purposes.

SELLING STOCKHOLDERS

The selling stockholders identified on the table below (the “Selling Stockholders”) are offering on a resale basis a total of up to 1,920,000 shares of our common stock, including 1,280,000 shares of our issued and outstanding common stock and 640,000 shares issuable upon the exercise of outstanding warrants.  We will not receive any proceeds from the sale of these shares by the selling stockholders.  We would receive gross proceeds in the approximate amount of $2,400,000 assuming the exercise of all the warrants in full by payment of cash.  To the extent any of these warrants are so exercised, we intend to use the proceeds for general working capital.

For purposes of the table below, beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission, and includes voting and investment power with respect to shares. Each selling stockholder’s percentage of ownership in the following table is based on 5,118,877 shares of common stock issued and outstanding as of May 3, 2012 and 6,405,413 shares of common stock issued and outstanding after this offering is completed.  Shares of common stock subject to warrants and options currently exercisable or exercisable within 60 days from August 20 , 2012 are deemed outstanding for computing the percentage ownership of the person holding the warrants and/or options, but are not deemed outstanding for computing the percentage of any other person.

Shares listed under the column “Shares Offered by this Prospectus” represent the number of shares that may be sold by the selling stockholders pursuant to this prospectus. Pursuant to Rule 416 of the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with such shares because of any stock split, stock dividend, or similar transaction which results in an increase in the number of outstanding shares of our common stock.

The information under the heading “Shares Beneficially Owned After the Offering” assumes the selling stockholder sells all of its shares covered hereby to unaffiliated third parties, that the selling stockholders will acquire no additional shares of our common stock prior to the completion of this offering, and that any other shares of our common stock beneficially owned by the selling stockholders will continue to be beneficially owned. The selling stockholders may dispose of all, part or none of their shares offered by this prospectus.

The Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act since the date on which they provided to us the information regarding their shares of common stock.

All costs, expenses and fees in connection with the registration of the shares being offered hereby will be borne by the Selling Stockholders.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the Selling Stockholders.

	Shares Beneficially		Number of Shares		Shares Beneficially
	Owned Prior		to be Sold in this		Owned After
	to this Offering		Offering		this Offering
Selling Stockholder	Number	Percent	Stock Shares	Warrant Shares	Number	Percent
Iroquois Master Fund Ltd. (1)	-	0.00%	20,000	10,000	30,000	0.47%
Cranshire Capital Master Fund, Ltd. (2)	-	0.00%	20,000	10,000	30,000	0.47%
Burguete Investment Partnership, LP (3)	-	0.00%	150,000	75,000	225,000	3.47%
Robert J. Evans	-	0.00%	40,000	20,000	60,000	0.93%
Heller Family Foundation (4)	-	0.00%	100,000	50,000	150,000	2.32%
Inductive Capital, LP (5)	-	0.00%	160,000	80,000	240,000	3.70%
E Terry Skone TTEE E Terry Skone Rev TR u/a dtd 11/30/05 (6)	-	0.00%	15,000	7,500	22,500	0.35%
Robert G. Allison	-	0.00%	20,000	10,000	30,000	0.47%
Gary A. Bergren	-	0.00%	15,000	7,500	22,500	0.35%
Dennis D. Gonyea	-	0.00%	15,000	7,500	22,500	0.35%
Alice Ann Corporation (7)	-	0.00%	20,000	10,000	30,000	0.47%
Reiss Capital Management (8)	-	0.00%	60,000	30,000	90,000	1.40%
Straus Partners, L.P. (9)	-	0.00%	140,000	70,000	210,000	3.24%
Michael Solomon	-	0.00%	60,000	30,000	90,000	1.40%
Ricky David Solomon	187,875	0.00%	30,000	15,000	232,875	3.63%
Keith A. Goodman	-	0.00%	20,000	10,000	30,000	0.47%
Verition Multi Strategy Master Fund Ltd (10)	375,518	6.10%	100,000	50,000	525,518	8.14%
Margate Partners (11)	-	0.00%	20,000	10,000	30,000	0.47%
Judson & Donna Just	37,727	0.74%	40,000	20,000	97,727	1.52%
Michael Townely	-	0.00%	6,000	3,000	9,000	0.14%
Kevin P. Harris	-	0.00%	32,250	16,125	48,375	0.75%
John L. Flood	-	0.00%	32,250	16,125	48,375	0.75%
William F. Harfiel	-	0.00%	32,250	16,125	48,375	0.75%
Bradley W. Baker	-	0.00%	32,250	16,125	48,375	0.75%
Patricia S. Bartholomew TTEE Patricia S Bartholomew Rev Tr UA Dtd 7-17-1998 (12)	-	0.00%	20,000	10,000	30,000	0.47%
Rikemann, LLC (13)	-	0.00%	40,000	20,000	60,000	0.93%
Alan L. Talesnick	-	0.00%	40,000	20,000	60,000	0.93%
	601,120	11.74%	1,280,000	640,000	2,521,120	39.11%

(1)	Voting and dispositive power over such shares is held by Joshua Silverman.

(2)	Voting and dispositive power over such shares is held by Keith A. Goodman.

(3)	Voting and dispositive power over such shares is held by James J. Tiampo.

(4)	Voting and dispositive power over such shares is held by Ronald Heller.

(5)	Voting and dispositive power over such shares is held by William Burnham.

(6)	Voting and dispositive power over such shares is held by Richard Perkins, Jr.

(7)	Voting and dispositive power over such shares is held by Richard Perkins, Jr.

(8)	Voting and dispositive power over such shares is held by Richard Reiss, Jr.

(9)	Voting and dispositive power over such shares is held by Melville Straus.

(10)	Voting and dispositive power over such shares is held by Nicholas Maounis.

(11)	Voting and dispositive power over such shares is held by Andrew Perry.

(12)	Voting and dispositive power over such shares is held by Patricia S. Bartholomew.

(13)	Voting and dispositive power over such shares is held by William Scott Reichenberg and Neil Andrew Littman.

Verition Multi Strategy Master Fund Ltd. beneficially owns in excess of 5% of the issued and outstanding shares of the Company’s common stock.  Judson Just serve d as a director of the Company until his resignation on August 17, 2012 .  Other than the foregoing, none of the selling stockholders has held any position, office or material relationship with the Company in the past three years.

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered by this prospectus on behalf of the Selling Stockholders.  As used in this prospectus, “Selling Stockholder” includes donees, pledges, transferees and other successors in interest selling shares received from a Selling Stockholder after the date of this prospectus, whether as a gift, pledge, partnership distribution or other form of transfer.  All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by the Selling Stockholders.  Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the Selling Stockholders.

Sales of shares of common stock offered hereby may be affected by the Selling Stockholders from time to time in one or more types of transactions (which may include block transactions):

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may affect sales of shares of common stock offered hereby at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at privately negotiated prices.  Any of these transactions may or may not involve brokers or dealers.  Any such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchaser(s) of shares of common stock for whom those broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).  The Selling Stockholders have advised us that the Selling Stockholders have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there any underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock by the Selling Stockholders.  In the event a Selling Stockholders engages a broker-dealer or other person to sell the shares offered hereby, the names of such agents and the compensation arrangements will be disclosed in a post-effective amendment to the Registration Statement to which this prospectus relates, which must be filed prior to any such sales.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholder under this prospectus. The Selling Stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities, which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  The Selling Stockholders reserve the right to accept and, together with his agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

The Selling Stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

A selling stockholder that is a broker-dealer is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act in connection with the sale of shares offered hereby.  A selling stockholder that is not a broker-dealer that acts in connection with the sale of the shares offered hereby might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any commissions received by deemed “underwriters” within the meaning of Section 2(11) of the Securities Act and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.  No Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer, except as indicated in the notes to the table of Selling Stockholders above under “Selling Stockholders”.  Each Selling Stockholder who is a broker-dealer or an affiliate of a broker-dealer has certified to us that it acquired the securities subject to this prospectus and the registration statement of which it forms a part, in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities, such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised each Selling Stockholder that it may not use shares covered under this prospectus and the registration statement of which it forms a part, to cover short sales of common stock made prior to the date on which the registration statement shall have been declared effective by the Securities and Exchange Commission.  If a Selling Stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under the registration statement.

In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

The offering being conducted pursuant to this prospectus will terminate on the date on which (i) all of the issued and outstanding shares of our common stock being offered hereby have been sold hereunder and (ii) all of the Warrants expire and/or have been exercised in full for shares of our common stock and such shares have been sold hereunder.

Penny Stock Rules

You should note that our common stock is a penny stock covered by Rules 15g-1 through 15g-6 and 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. Under those Rules, a “penny stock” is generally defined to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Those Rules impose additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The Rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the Rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the Rules require that prior to a transaction in a penny stock not otherwise exempt from these Rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these Rules. Consequently, these Rules may affect the ability of broker-dealers to trade our shares of our common stock. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock and may also affect your ability to resell your shares of common stock due to broker-dealer reluctance to undertake the above described regulatory burdens.

Shares Eligible for Future Sale

Assuming the issuance of all of the shares covered by this prospectus that are issuable upon exercise of warrants, there will be 7,045,413 shares of our common stock issued and outstanding.  In addition, there will be (i) 906,550 shares issuable upon exercise of additional outstanding warrants to purchase our common stock, (ii)  324,648 shares issuable upon the exercise of outstanding vested options to purchase our common stock, and (iii) 606 ,343 shares issuable upon the exercise of outstanding options to purchase our common stock which have not yet vested. The shares purchased in this offering will be freely tradable without registration or other restriction under the Securities Act, except for any shares purchased by an “affiliate” of our Company (as defined under the Securities Act).

Our currently outstanding shares of common stock that were issued in reliance upon the “private placement” exemptions under the Securities Act are deemed “restricted securities” within the meaning of Rule 144 under the Securities Act.  Restricted securities may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

In general, under Rule 144, any person (or persons whose shares are aggregated) including persons deemed to be affiliates, whose restricted securities have been fully paid for and held for at least six months from the later of the date of issuance by us or acquisition from an affiliate, may sell such securities in broker’s transactions or directly to market makers, provided, in the case of sales by an affiliate, that the number of shares sold in any three-month period may not exceed the greater of one percent of the then-outstanding shares of our common stock or the average weekly trading volume of our shares of common stock in the over-the-counter market during the four calendar weeks preceding the sale.  Sales under Rule 144 are also subject to the availability of current public information about our Company and, with respect to affiliates, certain notice requirements.  After one year has elapsed from the later of the issuance of restricted securities by us or their acquisition from an affiliate, such securities may be sold without limitation by persons who are not affiliates under the rule.

We are unable to predict with certainty the effect which sales of the shares of common stock offered by this prospectus might have upon our ability to raise additional capital.  Nevertheless, it is possible that the resale of shares offered hereby could adversely affect the trading price of our common stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $.001 per share (“Common Stock”), and 5,000,000 shares of preferred stock, par value $.20 per share (“Preferred Stock”), of which 720,000 shares have been designated as “Class A Preferred Stock”.  As of the close of business on June 30 , 2012, there were 6,402,136 shares of Common Stock and 720,000 shares of Class A Preferred Stock issued and outstanding.  In addition, there were (i) 976,550 shares of Common Stock issuable upon exercise of outstanding Warrants to purchase our Common Stock, (ii) 342,648 shares of Common Stock issuable upon the exercise of outstanding vested Options to purchase our Common Stock, and (iii) 616,575 shares of Common Stock issuable upon the exercise of outstanding Options to purchase our Common Stock which have not yet vested.  Both the Common Stock and Class A Preferred Stock are registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  A description follows:

Common Stock

Voting Rights.  A Holder of Common Stock is entitled to one vote per share of Common Stock on all matters submitted for action by the stockholders.  A quorum for the transaction of business at any meeting of the holders of Common Stock is the majority of the votes of all shares issued and outstanding. All shares of Common Stock are equal to each  other  with  respect  to the  election  of  directors; therefore,  the holders of more than 50% of the outstanding Common Stock present at a  meeting  at which a quorum is  present  and at which  directors  are being elected  can, if they choose to do so,  elect all of the  directors.  Thus, the holders of as little as 25.01% of the outstanding Common Stock could elect directors.  The terms of directors are not staggered.  Directors are elected annually to serve until the next annual meeting of stockholders and until their successor is elected and qualified.  Stockholders do not have rights to cumulate their votes in the election of directors under our bylaws or applicable provisions of the Private Corporations Law of the State of Nevada.

Dividends.  The holders of common stock have the right to receive dividends, when and if declared, by our Board of Directors out of funds legally available therefor. We have not paid any cash dividends on our common stock since our inception.  There are no restrictions currently in effect which preclude us from declaring dividends, with the exception that dividends may not be paid on Common Stock while there are unpaid dividends on the Class A Preferred Stock, which bears a 9% cumulative dividend.  As of June 30 , 2012, unpaid Class A Preferred Stock dividends aggregated $ 178,680 .  It is our current intention to retain any earnings in the foreseeable future to finance the growth and development of our business and not pay dividends on the Common Stock.

Liquidation. If we liquidate, holders of our Common Stock would share ratably in any assets available for distribution to stockholders after payment of all our obligations.

Other. Holders of our Common Stock are not entitled to any preemptive or subscription rights. All issued and outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

Under our Articles of Incorporation, the board of directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the Preferred Stock, and to issue the Preferred Stock in one or more series as designated by the board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the Preferred Stock of any other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of the common stock.

Currently, the shares of Preferred Stock we have outstanding are 720,000 shares of Class A Preferred Stock.

Class A Preferred Stock

Dividends.  Dividends are payable on outstanding shares of Class A Preferred Stock at the rate of 9% per annum, payable in either cash or additional shares of Class A Preferred Stock, at the option of the Company.  As of June 30 , 2012, unpaid Class A Preferred Stock dividends aggregated $ 178,680 .

Redemption.  Shares of Class A Preferred Stock may be redeemed at the election of the Company at any time and from time to time in whole or in part by paying $0.20 per share plus all unpaid dividends, but only after 30-days prior written notice.

Voting and Other Rights.  Shares of Class A Preferred Stock carry preferential liquidation rights at $0.20 per share plus all accrued but unpaid dividends, but do not have voting rights or a sinking fund for redemption.

Warrants

As of August 20 , 2012, we had warrants outstanding exercisable for the purchase of an aggregate of 1,546,550 shares of our Common Stock (“Warrant Shares”).  The registration statement of which this prospectus forms a part covers the registration of 640,000 Warrant Shares.  The warrants may be exercised for the following aggregate number of Warrant Shares and have the following exercise prices per share and expiration dates:

Number of Shares of Common Stock for which Warrants Exercisable	Exercise Price per Share	Expiration Date
3,750	$6.00	11/22/2012
32,800	$4.50	11/17/2015
65,000	$2.00	3/1/2014
50,000	$2.00	4/24/2014
62,500	$2.00	6/12/2014
30,000	$2.00	7/27/2014
150,000	$2.00	8/8/2014
112,500	$2.00	9/12/2014
150,000	$2.00	10/30/2014
125,000	$2.00	1/17/2015
125,000	$2.00	3/16/2015
640,000	$3.75	5/3/2015

Antitakeover Effects of Provisions of Nevada Law and Our Articles of Incorporation

Provisions of Nevada law and our Articles of Incorporation could discourage takeover attempts. These include the following:

Nevada Business Combination Law.  Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board of Directors approves the combination in advance.  For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation.  The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.  The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our Company from doing so if it cannot obtain the approval of our Board of Directors.

Our Right to Issue Preferred Stock. Our Articles of Incorporation grants our Board of Directors authority to, without any action by our stockholders, issue preferred stock with voting rights or preferences that could prevent or discourage unsolicited takeover attempts.

Nevada Control Share Law.  We are not now subject to Nevada’s control share law.  However, in the future we may become subject to it.  A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation. The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more.  The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.  The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders.  The control share law contemplates that voting rights will be considered only once by the other stockholders.  Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.  If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder’s shares.  Nevada’s control share law may have the effect of discouraging takeovers of the Company.

INTEREST OF NAMED EXPERTS AND COUNSEL

As of August 20 , 2012, Westerman Ball Ederer Miller & Sharfstein, LLP, our outside legal counsel, owned 20,000 shares of our Common Stock.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Nevada Private Corporations Law generally provides that a corporation is empowered to indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving, at the request of the corporation, in any of such capacities of another corporation or other enterprise, if such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under Nevada law, a director or officer may not be indemnified where his act or failure to act constitutes a breach of his or her fiduciary duty and such breach involved intentional misconduct, fraud, or a knowing violation of law. This statute describes in detail the right of corporations such as our Company to indemnify any such person.

Our Articles of Incorporation and our By-laws provide generally for mandatory indemnification of our directors and officers to the fullest extent permitted under the Nevada Private Corporations Law if they have been successful in the defense of any claim asserted against them, and permissive indemnification for any claim asserted against them if it appears they acted in good faith and in a manner not opposed to the best interests of the Company. We are also permitted to indemnify all other persons whom we requested to act on behalf of the Company in the same manner. Our By-Laws permit us to advance expenses on behalf of any person, including officers and directors, with regard to any action or proceeding, provided that we receive an undertaking to repay all such advances if it is determined that such person was not entitled to be indemnified by us.  Additionally, we have entered into individual Indemnification Agreements with each of our directors and officers to implement with more specificity the indemnification provisions provided by the Company’s By-Laws and provide, among other things, that to the fullest extent permitted by applicable law, the Company will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Company, as the case may be. The Indemnification Agreements also contain detailed provisions concerning expense advancement and reimbursement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of that issue.

ABOUT THIS PROSPECTUS

This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful.  This prospectus is part of a registration statement that we filed with the SEC.  The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about our company and the securities offered under this prospectus.  That registration statement can be read at the SEC’s website or offices indicated under the section of this prospectus entitled “Where You Can Find More Information.”  We have not authorized anyone else to provide you with different information or additional information.  You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Federal securities law requires us to file information with the SEC concerning our business and operations. Accordingly, we file annual, quarterly, and special reports and other information with the SEC. You may read and copy any of this material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may receive information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding companies that, like us, file information electronically with the SEC.  Upon written request delivered to Roomlinx, Inc., Attn:  Michael S. Wasik, CEO, 11101 W 120th Avenue, Broomfield, CO 80021, we will send to any security holder a copy of our annual report, complete with audited financial statements, at no charge to the security holder.

VALIDITY OF COMMON STOCK

Legal matters in connection with the validity of the shares offered by this prospectus will be passed upon by Westerman Ball Ederer Miller & Sharfstein, LLP, of Uniondale, New York.

TRANSFER AGENT

The current transfer agent for the shares of our Common Stock is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2011 and 2010, and for the years then ended, included in this Prospectus and Registration Statement, have been included herein in reliance on the reports of StarkSchenkein, LLP, independent registered certified public accounting firm, given on the authority of that firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On April 24, 2012, we dismissed StarkSchenkein LLP (“Stark”) as our independent registered public accounting firm.

The decision to terminate Stark was recommended and approved by the Audit Committee of the Board of Directors of the Company.

Stark’s audit report on the financial statements of the Company as of and for the two most recent years ended December 31, 2011 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

During our two most recent fiscal years (ended December 31, 2010 and December 31, 2011) and for the interim period of January 1, 2012 through April 24, 2012, there were no disagreements with Stark on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of Stark, would have caused Stark to make reference to the subject matter of the disagreement(s) in connection with its report.

During our two most recent fiscal years and any subsequent interim period preceding the dismissal of Stark, there have been no reportable events of the type required to be disclosed by Item 304(a)(1)(v) of Regulation S-K.

On April 30, 2012, the Audit Committee formally engaged GHP Horwath, P.C. (“GHP Horwath”) to be the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2012.  During the fiscal years ended December 31, 2011 and 2010, and during the interim period from January 1, 2012 through April 30, 2012, neither the Company nor anyone on its behalf consulted with GHP Horwath in regards to our financial statements with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that was rendered on our financial statements or the type of audit opinion that might be rendered on our financial statements; or (iii) any other matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

INCORPORATION BY REFERENCE

We maintain an internet site at http://www.roomlinx.com which contains information concerning our Company. The information contained on our internet site is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders and Board of Directors
Roomlinx, Inc.

We have audited the accompanying consolidated balance sheets of Roomlinx, Inc., as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roomlinx, Inc., as of December 31, 2011 and 2010, and the results of its consolidated operations, and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Denver, Colorado
March 30, 2012

3600 South Yosemite Street | Suite 600 | Denver, CO 80237 | P: 303.694.6700 | TF: 888.766.3985 | F: 303.694.6761 | www.starkcpas.com
An Independent Member of BKR International

Roomlinx, Inc.
CONSOLIDATED BALANCE SHEETS
December 31,

	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$361,228	$314,368
Accounts receivable, net	889,657	853,000
Leases receivable, current portion	994,728	617,741
Prepaid and other current assets	192,221	135,422
Inventory	1,244,072	892,501
Total current assets	3,681,906	2,813,032

Property and equipment, net	2,145,831	2,665,565
Leases receivable, non-current	2,697,696	1,751,308
Total assets	$8,525,433	$7,229,905

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,072,307	$956,408
Accrued interest	22,417	9,927
Capital lease, current portion	5,479	10,361
Notes payable, current portion	57,703	66,581
Unearned Income	608,439	435,781
Deferred revenue	611,572	136,530
Total current liabilities	2,377,917	1,615,588

Capital lease, non-current	-	5,479
Notes payable, non-current	1,582	59,286
Line of credit, net of discount	3,025,223	1,195,938

Total liabilities	5,404,722	2,876,291

Stockholders’ equity:
Preferred stock - $0.20 par value, 5,000,000 shares authorized: Class A - 720,000 shares authorized, issued and outstanding	144,000	144,000
Common stock - $0.001 par value, 200,000,000 shares authorized: 5,118,877 and 4,958,913 shares issued and outstanding, respectively	5,119	4,959
Additional paid-in capital	33,102,512	31,672,378
Accumulated (deficit)	(30,185,925)	(27,533,736)
Accumulated other comprehensive income	(8,802)	-
	3,056,904	4,287,601
Non-controlling interest	63,807	66,013
Total stockholders’ equity	3,120,711	4,353,614
Total liabilities and stockholders’ equity	$8,525,433	$7,229,905

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended December 31, 2011 and 2010

	2011	2010

Revenues:
Hospitality	$5,281,608	$4,264,889
Residential	942,317	230,307
Total	6,223,925	4,495,196

Cost of goods sold
Hospitality	4,119,520	3,297,252
Residential	637,552	132,449
Total	4,757,072	3,429,701
Gross profit	1,466,853	1,065,495

Operating expenses:
Operations	925,293	724,887
Product development	725,993	414,098
General and administrative	1,819,610	1,517,795
Depreciation	695,817	250,670
	4,166,713	2,907,450
Operating (loss)	(2,699,860)	(1,841,955)

Non-operating income (expense):
Interest (expense)	(164,727)	(62,682)
Financing (expense)	(175,345)	(33,842)
Foreign currency gain (loss)	(13,593)	(3,861)
Interest income	254,155	102,229
Forgiveness of Debt	144,810	-
Gain on acquisition of Canadian Communications, LLC	-	556,927
Other income (expense)	165	14,180
	45,465	572,951

(Loss) before non-controlling interest and income taxes	(2,654,395)	(1,269,004)

Non-controlling interest	2,206	106
Provision for income taxes	-	-

Net (loss)	(2,652,189)	(1,268,898)

Other comprehensive income:
Currency translation (loss)	(2,017)	-

Net comprehensive (loss)	$(2,654,206)	$(1,268,898)

Net (loss) per common share:
Basic and diluted	$(0.52)	$(0.29)

Weighted average shares outstanding:
Basic and diluted	5,072,157	4,347,265

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
CONSOLIDATED STATEMETS OF CASH FLOWS
for the years ended December 31, 2011 and 2010

	2011	2010

Net (loss)	$2,652,189	$1,268,898

Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation	695,817	250,670
Debt Discount	175,345	33,842
Common stock, warrants, and options issued as compensation	479,234	281,871
Gain on acquisiton of Canadian Communications, LLC	-	(556,927)
Forgiveness of debt	(144,810)	-
Provision for uncollectable accounts	43,813	30,972
Change in operating assets and liabilities:
Accounts receivable	(80,470)	(147,564)
Prepaid and other current assets	(56,799)	(33,238)
Inventory	(351,571)	(250,363)
Accounts payable and accrued expenses	260,709	44,367
Accrued interest	12,490	6,490
Unearned Income	172,658	70,604
Deferred revenue	475,042	(76,276)
Total Adjustments	1,681,458	(345,552)

Net cash (used in) operating activities:	(970,731)	(1,614,450)

Cash Flows from investing activities:
Leases receivable	(2,046,356)	(1,763,799)
Payments received on leases receivable	722,982	186,586
Net cash paid on acquisiton of Canadian Communications, LLC	-	(461,639)
Purchase of property and equipment	(174,677)	(366,369)

Net cash (used in) investing activities:	(1,498,051)	(2,405,221)

Cash flows from financing activities:
Proceeds from the sale of common stock and exercise of warrants	125,000	2,473,000
Proceeds from the line of credit	2,480,000	1,232,000
Payments on capital leases	(10,361)	(9,615)
Payments on notes payable	(66,582)	(17,426)

Net cash provided by financing activities	2,528,057	3,677,959

Effects of foreign currency translation	(12,415)	-

Net increase (decrease) in cash and equivalents	46,860	(341,712)

Cash and equivalents at the beginning of year	314,368	656,080

Cash and equivalents at the end of year	361,228	314,368

Supplemental Cash Flow Information:
Cash paid for interest	$152,237	$56,192
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Common stock issued in the acquisition of Canadian Communications, LLC	$-	$1,215,000
Debt discount on line of credit advances	$826,060	$-

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2011 and 2010
								Accumulated
	Preferred Stock A		Common Stock		Additional			Other	Total
	Number of		Number of		Paid - in	Non-Contolling	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Interest	(Deficit)	Income	Equity (Deficit)
Balances, January 1, 2010	720,000	$144,000	3,871,903	$3,872	$27,169,689	$-	$(26,264,838)	$-	$1,052,723

Adjustment for rounding in reverse stock split	-	-	157	-	-	-	-	-	-
Shares issued for interest at $2.00 per share	-	-	361,500	361	722,639	-	-	-	723,000
Shares issued for interest at $4.00 per share	-	-	437,500	438	1,749,563	-	-	-	1,750,000
Shares issued for acquisition of Canadian Communications, LLC	-	-	270,000	270	1,214,730	-	-	-	1,215,000
Minority interest	-	-	-	-	-	66,119	-	-	66,119
Cashless warrant exercises	-	-	17,853	18	(18)	-	-	-	-
Warrants issued at $2.00 per share	-	-	-	-	533,904	-	-	-	533,904
Warrants issued at $4.50 per share	-	-	-	-	106,671	-	-	-	106,671
Share-based compensation	-	-	-	-	175,200	-	-	-	175,200
Net loss	-	-	-	-	-	(106)	(1,268,898)	-	(1,269,004)
Balances, December 31, 2010	720,000	144,000	4,958,913	4,959	31,672,378	66,013	(27,533,736)	-	4,353,613

Exercise of Warrants at $2.00 per share	-	-	62,500	63	124,937	-	-	-	125,000
Shares Issued for compensation at $2.00 per share	-	-	30,000	30	59,970	-	-	-	60,000
Shares issued for compensation at $1.80 per share	-	-	62,010	62	111,552	-	-	-	111,614
Shares issued for compensation at $2.75 per share	-	-	5,454	5	14,995	-	-	-	15,000
Warrants issued at $2.00 per share	-	-	-	-	826,060	-	-	-	826,060
Accumulated Other Comprehensive Income	-	-	-	-	-	-	-	(8,802)	(8,802)
Share-based compensation - amortization of deferred compensation	-	-	-	-	292,620	-	-	-	292,620
Net loss	-	-	-	-	-	(2,206)	(2,652,189)	-	(2,654,395)
Balances, December 31, 2011	720,000	$144,000	5,118,877	$5,119	$33,102,512	$63,807	$(30,185,925)	$(8,802)	$3,120,711

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
Notes to Consolidated Financial Statements
December 31, 2011 and 2010

1.     Organization and Nature of Business

Description of Business:    Roomlinx, Inc. (the “Company”) is incorporated under the laws of the state of Nevada.  The Company sells, installs, and services in-room media and entertainment solutions for hotels, resorts, and time share properties; including its proprietary Interactive TV platform, internet, and free to guest and on demand programming.  Roomlinx also sells, installs and services telephone, internet, and television services for residential consumers.  The Company develops software and integrates hardware to facilitate the distribution of Hollywood, adult, and specialty content, business applications, national and local advertising, and concierge services.  The Company also sells, installs and services hardware for wired networking solutions and wireless fidelity networking solutions, also known as Wi-Fi, for high-speed internet access to hotels, resorts, and time share locations. The Company installs and creates services that address the productivity and communications needs of hotel, resort and time share guests, as well as residential consumers. The Company may utilize third party contractors to install such hardware and software.

Basis of Consolidation:    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Cardinal Hospitality, Ltd. and its 50% owned subsidiary Arista Communications, LLC.  All intercompany accounts and transactions have been eliminated in consolidation.

Direct Subsidiaries of Roomlinx, Inc.	% of Ownership	Date Acquired
Cardinal Hospitality, Ltd.	100%	10/1/2010
Arista Communications, LLC	50%	10/1/2010

2.    Overview and Summary of Significant Accounting Policies

Non-Controlling Interest:  The Company has adopted standards that govern the accounting for, and reporting of, non-controlling interests in partially-owned consolidated subsidiaries.  Specifically, the guidance requires that:  (a) non-controlling (previously referred to as minority) interest be reported as a component of members’ equity; (b) net income attributable to the parent and to the non-controlling interest be separately identified in the consolidated statement of operations; (c) changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions; (d) any retained non-controlling equity investment upon the deconsolidation of the subsidiary be initially measured at fair value; and (e) sufficient disclosures are provided that clearly identify and distinguish between the interest of the parent and the interest of the non-controlling owners.

We allocate earnings and losses of the subsidiary to the non-controlling interest based on its ownership percentage.  Loss attributable to the non-controlling interest was $2,206 in 2011 and $106 in 2010.  Equity attributable to the non-controlling interest of $63,807 and $66,013 is included as a separate component of equity as of December 31, 2011 and 2010, respectively.

Foreign Operations:    The Company operates in the United States of America, Mexico, Aruba, and Canada.  As with all types of international business operations, currency fluctuations, exchange controls, restrictions on foreign investment, changes to tax regimes, and political action could impact the Company’s financial condition or results of operations.

Foreign Currency Translation:    The US Dollar is the functional currency of the Company. Assets and liabilities denominated in foreign currencies are re-measured into US Dollars and the resulting gains and (losses) are included in the consolidated statement of operations as a component of other income (expense).

Per Share Amounts:    The Company computes earnings per share by dividing net income (loss) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. Dilutive common stock equivalents consist of shares issuable upon the exercise of the Company’s stock options and warrants.  Potentially dilutive securities, purchase stock options and warrants, are excluded from the calculation when their inclusion would be anti-dilutive, such as periods when a net loss is reported or when the exercise price of the instrument exceeds the fair market value.

Stock Option Plans:    The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model and provide for expense recognition over the service period, if any, of the stock option.

Use of Estimates:    The preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments:    The Company discloses fair value information about financial instruments based on a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2011.

The respective carrying value of certain on-balance-sheet financial instruments approximately their fair values.  These financial instruments include cash and cash equivalents, accounts receivable, leases receivable, accounts payable and accrued liabilities.  Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair value, or they are receivable or payable on demand.

Cash and Cash Equivalents:    The Company considers cash in banks, deposits in transit, and highly-liquid debt instruments purchased with original maturities of three months or less to be cash and cash equivalents.

The Company maintains cash balances that may exceed federally insured limits.  The Company believes that the financial strength of the depositing institution mitigates the underlying risk of loss.  These concentrations of credit risk have not had a significant impact on the Company’s financial position or results of operations.

Accounts Receivable:    Accounts receivables are uncollateralized customer obligations due under normal trade terms requiring payment within 30 days from the invoice date. Accounts receivable are stated at the amount billed to the customer. Accounts receivable in excess of 30 days old are considered delinquent.  Outstanding customer invoices are periodically assessed for collectability.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects the Company’s best estimate of the amounts that may not be collected. This estimate is based on an assessment of current creditworthiness and payment history.  Our review of the outstanding balances as of December 31, 2011 and 2010 indicated that a valuation allowance was required.  The balance of the allowance for doubtful accounts was $72,000 and $66,349 at December 31, 2011 and 2010, respectively.

Leases Receivable:    In order to promote the Interactive TV platform, Roomlinx has agreed to provide certain customers with direct sales-type lease financing to cover the cost of installation.  These transactions result in the recognition of revenue and associated costs in full upon the customer’s acceptance of the installation project and give rise to a lease receivable equal to the gross lease payments and unearned income representing the implicit interest in these lease payments.  Unearned income is amortized over the life of the lease to interest income on a monthly basis.

Inventory:    Inventory, principally large order quantity items which are required for the Company’s media and entertainment installations, is stated at the lower of cost (first-in, first-out) basis or market.  The Company maintains only the inventory necessary for contemplated installations and its inventory is recorded net of any reserve for excess and obsolescence.  Work in progress represents the cost of equipment and third party installation related to installations which were not completed prior to year-end.

At December 31, inventory was comprised of the following:

	2011	2010
Raw materials	$581,991	$538,624
Work in process	662,081	353,877
	$1,244,072	$892,501

Property and Equipment:    All items of property and equipment are carried at cost not in excess of their estimated net realizable value. Normal maintenance and repairs are charged to operations, while expenditures for major maintenance and betterments are capitalized. Gains or losses on disposition are recognized in operations.

Depreciation:    Depreciation of property and equipment is computed using straight-line methods over the estimated economic lives, as follows:

Leasehold improvements	4 years
Office furniture and equipment	5 to 7 years
Computer hardware and software	3 to 5 years
Hospitality and residential property equipment	5 years

Revenue Recognition:    Revenue is recognized when all applicable recognition criteria have been met, which generally include (a) persuasive evidence of an existing arrangement; (b) fixed or determinable price; (c) delivery has occurred or service has been rendered; and (d) collectability of the sales price is reasonably assured.

Multiple Deliverable Revenue Recognition

Effective January 1, 2011 the Company adopted ASU Topic 650, Multiple Deliverable Revenue Recognition for all contracts on a prospective basis.  Below is a summary of the execution of such application as it relates to installation and service arrangements the Company has with its customers.

The Company enters into contractual arrangements to provide multiple deliverables which may include some or all of the following - systems installations and a variety of services related to high speed internet access, free-to-guest, video on demand and iTV systems as well as residential phone, internet and television.  Each of these elements must be identified and individually evaluated for separation. The term “element” is used interchangeably with the term “deliverable” and the Company considers the facts and circumstances as it relates to its performance obligations in the arrangement and includes product and service elements, a license or right to use an asset, and other obligations negotiated for and assumed in the agreement.  Analyzing an arrangement to identify all of the elements requires the use of judgment.  The elements which have been determined to exist in some or all of the Roomlinx contracts and business arrangements are as follows:

●	Pre-Installation Site Survey fee
●	Equipment Sold to Customer
●	Equipment Sold and Financed to Customer
●	Equipment Leased to Customer
●	Equipment Owned by Roomlinx and Services Provided
●	Installation
●	Systems Post-Installation Maintenance and Support Services
●	Non-Functional Roomlinx Interface-Related Changes per Month
●	Certain Levels of Training
●	FTG Content and Support
●	HSIA Support
●	iTV Content and Support
●	VOD – PPV Services
●	Residential TV, Internet and Phone Equipment and Monthly Service and Support

It should be noted that in the determination of the elements included in Roomlinx agreements, embedded software and inconsequential or perfunctory activities were taken into consideration.

Once the Deliverables have been identified, the Relative Fair Value of each Element was determined under the concept of Relative Selling Price (RSP) for which the Company applied the hierarchy of selling price under ASU Topic 605 as follows:

●
VSOE – Vendor specific objective evidence is still the most preferred criteria with which to establish fair value of a deliverable. VSOE is the price of a deliverable when a company sells it on an open market separately from a bundled transaction.

●
TPE – Third party evidence is the second most preferred criteria with which to establish fair value of a deliverable. The measure for the pricing of this criterion is the price that a competitor or other third party sells a similar deliverable in a similar transaction or situation.

●
RSP – Relative selling price is the price that management would use for a deliverable if the item were sold separately on a regular basis which is consistent with company selling practices. The clear distinction between RSP and VSOE is that under VSOE, management must sell or intend to sell the deliverable separately from the bundle, or has sold the deliverable separately from the bundle already. With RSP, a company may have no plan to sell the deliverable on a stand-alone basis.

The effect of application of this standard may be to defer revenue recognition for installations across the service period of the contract and to re-allocate and/or defer revenue recognition across various service arrangements.

Installation and Service Revenues

High-speed internet access (HSIA) system sales and installation revenue primarily consists of wired and wireless network equipment acquisition and equipment installation cost reimbursement and fees associated with installing the acquired equipment network required in order to utilize the Company’s media products and services. Installation revenues are recognized as revenue when the installation or upgrade is completed and the customer has received the required equipment and accepted such installation.  Revenue from installations in progress is deferred until the installation is complete.  The customer is billed when the contract is signed.  Most contracts require a 50% deposit up front, with the balance due upon completion and acceptance.

HSIA maintenance and usage revenue primarily consists of monitoring and support services (monthly maintenance fees related to the upkeep of the network), is recognized on a monthly basis as services are provided.  Invoicing is provided to the customer in advance of the agreed upon billing cycle.  The majority of billing cycles is quarterly with the remainder being monthly.  Service maintenance and usage revenue also includes revenue from meeting room services, which are billed as the events occur.

Interactive TV (iTV) sales and installation revenue primarily consists of iTV equipment purchases and installation of that equipment. Revenue on the equipment and installations is recognized when the installation is complete and the customer has accepted such installation.  Under the terms of a typical contract, a deposit of 50% of the installation charge is due at the time the contract is executed, with the balance due upon completion and acceptance of such installation, unless the Company has agreed to provide the customer with lease financing arrangements subject to the customer having prior to contract execution, demonstrated its credit worthiness to the satisfaction of the Company.  Under the terms and conditions of the lease arrangements, these leases have been classified and recorded as Sale-Type Leases and accordingly, revenue is recognized upon completion and customer acceptance of the installation.

iTV monthly support and content revenue, primarily consists of monitoring and support services (monthly maintenance fees related to the upkeep of the network) and the content provided to the iTV systems, is recognized on a monthly basis as services are provided.  Customer invoicing is done in arrears on a monthly basis unless the customer has made special arrangements to modify the billing cycle.

Free to Guest (FTG) installation revenue consists of the equipment sale and installation of head-end and in-room equipment.  Properties are billed at the point of contract execution and the revenues are recognized when the installation is complete.

FTG monthly support and content mostly consists of programming provided by DirecTV or DISH Networks.  Customers are billed monthly for the service and the revenues are recognized in the month the services are provided.

Deferred revenue is comprised of advanced billings for service and usage and customer deposits for installations.

Hospitality video on demand (VOD) equipment sales and installation consists of equipment purchases and the installation of equipment with the corresponding sales revenue being recognized upon the completion and customer acceptance of the upgrade or installation resulting in a receivable for such amount.  In some cases, customers agree to pay for a new installation or upgrade by applying 50% of the monthly VOD guest room revenue against the receivable.  Accordingly, upon the receipt of payment against the customer’s monthly invoice, 50% of such payment is allocated to recurring VOD revenue and 50% is allocated to the receivable until such time as the receivable has been paid in full.  Thereafter, 100% of the monthly invoice is recorded as recurring VOD revenue.

Hospitality VOD monthly service and support consists of support fees, license fees, minimum guarantees, and movies sales. Monthly sales are invoiced in arrears monthly unless the customer has made special arrangements to modify the billing cycle.

Residential equipment sales and installation consists of equipment purchases and the installation of that equipment.  Customers are billed and revenue is recognized at the time of sale. Equipment sales are billed to the customer on their monthly invoice, and recognized as revenue at the same time.  Installation charges and maintenance service fees are recognized at the time of installation/service, or added to the monthly invoice of existing customers and recognized at that time.

Residential monthly service and support consists of voice, internet, and television services, DirecTV residuals and installation commissions, DISH Network commissions, and management fees.  Monthly service (voice, internet, and television) are billed in advance to the customer on the 1st of each month.  If the customer cancels during the month, no refund is given.  Revenue is recognized on the 1st of each month.

DirecTV Residuals and PPC’s (“prepaid commissions”) are recognized on the last day of each month.  DirecTV pays us residuals equal to 17% of monthly customer service charges and $150 for each new customer sign up.  These amounts are computed and recorded monthly while payment from DirecTV is received 60 to 90 days after the corresponding month for residuals, and 30 to 45 days after the corresponding week for PPC’s.

DISH Network commissions are recognized when payment is received from DISH Network.  DISH pays the commission once a month, 15 days after the end of the corresponding month.

Advertising Costs:    Advertising costs are expensed as incurred.  During 2011 and 2010, advertising costs were $54,532 and $78,630, respectively.

Income Taxes:    The Company accounts for income taxes under the liability method in accordance with ASC 740, “Income Taxes”.  Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and tax bases of assets and liabilities that will result in taxable or deductible amounts in future years.  Under this method, deferred tax assets and liabilities are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the ultimate realization of a deferred tax asset is considered to be unlikely.

The Company uses a two-step process to evaluate a tax position. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. The Company reports tax-related interest and penalties as a component of income tax expense.

Based on all known facts and circumstances and current tax law, the Company believes that the total amount of unrecognized tax benefits as of December 31, 2011, is not material to its results of operations, financial condition, or cash flows. The Company also believes that the total amount of unrecognized tax benefits as of December 31, 2011, if recognized, would not have a material effect on its effective tax rate. The Company further believes that there are no tax positions for which it is reasonably possible, based on current tax law and policy that the unrecognized tax benefits will significantly increase or decrease over the next 12 months producing, individually or in the aggregate, a material effect on the Company’s results of operations, financial condition or cash flows.

The amount of income taxes the Company pays is subject to ongoing examinations by federal and state tax authorities. To date, there have been no reviews performed by federal or state tax authorities on any of the Company’s previously filed returns. The Company’s 2005 and later tax returns are still subject to examination.

Concentrations

Credit Risk:    The Company’s operating cash balances are maintained in financial institutions and periodically exceed federally insured limits. The Company believes that the financial strength of these institutions mitigates the underlying risk of loss.  To date, these concentrations of credit risk have not had a significant impact on the Company’s financial position or results of operations.

Accounts Receivable:  At December 31, 2011, one customer represented 35% of the accounts receivable balance compared to one customer representing 63% of the accounts receivable balance at December 31, 2010.

Revenue:  During 2011 five customers contributed 69% of Roomlinx’s US hospitality revenue compared to one customer contributing 42% of Roomlinx’s US hospitality revenue in 2010.  Additionally, one customer contributed 45% to Roomlinx’s Canadian hospitality revenue in 2011 vs. 66% in 2010.

Recently Adopted Accounting Standards: The Company evaluates the pronouncements of various authoritative accounting organizations, primarily the Financial Accounting Standards Board (“FASB”), the SEC, and the Emerging Issues Task Force (“EITF”), to determine the impact of new pronouncements on US GAAP and the impact on the Company.

ASU No. 2009-13 was issued in September 2009, and provides application guidance on whether multiple deliverables exist, how the deliverables should be separated and how the consideration should be allocated to one or more units of accounting. This update establishes a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence, if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific or third-party evidence is available. This ASU was adopted as of January 1, 2011 and did not have a material impact on the Company’s results of operations or cash flows; however, depending on the sale and delivery of future systems and services, this ASU could have an effect on the timing of revenue recognition and on the consolidated results of operations or cash flows in future periods.

ASU No. 2010-13 was issued in April 2010, and will clarify the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades.  This ASU will be effective for the first fiscal quarter beginning after December 15, 2010, with early adoption permitted.  The adoption of this ASU did not have a material impact on our consolidated results of operations or cash flows.

ASU 2010-20 was issued in July 2010, and provides financial statement users with greater transparency about an entity’s allowance for credit losses and the credit quality of its financing receivables.  This ASU will be effective for the first fiscal quarter beginning after December 15, 2010.   The adoption of this ASU did not have a material impact on our consolidated results of operations or cash flows.

In  December 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2010-28,  Intangibles-Goodwill and Other (Topic 350) – When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts , (“ASU 2010-28”). ASU 2010-28 modifies the two-step goodwill impairment testing process for entities that have a reporting unit with a zero or negative carrying amount. For those reporting units, an entity is required to perform step 2 of the goodwill impairment test if it is more likely than not that goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment exists. This new standard was effective for the Company beginning June 1, 2011. The adoption of this ASU did not have a material impact on our consolidated results of operations or cash flows.

The FASB has issued ASU 2010-29, Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. This amendment affects any public entity as defined by Topic 805, Business Combinations that enters into business combinations that are material on an individual or aggregate basis. The comparative financial statements should present and disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amendments are effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. The adoption of this ASU did not have a material impact on our consolidated results of operations or cash flows.

In June 2011, ASU 2011-05, Comprehensive Income (Topic 220) was issued to provide guidance on the presentation of total comprehensive income, the components of net income, and the components of other comprehensive income.  The amendments in this update are to be applied retrospectively and are effective for financial statements issued for fiscal years, and interim periods within those years, beginning after December 15, 2011.  The adoption of ASU 2011-05 is expected to impact the presentation of the Company’s other comprehensive income.

Recently Issued Accounting Standards:  The following accounting standards updates were recently issued and have not yet been adopted by the Company.  These standards are currently under review to determine their impact on the Company’s consolidated financial position, results of operations, or cash flows.

In December 2011, the FASB issued ASU 2011-11, Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities (Topic 210) was issued to provide new disclosure requirements that are intended to enhance current disclosures on offsetting financial assets and liabilities. The new disclosures require an entity to disclose both gross and net information about financial instruments eligible for offset on the balance sheet and instruments and transactions subject to an agreement similar to a master netting arrangement. The provisions of the new disclosure requirements are effective as of the beginning of our 2014 fiscal year. The adoption of ASU 2011-11 is not expected to impact the presentation of the Company’s financial statements.

In December 2011, the FASB issued ASU No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05,” which is now codified under ASU Topic 220, “Comprehensive Income.”  The amendments in this ASU will allow the FASB time to re-deliberate the presentation of reclassification adjustments contained in ASU No. 2011-05, “Presentation of Comprehensive Income,” issued in June 2011.  While the FASB is reconsidering the requirement to measure and present reclassification adjustments from accumulated other comprehensive income to net income by income statement line item in net income and also in other comprehensive income, the new guidance will supersede and defer only those related paragraphs in ASU No. 2011-05.  Entities should continue to report reclassifications out of accumulated other comprehensive income consistent with the presentation requirements which were in effect before ASU No. 2011-05.  All other requirements of ASU No. 2011-05 are not affected by this ASU, including the requirement to report comprehensive income either in a single, continuous statement of comprehensive income or two separate, but consecutive statements.  This guidance is effective at the same time as the amendments contained in ASU No. 2011-05, so entities will not be required to comply with the requirements it is deferring.  For public companies, this is for fiscal years, and interim periods within those years, beginning after December 15, 2011.  We are evaluating the disclosure options, and do not expect the adoption of this ASU to have an impact on our consolidated financial position, results of operations or cash flows.

There were various other updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to a have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Reclassification:  Certain amounts in the prior period financial statements have been reclassified to conform to the current year presentation.

3.     Acquisition of Canadian Communications, LLC.

On October 1, 2010, the Company acquired 100% of the membership interests of Canadian Communications, LLC, a Colorado limited liability company for aggregate consideration of $500,000 in cash and the issuance of 270,000 shares of Roomlinx’s common stock, par value $0.001 per share, of which 79,000 were held back as security for the sellers’ indemnification obligations.  The stock was valued at $2.70 per share, or $1,215,000.  Roomlinx, Canadian, Peyton Communications, LLC, Garneau Alliance LLC, Peyton Holdings Corporation and Ed Garneau entered into a Unit Purchase Agreement dated as of October 1, 2010 providing for the above described transaction.  In November 2011, the Holdback Shares were released in conjunction with a separation agreement between Ed Garneau and Roomlinx dated September 9, 2011.

The Purchase Agreement contained customary representations, warranties and covenants. Except for certain limited matters (including tax matters), the indemnification obligation of the former members of Canadian Communications, LLC for breaches of their representations and warranties will be subject to a $10,000 aggregate deductible and an aggregate cap of the Holdback Shares. Representations and warranties will generally survive for two years after closing, subject to a longer survival period for certain limited matters (including tax matters).  In November 2011, the Holdback Shares were released in conjunction with a separation agreement between Ed Garneau and Roomlinx dated September 9, 2011.

The acquisition of Canadian Communications, LLC involved the acquisition of five entities.  Canadian Communications, LLC owned Cardinal Connect, LLC and Cardinal Broadband, LLC directly and they owned Cardinal Hospitality, Ltd indirectly through Cardinal Connect, LLC.  A 50% joint venture interest in Arista Communications, LLC was also owned indirectly through Cardinal Broadband, LLC.

Following the acquisition, the separate entities of Canadian Communication, LLC, Cardinal Connect, LLC, and Cardinal Broadband, LLC were consolidated into Roomlinx.  Canadian Communications, LLC and Cardinal Connect, LLC now operate as Roomlinx, Inc. and Cardinal Broadband, LLC operates as a division of Roomlinx.  The Company maintains the separate entity of Cardinal Hospitality, Ltd as a subsidiary of Roomlinx, Inc. and Arista Communications, LLC, remains a 50% joint venture interest.

The following table summarizes the fair values of the assets acquired and the liabilities assumed, as of October 1, 2010.

Current assets, excluding cash acquired	$726,466
Fixed assets	2,277,651
Total assets acquired	3,004,117
Current liabilities	632,655
Long-term liabilities	71,777
66,119
Total liabilities assumed	770,551
Net assets acquired	$2,233,566

Purchase price:
Cash paid, net	$461,639
Fair market value of stock and options issued	1,215,000
Total	1,676,639
Gain on acquisition	$556,927

4.      Lease Receivables

As of December 31, 2011, the Company had $3,692,424 in lease receivables, compared to $2,369,049 at December 31, 2010.  During the year ended December 31, 2011 the Company added $2,046,356 in lease receivables and received payments of $722,982, compared to $1,763,799 added and $186,586 in payments received during the same period in 2010.

Future minimum receipts on lease receivables are as follows:
Total
Less than 1 Year	$994,728
1 to 3 Years	2,437,601
3 to 5 Years	260,095

$3,692,424

During the year ended December 31, 2011, the Company entered into lease receivables for an aggregate amount of $2,046,356.  The terms range from 24 to 60 months, the interest rates range between 9% and 12% increasing monthly lease payments by $35,009 to $82,894.

5.      Property and Equipment

At December 31, 2011 and 2010, property and equipment consisted of the following:

	2011	2010
Leasehold improvements	$14,738	$14,738
Hospitality property equipment	3,011,871	2,918,759
Residential property equipment	351,727	299,434
Computers and office equipment	469,607	453,782
Software	61,969	61,969
Sub-totals	3,909,912	3,748,682
Accumulated depreciation	(1,764,081)	(1,083,117)
Totals	$2,145,831	$2,665,565

Depreciation expense for the years ended December 31, 2011 and 2010 was $695,817 and $250,670, respectively.

6.     Notes Payable

As part of the acquisition of Canadian Communications on October 1, 2010, the Company assumed a note payable to Compass Bank with a balance of $19,650.  The note bore interest at the prime rate plus 2%, required monthly payments of approximately $3,000, and with maturity at June 5, 2012.  The balance of this note at December 31, 2010 was $10,876.  This note was repaid in its entirety in 2011.

As part of the acquisition of Canadian Communications on October 1, 2010, the Company assumed a note payable to CDF Funding, LLC with a balance of $110,019.  The note bears interest at 12%, requires monthly payments of $4,996, and is due November 1, 2012.  The balance at December 31, 2011 and 2010 was $51,790 and $102,195, respectively.

As part of the acquisition of Canadian Communications on October 1, 2010, the Company assumed a note payable to Falcon Networks with a balance of $13,624.  The note bears interest at 11%, requires monthly payments of $537, and is due March 1, 2013.  At December 31, 2011 and 2010 the balance was $7,496 and $12,796 respectively.

Future minimum payments against notes payable for the years ended December 31, 2012 and 2013 are $57,703 and $1,582, respectively.

7.     Line of Credit

On June 5, 2009, the Company, entered into a Revolving Credit, Security and Warrant Purchase Agreement (the “Credit Agreement”) with Cenfin LLC, a Delaware limited liability company (“Cenfin”), pursuant to which Cenfin agreed to make revolving loans to Roomlinx from time to time in a maximum outstanding amount of $5,000,000 and pursuant to which, upon the making of each such Revolving Loan, Roomlinx will issue to Cenfin a Revolving Credit Note evidencing such Revolving Loan and a Warrant to purchase a number of shares of Roomlinx Common Stock equal to 50% of the principal amount funded in respect of such Revolving Loan divided by $2.00 per share. Each Revolving Credit Note will bear interest at a rate of 9% per annum and mature on the fifth anniversary of its issuance. Each Warrant will be exercisable for a three year period from its issuance at an initial exercise price of $2.00 per share.

On March 10, 2010 the Credit Agreement was amended to increase the aggregate revolving credit commitment to $25,000,000 and expand the permitted use of proceeds to include certain capital expenditures.  The rest of the terms remained in accordance with the original agreement.

On July 30, 2010, with effect as of July 15, 2010, the Company and Cenfin LLC entered into a Second Amendment to the Revolving Credit, Security and Warrant Purchase Agreement (the “Amendment”).  The Amendment changed (1) the interest rate under the Credit Agreement to the Federal Funds Rate plus 5% and (2) the strike price of warrants issued in connection with any draws of the line of credit after the first $5,000,000 of borrowings after July 15, 2010 from $2.00 per share to the fair market value of the Company’s common stock on the date of such draw.  The interest rate payable on amounts drawn under this Agreement will be set on July 15 of each year, but will be adjusted in the event the Federal Funds Rate increases by more than 1% in any six month period, but such an adjustment may only occur once per year.

On December 19, 2011 the Company and Cenfin LLC entered into a Third Amendment to the Revolving Credit, Security and Warrant Purchase Agreement (the “Amendment”).  The Amendment extended the Revolving Credit Period under the Original Agreement, dated July 28, 2010, from June 5, 2014 to June 5, 2017.

As of December 31, 2011, the Company had drawn $4,176,000 against the line of credit vs. $1,696,000 as of December 31, 2010, the difference reflecting total borrowings of $2,480,000 with no re-payments in 2011.  At December 31, 2011 and 2010, the balance on the line of credit is reduced by a discount in the amount of $1,150,777 and $500,062 respectively (see Note 10).  The line of credit is collateralized by substantially all of the assets of the Company and is subject to certain financial and non-financial covenants; the Company was in compliance with all covenants as of December 31, 2011.

Future minimum payments against the line of credit for the years ended December 31 are $464,000 in 2014, $1,232,000 in 2015 and $2,480,000 in 2016.

8.     Commitments and Contingencies

Operating Leases:    The Company leases it office facility under operating lease agreements having expiration dates through 2014.  Under the terms of these agreements, the Company exercised its option to give a six month notice on November 30, 2010 of its intent to vacate the premises and terminate its leases as of May 31, 2012.  Future minimum lease payments for the year ending December 31, 2012 is $24,260.

As of December 31, 2011 the Company is currently pursuing new office space.

Capital Lease Obligations:    In June 2009, Roomlinx entered into a capital lease agreement with Key Equipment Finance for software.  The lease expires in 2012 when there is a $1 buyout option.  Remaining lease payments at December 31, 2011 is $5,593 of which $5,479 and $114 is principal and interest, respectively.

9.     Income Taxes

At December 31, 2011, the Company has tax loss carry forwards approximating $6,125,000 that expire at various dates through 2031. The principal difference between the net loss for book purposes and the net loss for income tax purposes relates to expenses that are not deductible for tax purposes, including reorganization costs, impairment of goodwill, stock issued for services and amortization of debt discount.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2011, are presented below:

2011
Deferred tax asset	$3,075,000
Less valuation allowance	(3,075,000)
Net deferred tax asset	$-

At this time, the Company is unable to determine if it will be able to benefit from its deferred tax asset. There are limitations on the utilization of net operating loss carry forwards, including a requirement that losses be offset against future taxable income, if any.  In addition, IRC Section 382 may impose limitations in available NOL carryforwards related to certain transactions which are deemed to be ownership changes.  Accordingly, a valuation allowance has been established for the entire deferred tax asset. The increase in the valuation allowance was approximately $1,085,000 during 2011.

A reconciliation of the tax provision for 2011 and 2010 at statutory rates is comprised of the following components:

	2011	2010
Tax at statutory rate of 34%	$(592,000)	$(431,400)
Increase/(decrease) due to:
Effect of permanent differences	(61,500)	177,800
Non-deductible stock-based compensation	222,500	95,800
Other, net	25,000	-
Valuation allowance	406,000	157,800
Tax provision	$-	$-

The amount of income taxes the Company pays is subject to ongoing examinations by federal and state tax authorities. To date, there have been no reviews performed by federal or state tax authorities on any of the Company’s previously filed returns. The Company’s 2005 and later tax returns are still subject to examination.

10.     Stockholders’ Equity

All common shares and share prices reflected in the financial statements and in the discussions below reflect the effect of the 1-for-100 reverse stock split approved on May 28, 2010 and affected on July 29, 2010.

Preferred Stock:    The Company has authorized 5,000,000 preferred shares with a $0.20 par value, of which 720,000 shares have been designated as Class A Preferred Stock.  The Class A Preferred stock is entitled to receive cumulative annual dividends at the rate of 9%, payable in either cash or additional shares of Class A Preferred Stock, at the option of the Company.  As of December 31, 2011 and December 31, 2010, there were 720,000 shares of Class A Preferred Stock issued and outstanding.  Class A dividends accrued and unpaid as of December 31, 2011, were $172,200; these dividends have not been declared by the board of directors so they are not included in accrued expenses.

Common Stock:    On May 28, 2010, shareholders approved a reverse stock split of the outstanding shares of common stock, pursuant to which each 100 shares of the Company’s pre-split common stock issued and outstanding was exchanged for one share of the Company’s post-split common stock.  After giving effect to the reverse stock split, there were 4,243,982 shares of common stock issued and outstanding.  All share and per share amounts presented in this report have been retroactively adjusted to reflect the reverse stock split.

As of December 31, 2011 the Company has authorized 200,000,000 shares of $0.001 par value common stock.  As of December 31, 2011, there were 5,118,877 shares of common stock issued and outstanding.

On April 27, 2010, 116,000 warrants were exercised at $2.00 per share, for an aggregate of $232,000, in accordance with the Credit Agreement entered into on June 5, 2009.

On April 29, 2010, Roomlinx entered into a securities purchase agreement with investors for an aggregate of 250,000 shares of common stock.  The shares were purchased at $4.00 per share for an aggregate of $1,000,000.

On May 13, 2010, 5,000 warrants were exercised at $2.00 per share.  The exercise was cashless and resulted in 3,040 shares being issued.

On May 13, 2010, 5,000 warrants were exercised at $2.00 per share.  The exercise was cashless and resulted in 3,040 shares being issued.

On July 6, 2010, 19,625 warrants were exercised at $2.00 per share.  The exercise was cashless and resulted in 11,775 shares being issued.

On August 17, 2010, the Company entered into a securities purchase agreement with investors for an aggregate of 187,500 shares of common stock.  The shares were purchased at $4.00 per share for an aggregate of $750,000.

On August 30, 2010, 170,500 warrants were exercised at $2.00 per share, for an aggregate of $341,000, in accordance with the Credit Agreement entered into on June 5, 2009.

On October 1, 2010, Roomlinx, Inc. acquired 100% of the membership interests of Canadian Communications, LLC for aggregate consideration of $500,000 in cash and the issuance of 270,000 shares of Roomlinx’s common stock, valued at $2.70 per share or $1,215,000, of which 79,000 are being held back as security for the sellers’ indemnification obligations.  Roomlinx, Canadian Communications, LLC, Peyton Communications, LLC, Garneau Alliance LLC, Peyton Holdings Corporation and Ed Garneau entered into a Unit Purchase Agreement providing for the above described transaction.  In November 2011, the Holdback Shares were released in conjunction with a separation agreement between Ed Garneau and Roomlinx dated September 9, 2011.

On October 1, 2010, 75,000 warrants were exercised at $2.00 per share, for an aggregate of $150,000, in accordance with the Credit Agreement entered into on June 5, 2009.

On March 3, 2011, 62,500 warrants were exercised at $2.00 per share, for an aggregate of $125,000, in accordance with the Credit Agreement entered into on June 5, 2009.

On April 7, 2011, 30,000 shares were granted to Roomlinx’s non-employee Directors for services rendered for an aggregate value of $60,000 based on the closing price per share on the date of grant.

On April 18, 2011, 62,010 shares were granted to Roomlinx employees as compensation for an aggregate value of $111,614 based on the closing price per share on the date of grant.

On September 1, 2011, 5,454 shares were granted to Roomlinx’s non-employee Directors for services rendered for an aggregate value of $15,000 based on the average price per share on the date of grant.

Warrants:

During 2010, an aggregate of 391,125 warrants were exercised pursuant to the clauses in securities purchase agreements.  The warrants were exercised at strike prices up to $2.00 resulting in cash receipts of $723,000 and the distribution of an aggregate of 387,400 shares of common stock.

During 2010, an aggregate of 340,800 warrants were granted pursuant to the clauses in securities purchase agreements.  The warrants were issued at various exercise prices between $2.00 and $4.50, vested immediately, and expires at various times between 3 and 5 years from the grant dates.

The Company had the following weighted average assumptions for the warrants granted during 2010:

Grant Date	Number of Warrants	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Weighted Average Fair Value per Warrant	Weighted Average Fair Value	Recorded Debt Discount
08/02/10	170,500	3	118%	0.85%	$3.17	$540,616	$301,567
09/30/10	75,000	3	129%	0.64%	$3.29	281,265	145,165
11/18/10	32,800	5	137%	1.51%	$3.25	106,672	-
12/20/10	62,500	3	129%	1.01%	$2.14	133,841	87,172
	340,800					$1,062,394	$533,904

On March 3, 2011, 62,500 warrants were exercised at $2.00 per share, for an aggregate of $125,000, in accordance with the Credit Agreement entered into on June 5, 2009.

During 2011, an aggregate of 620,000 warrants were granted pursuant to the clauses in securities purchase agreements.  The warrants were issued at exercise prices of $2.00, vested immediately, and expire 3 years from the grant dates.

The Company had the following weighted average assumptions for the warrants granted during 2011:

Grant Date	Number of Warrants	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Weighted Average Fair Value per Warrant	Weighted Average Fair Value	Recorded Debt Discount
03/03/11	65,000	3	125%	1.18%	$2.11	$137,291	$89,848
04/22/11	50,000	3	124%	1.13%	$1.71	85,254	59,774
06/13/11	62,500	3	123%	0.72%	$1.26	78,694	59,854
07/28/11	30,000	3	122%	0.68%	$1.75	52,464	36,504
08/09/11	150,000	3	122%	0.33%	$1.86	278,863	190,380
09/13/11	112,500	3	123%	0.35%	$2.08	234,242	154,052
10/31/11	150,000	3	123%	0.41%	$2.59	388,056	235,648
	620,000					$1,255,846	$826,060

On December 31, 2011, the Company had the following outstanding warrants:

Grant Date	Exercise Price	Number of Shares	Remaining Contractual Life (in years)	Exercise Price Times Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
10/31/11	$2.00	150,000	2.84	$300,000		$135,000
09/13/11	$2.00	112,500	2.70	225,000		101,250
08/09/11	$2.00	150,000	2.61	300,000		135,000
07/28/11	$2.00	30,000	2.58	60,000		27,000
06/13/11	$2.00	62,500	2.45	125,000		56,250
04/22/11	$2.00	50,000	2.31	100,000		45,000
03/02/11	$2.00	65,000	2.17	130,000		58,500
11/17/10	$4.50	21,000	3.88	94,500		-
11/17/10	$4.50	11,800	3.88	53,100		-
11/24/09	$2.30	3,750	0.90	8,625		2,250
06/11/07	$3.00	70,000	0.45	210,000		-
		726,550		$1,606,225	$2.21	$560,250

Warrants	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2011	608,050	$4.29
Issued	620,000	2.00
Exercised	(62,500)	2.00
Expired/Cancelled	(439,000)	4.82
Outstanding at December 31, 2011	726,550	$2.21	2.43	$560,250
Exercisable at December 31, 2011	615,550	$2.21	2.43	$560,250

The fair value of the warrants granted during the year ended December 31, 2011 was $1,254,920. The fair value of the warrant grants were estimated on the date of grant utilizing the Black-Scholes option pricing model with the following weighted average assumptions for grants: expected life of warrants, expected volatility, risk-free interest rate and no dividend yield. In accordance with ASC Topic 815, “Derivatives and Hedging,” the Company recorded an aggregate debt discount of $826,060 in connection with these warrant grants.

Options:    The Company adopted a long term incentive stock option plan (the “Stock Option Plan”). The Stock Option Plan provides for the issuance of 1,200,000 shares of common stock upon exercise of options which may be granted pursuant to the Stock Option Plan. Such options vest one-third (1/3) on each of the first three anniversaries of the grant date and expire 7 years from the date of issuance or upon termination of employment with the company.  As of December 31, 2011, 340,898 options to purchase shares were vested. The options vest as determined by the Board of Directors and are exercisable for a period of no more than 10 years.

During 2010, the board of directors approved the grant of an aggregate of 77,940 Incentive Stock Options and an aggregate of 6,810 Non-Qualified options.  Such options were issued at various exercise prices from $3.10 to $4.80, vest over three years, and expire 7 years from the grant dates.

The Company had the following weighted average assumptions for the options granted during 2010:

Grant Date	Number of Options	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Weighted Average Fair Value per Option	Weighted Average Fair Value
4/12/10	29,250	7	128%	3.29%	$2.85	$83,421
09/17/10	4,500	7	136%	2.14%	$4.48	20,178
10/01/10	40,000	7	135%	1.90%	$4.19	167,600
11/18/10	11,000	7	135%	2.20%	$3.50	38,445
	84,750					$309,645

During 2011, the board of directors approved the grant of an aggregate of 40,000 Incentive Stock Options.  Such options were issued at various exercise prices from $3.30 to $3.75, vest between two and three years, and expire 7 years from the grant dates.

The Company had the following weighted average assumptions for the options granted during 2011:

Grant Date	Number of Options	Expected Life in Years	Expected Volatility	Risk Free Interest Rate	Weighted Average Fair Value per Option	Weighted Average Fair Value
07/07/11	10,000	7	132%	2.48%	$2.75	$27,502
11/09/11	30,000	7	132%	1.41%	$3.04	91,289
	40,000					$118,790

On December 31, 2011, the Company had the following outstanding options:

Exercise Price	Number of Shares	Remaining Contractual Life (in years)	Exercise Price times Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
$3.30	30,000	6.70	$99,000		$-
$3.75	10,000	6.52	37,500		-
$3.75	10,500	5.88	39,375		-
$4.50	40,000	5.76	180,000		-
$4.80	2,000	5.72	9,600		-
$3.10	19,694	5.28	61,051		-
$2.50	1,000	4.53	2,500		400
$3.30	100,000	4.43	330,000		-
$1.00	16,500	4.15	16,500		31,350
$1.70	1,000	3.84	1,700		1,200
$1.20	8,000	3.64	9,600		13,600
$2.00	6,000	3.56	12,000		5,400
$1.50	9,500	2.86	14,250		13,300
$2.50	10,000	2.34	25,000		4,000
$2.00	130,000	1.89	260,000		117,000
$2.60	10,000	0.61	26,000		3,000
	404,194		$1,124,076	$2.78	$189,250

Options	Number of Shares	Weighted Average Exercise Price	Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2011	371,257	$2.72
Issued	40,000	3.41
Exercised	-	-
Expired/Cancelled	(7,063)	3.15
Outstanding at December 31, 2011	404,194	$2.78	4.18	$189,250
Vested & Exercisable at December 31, 2011	340,898	$2.63	4.06	$186,267

The Company recorded deferred compensation expense of $118,790 in connection with options granted during 2011. The fair value of the option grants was estimated on the date of grant utilizing the Black-Scholes option pricing model with the following weighted average assumptions for grants: expected life of options, expected volatility, risk-free interest rate, and no dividend yield.

Deferred Stock Compensation:  The Company records deferred stock compensation on unvested warrants and options upon issuance.  This deferred stock compensation is amortized as the warrants and options vest.  At December 31, 2011 the balance in deferred stock compensation was $184,785, compared to $374,658 at December 31, 2010.  The Company amortized $292,621 in deferred stock compensation during the year ended December 31, 2011, including $139,744 in expense due to the acceleration of vesting on the 40,000 options issued to Edouard Garneau in 2010, compared to $177,070 amortized during the same period in 2010.  The remaining deferred stock compensation will be amortized at varying rates through 2014.

11.      Segment Information

We operate and prepare our financial reports based on two segments; Hospitality and Residential.  We have determined these segments based on the location, design, and end user of our products.

Hospitality: Our hospitality segment includes hotels, resorts, and timeshare properties in the United States, Canada, and Other Foreign.  As of December 31, 2011, Other Foreign included Mexico and Aruba.  The products offered under our hospitality segment include the installation of, and the support and service of, high-speed internet access networks, proprietary Interactive TV platform, free to guest programming, and on-demand movie programming, as well as advertising and e-commerce products.

Residential: Our residential segment includes multi-dwelling unit customers and business customers (non-hospitality) in the United States.  The products offered include the installation of, and the support and service of, telephone, internet, and television services.

The accounting policies of our segments are the same as those described in Note 2 above, except that certain expenses are not allocated to the segments.  Unallocated expenses consist of corporate overhead, depreciation expense, and non-operating income and expenses.

Financial information for our segments is as follows:

	2011	2010
Total revenue:
Hospitality	$5,281,608	$4,264,889
Residential	942,317	230,307
Total	$6,223,925	$4,495,196
Total cost of goods:
Hospitality	$4,119,520	$3,311,540
Residential	637,552	118,161
Total	$4,757,072	$3,429,701
Total gross profit:
Hospitality	$1,162,088	$953,349
Residential	304,765	112,146
Total	$1,466,853	$1,065,495
Operating expenses:
Operations	$925,293	$724,887
Product development	725,993	414,098
General and administrative	1,819,610	1,517,795
Depreciation
Hospitality	641,973	239,148
Residential	53,844	11,522
Total operating expenses	4,166,714	2,907,450
Operating loss:	$(2,699,861)	$(1,841,955)

Total net assets:
Hospitality	3,011,871	2,912,161
Residential	351,727	299,434
Other	546,314	523,641
Total	$3,909,912	$3,735,236

Revenues
Years Ended December 31, 2011 and 2010
Segment	2011 Revenues	2011 Cost of Goods Sold	2011 Gross Profit
Hospitality
United States	$3,909,726	$3,092,157	$817,569
Canada	1,170,319	935,442	234,877
Foreign	201,563	91,921	109,642
	5,281,608	4,119,520	1,162,088

Residential	942,317	637,552	304,765

Totals for year ended December 31, 2011	$6,223,925	$4,757,072	$1,466,853

Segment	2010 Revenues	2010 Cost of Goods Sold	2010 Gross Profit
Hospitality
United States	$3,710,427	$2,963,630	$746,797
Canada	413,165	312,209	100,956
Foreign	141,297	35,701	105,596
	4,264,889	3,311,540	953,349

Residential	230,307	118,161	112,146

Totals for year ended December 31, 2010	$4,495,196	$3,429,701	$1,065,495

PP&E
As of December 31, 2011 and 2010
Segment	2011 Assets	2011 Accumulated Depreciation	2011 Net PP&E
Hospitality
United States	$2,056,230	$527,144	$1,529,086
Canada	797,884	539,367	258,517
Foreign	157,758	73,600	84,158
	3,011,872	1,140,111	1,871,761

Residential	351,727	124,355	227,372

Other	546,314	499,616	46,698

Totals as of December 31, 2011	$3,909,913	$1,764,081	$2,145,832

Segment	2010 Assets	2010 Accumulated Depreciation	2010 Net PP&E
Hospitality
United States	$2,072,386	$115,303	$1,957,082
Canada	682,017	389,717	292,300
Foreign	157,758	42,049	115,710
	2,912,161	547,069	2,365,092

Residential	299,434	70,510	228,923

Other	523,641	457,854	65,787

Totals as of December 31, 2010	$3,735,236	$1,075,434	$2,659,802

12.      Arista Communications, LLC.

Roomlinx, Inc. has a 50% joint venture ownership in, and manages the operations for Arista Communications, LLC (“Arista”).  The other 50% of Arista is owned by Wiens Real Estate Ventures, LLC, a Colorado Limited Liability Company (“ Wiens ”).  Roomlinx acquired its 50% interest in Arista through its acquisition of Canadian Communications, LLC, on October 1, 2010.

Arista provides telephone, internet, and television services to residential and business customers located in the Arista community in Broomfield, Colorado.  As the operations manager for Arista, Roomlinx reports 100% of revenues and 100% of its statement of operations, and 100% of asset, liability, and equity transactions on their balance sheet.  Roomlinx then adjusts the books, through a non-controlling interest allocation, for the 50% ownership of the entity by Wiens Real Estate Ventures, LLC.

 Financial information for Arista Communications, LLC, for the year ended December 31, 2011 and the period October 1, 2010 through December 31, 2010, is as follows:

	2011	2010

Revenue	$111,146	$28,858
Cost of goods sold	79,459	16,168
Gross Profit	31,687	12,690

Operating expenses:	36,109	4,551

Non-operating income (expense)	10	(8,351)

Net loss	$(4,412)	$(212)

Weins’ share of the net loss is $2,206 for the year ended December 31, 2011 and $106 for the period October 1, 2010 through December 31, 2010.

13.      Related Party Transactions

The Company maintains a Revolving Credit, Security and Warrant Purchase Agreement and Addendums I, II, and III (collectively the “Credit Agreement” with Cenfin LLC (see Note 7) an entity principally owned by majority shareholders in Roomlinx.  Under and subject to the terms of the Credit Agreement the Company may draw up to a maximum of $25,000,000.  Revolving Credit Notes are executed to evidence each advance and the Company concomitantly issues warrants to purchase shares of Roomlinx stock equal to 50% of the principal amount funded at $2.00 per share on the first $5,000,000 of draws and at the average listed stock price on the date of the transaction thereafter.  Each Warrant will be exercisable for a three year period.  Interest accrues monthly at the fed rate plus 5% and is paid quarterly. For the years ended December 31, 2011 and 2010, Cenfin advanced the Company $2,480,000 and $1,232,000; and the Company paid Cenfin interest expense of $150,623 and $137,773 respectively.

Effective July 25, 2011, Roomlinx executed a consulting arrangement for marketing services with TRG, Inc., an entity owned by the CEO and Chairman of Roomlinx.  As of December 31, 2011, Roomlinx had paid TRG $14,535 for services performed in accordance with said arrangement.

14.      Subsequent Events

The Company has evaluated events and transactions that occurred between December 31, 2011 and the date the consolidated financial statements were available for issue, for possible disclosure or recognition in the consolidated financial statements. The Company has determined that there were no such events or transactions that warrant disclosure or recognition in the consolidated financial statements except as noted below.

On January 18, 2012, 125,000 warrants were granted, pursuant to the clauses outlined in the Credit Agreement dated June 5, 2009.  Such warrants were issued at an exercise price of $2.00 per share and vest immediately; the warrants expire 3 years from the date of issuance.

On March 12, 2012, Roomlinx and Hyatt Corporation entered into a Master Services and Equipment Purchase Agreement pursuant to which Roomlinx has agreed to provide in-room media and entertainment solutions, including its proprietary Interactive TV (or iTV) platform, high speed internet, free-to-guest, on-demand programming and related support services, to Hyatt-owned, managed or franchised hotels that are located in the United States, Canada and the Caribbean.  Roomlinx’s iTV system may be provided in the “full option” (Interactive TV), the “mid option” (SmartTV) or the “lite option” (Video on Demand).

Pursuant to this agreement, Roomlinx agrees to make financing available to hotels that exceed certain minimum credit criteria for the purchase of equipment necessary for the provision of the Services at annual interest rates of no greater than 11.5% per annum and subject to certain restrictions and limitations.  The amount of financing that Roomlinx is required to provide will not exceed the lesser of (i) the amount of installation fees that are payable by Hyatt-owned hotels under Hotel Service Agreements that have not elected to receive equipment financing or (ii) $11 million.

The Master Agreement terminates on the later of (i) 60 days following the five year anniversary of the effective date or (ii) if any Hotel Services Agreement is in effect on such five year anniversary, then the Master Agreement will continue to apply to such Hotel Services Agreement until it expires.

On March 14, 2012, in connection with the Master Services and Equipment Purchase Agreement between the Company and Hyatt Corporation, the board of directors approved the grant of an aggregate of 500,000 options to purchase shares of common stock, pursuant to the Company’s Long-Term Incentive Plan, to employees and/or contractors of the Company.  Such options were issued at an exercise of $4.00 per share, vest on the anniversary of the grant date ratably over a 3 year period subject to certain performance metrics determined by the board of directors, and expire 7 years from the grant date.

On March 16, 2012, 125,000 warrants were granted, pursuant to the clauses outlined in the Credit Agreement dated June 5, 2009.  81,000 of such warrants were issued at an exercise price of $2.00 per share and the remaining 44,000 of such warrants were granted at an exercise price of $4.00 per share.  All of such warrants vest immediately and expire 3 years from the date of issuance.

On March 16, 2012, 44,000 warrants were granted, pursuant to the clauses outlined in the Credit Agreement dated June 5, 2009.  Such warrants were issued at an exercise price of $4.00 per share and vest immediately; the warrants expire 3 years from the date of issuance.

ROOMLINX, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
	$2,861,965	$361,228
Accounts receivable, net	1,296,834	889,657
Leases receivable, current portion	974,976	994,728
Prepaid and other current assets	340,853	192,221
Inventory, net	1,903,820	1,244,072
Total current assets	7,378,448	3,681,906

Property and equipment, net	1,972,809	2,145,831
Leases receivable, non-current	2,181,623	2,697,696
Total assets	$11,532,880	$8,525,433

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$1,606,718	$632,428
Accrued expenses and other current liabilities	547,065	462,296
Notes payable and other obligations, current portion	39,628	63,182
Unearned income, current portion	223,527	245,058
Deferred revenue, current portion	993,587	611,572
Total current liabilities	3,410,525	2,014,536

Deferred revenue, less current portion	86,531	-
Other non-current liabilities	57,697	-
Notes payable and other obligations, less current portion	22,254	1,582
Unearned income, less current portion	258,370	363,381
Line of credit, net of discount	3,836,164	3,025,223

Total liabilities	7,671,541	5,404,722

Equity:
Preferred stock - $0.20 par value, 5,000,000 shares authorized:
Class A - 720,000 shares authorized, issued and outstanding
(liquidation preference of $144,000 )	144,000	144,000
Common stock - $0.001 par value, 200,000,000 shares authorized: 6,402,136 and 5,118,877 shares issued and outstanding at June 30, 2012 and
December 31, 2011, respectively	6,402	5,119
Additional paid-in capital	36,683,053	33,102,512
Accumulated deficit	(33,022,790)	(30,185,925)
Accumulated other comprehensive loss	(16,193)	(8,802)
	3,794,472	3,056,904
Non-controlling interest	66,867	63,807
Total equity	3,861,339	3,120,711
Total liabilities and equity	$11,532,880	$8,525,433

The accompanying notes are an integral part of these consolidated financial statements.

ROOMLINX, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenues:
Hospitality	$1,904,531	$1,121,785	$3,203,158	$2,321,817
Residential	230,855	237,146	469,769	460,286
Total	2,135,386	1,358,931	3,672,927	2,782,103

Direct costs and operating expenses:
Direct Costs (exclusive of operating expenses and depreciation shown seperately below):
Hospitality	1,888,967	774,687	2,943,911	1,581,801
Residential	174,488	152,723	339,922	306,751
Operating expenses
Operations	552,367	204,794	991,130	436,772
Product development	315,853	157,832	576,586	373,559
Selling, general and administrative	753,816	657,229	1,137,032	1,035,514
Depreciation	188,873	172,410	367,975	346,871
	3,874,364	2,119,675	6,356,556	4,081,268
Loss from operations	(1,738,978)	(760,744)	(2,683,629)	(1,299,165)

Interest and other income (expense), net	(72,652)	3,005	(153,236)	2,248

Net loss	(1,811,630)	(757,739)	(2,836,865)	(1,296,917)

Less: Net (income) loss attributable to the non-controlling interest	2,358	(1,740)	3,060	70

Net loss attributable to the Company	(1,809,272)	(759,479)	(2,833,805)	(1,296,847)

Other comprehensive income (loss):
Currency translation gain (loss)	(15,338)	(3,803)	(7,391)	13,039

Comprehensive loss	(1,824,610)	(763,282)	(2,841,196)	(1,283,808)

Comprehensive loss attributable to the non-controlling interest	$-	$-	$-	$-

Comprehensive loss attributable to the Company	$(1,824,610)	$(763,282)	$(2,841,196)	$(1,283,808)

Net loss per common share:
Basic and diluted	$(0.31)	$(0.15)	$(0.52)	$(0.26)

Weighted average shares outstanding:
Basic and diluted	5,893,814	5,093,400	5,506,347	5,026,529

The accompanying notes are an integral part of these consolidated financial statements.

ROOMLINX, INC.
CASH FLOW STATEMENTS
(unaudited)

	Six months ended June 30,
	2012	2011

Net loss	$(2,836,865)	$(1,296,847)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	367,975	346,871
Amortization of debt discount	161,108	63,367
Stock-based compensation	238,346	307,835
Provision for uncollectable accounts	144,189	105,770
Reserve for inventory obsolescence	15,000	-
Loss on cancellation of contracts	60,211	-
Change in operating assets and liabilities:
Accounts receivable	(551,366)	(57,600)
Prepaid and other current assets	(148,632)	15,810
Inventory	(674,748)	184,980
Accounts payable and other liabilities	1,116,756	75,243
Unearned income	(126,542)	(104,328)
Deferred revenue	468,546	177,360
Total adjustments	1,070,843	1,115,308
Net cash used in operating activities:	(1,766,022)	(181,539)

Cash flows from investing activities:
Lease financing provided to customers	-	(546,768)
Payments received on leases receivable	475,614	324,250
Purchase of property and equipment	(160,336)	(101,691)
Net cash provided by (used in) investing activities:	315,278	(324,209)

Cash flows from financing activities:
Proceeds from sale of common stock, net	2,993,311	125,000
Proceeds from the line of credit	1,000,000	710,000
Payments on capital lease	(7,082)	(5,084)
Payments on notes payable	(30,417)	(37,918)
Net cash provided by financing activities	3,955,812	791,998

Effect of exchange rate on cash	(4,331)	24,646

Net increase in cash and equivalents	2,500,737	310,896
Cash and cash equivalents at the beginning of year	361,228	314,368
Cash and cash equivalents at the end of year	$2,861,965	$625,264

Supplemental Cash Flow Information:
Cash paid for interest	$132,297	$73,789

Non-cash investing and financing activities:
Transfer of asset	$-	$19,041
Assets acquired under capital lease	$34,617	$-
Warrants issued in connection with line of credit	$350,167	$-

The accompanying notes are an integral part of these consolidated financial statements.

ROOMLINX, INC.
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
Six months ended June 30, 2012
(unaudited)

	Roomlinx, Inc. Shareholders
						Accumulated
	Preferred Stock A		Common Stock		Additional	Other				Total
	Number of		Number of		Paid - in	Comprehensive	Accumulated	Non-Contolling	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Income	(Deficit)	Interest	Income	Equity
Balances, January 1, 2012	720,000	$144,000	5,118,877	$5,119	$33,102,512	$(8,802)	$(30,185,925)	$63,807	$-	$3,120,711

Warrants issued in conjuction with draw on line of credit					350,167					350,167
Shares issued at $2.50 per share, net of costs			1,280,000	1,280	2,992,031					2,993,311
Cashless option exercises			3,259	3	(3)					-
Stock based compensation					238,346					238,346
Comprehensive income (loss):
Net loss							(2,836,865)	3,060	(2,833,805)	(2,833,805)
Other comprehensive income (loss):
Translation gain (loss)						(7,391)			(7,391)	(7,391)

Total other comprehensive income (loss)									(7,391)	(7,391)

Comprehensive income (loss)									$(2,841,196)	(2,841,196)

Balances, June 30, 2012	720,000	$144,000	6,402,136	$6,402	$36,683,053	$(16,193)	$(33,022,790)	$66,867		$3,861,339

The accompanying notes are an integral part of these consolidated financial statements.

Roomlinx, Inc.
Notes to Consolidated Financial Statements
June 30, 2012
(Unaudited)

1.     Organization and Significant Accounting Policies

Description of Business:    Roomlinx, Inc. (“Roomlinx” or the “Company”) is incorporated under the laws of the state of Nevada.  The Company sells, installs, and services in-room media and entertainment solutions for hotels, resorts, and time share properties; including its proprietary Interactive TV platform, internet, and free to guest and on demand programming.  Roomlinx also sells, installs and services telephone, internet, and television services for residential consumers.  The Company develops software and integrates hardware to facilitate the distribution of Hollywood, adult, and specialty content, business applications, national and local advertising, and concierge services.  The Company also sells, installs and services hardware for wired networking solutions and wireless fidelity networking solutions, also known as Wi-Fi, for high-speed internet access to hotels, resorts, and time share locations. The Company installs and creates services that address the productivity and communications needs of hotel, resort and time share guests, as well as residential consumers.

Basis of Consolidation:  The consolidated financial statements include Roomlinx, Inc. and its wholly-owned subsidiaries and Arista Communications, LLC, a 50% subsidiary.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation:  The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.  They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.  In the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation, have been included in the accompanying unaudited financial statements.  The results for the three-month and six-month periods ended June 30, 2012 are not necessarily indicative of the results expected for the year ending December 31, 2012.  These interim financial statements should be read in conjunction with the consolidated financial statements and footnotes included in our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 30, 2012.

Reclassification:  Certain amounts in the 2011 financial statements have been reclassified to conform to the current year presentation.

Revenue Recognition:    Revenue is derived from the installation and ongoing services of in-room media, entertainment, and HD television programming solutions in addition to wired networking solutions and Wireless Fidelity networking solutions. Revenue is recognized when all applicable recognition criteria have been met, which generally include a) persuasive evidence of an existing arrangement; b) fixed or determinable price; c) delivery has occurring or service has been rendered; d) collectability of the sales price is reasonably assured.

Wherein installation and service arrangements are contractually predetermined, and whereas such contractual arrangements may provide for multiple deliverables, revenue is recognized in accordance with ASC Topic 650, Multiple Deliverable Revenue, the application of which may be to defer revenue recognition for installations across the service period of the contract and to re-allocate and/or defer revenue recognition across various service arrangements.  Below is a summary of the execution of such application as it relates to installation and service arrangements the Company has with its customers.

The Company enters into contractual arrangements to provide multiple deliverables which may include some or all of the following - systems installations and a variety of services related to high speed internet access, free-to-guest, video on demand and iTV systems as well as residential phone, internet and television.  Each of these elements must be identified and individually evaluated for separation. The term “element” is used interchangeably with the term “deliverable” and the Company considers the facts and circumstances as it relates to its performance obligations in the arrangement and includes product and service elements, a license or right to use an asset, and other obligations negotiated for and assumed in the agreement.  Analyzing an arrangement to identify all of the elements requires the use of judgment.  In the determination of the elements included in Roomlinx agreements, embedded software and inconsequential or perfunctory activities were taken into consideration.

Once the Deliverables have been identified, the Relative Fair Value of each Element was determined under the concept of Relative Selling Price (RSP) for which the Company applied the hierarchy of selling price under ASC Topic 605 as follows:

VSOE - Vendor specific objective evidence is still the most preferred criteria with which to establish fair value of a deliverable. VSOE is the price of a deliverable when a company sells it on an open market separately from a bundled transaction.
TPE - Third party evidence is the second most preferred criteria with which to establish fair value of a deliverable. The measure for the pricing of this criterion is the price that a competitor or other third party sells a similar deliverable in a similar transaction or situation.
RSP - Relative selling price is the price that management would use for a deliverable if the item were sold separately on a regular basis which is consistent with company selling practices. The clear distinction between RSP and VSOE is that under VSOE, management must sell or intend to sell the deliverable separately from the bundle, or has sold the deliverable separately from the bundle already. With RSP, a company may have no plan to sell the deliverable on a stand-alone basis.

Hospitality Installation Revenues

Hospitality installations include High Speed Internet Access (HSIA), Interactive Television (iTV), Free to Guest (FTG) and Video on Demand (VOD).  Under the terms of these typical product sales and equipment installation contracts, a 50% deposit is due at the time of contract execution and is recorded as deferred revenue.  Upon the completion of the installation process, deferred revenue is realized.  However, in some cases related to VOD installations or upgrades, the Company extends credit to customers and records a receivable against the revenue recognized at the completion of the installation.  Monthly payments against those receivables equal a pre-determined percentage of VOD guest room revenue until such time as the receivable has been paid in full.  Thereafter, 100% of the monthly invoice is recorded as recurring VOD revenue.

Additionally, the Company may provide the customer with a lease financing arrangement provided the customer has demonstrated its credit worthiness to the satisfaction of the Company.  Under the terms and conditions of the lease arrangements, these leases have been classified and recorded as Sale-Type Leases under ASC Topic 840-30 and accordingly, revenue is recognized upon completion and customer acceptance of the installation which gives rise to a lease receivable and unearned income.

Hospitality Service, Content and Usage Revenues

The Company provides ongoing 24x7 support, content and maintenance as applicable to those products purchased, installed and serviced under contract.  Support, when exclusive, is primarily invoiced in advance quarterly, creating deferred revenue which is subsequently recognized in the appropriate periods.  When not exclusive, support is invoiced in arrears on a monthly basis with content and usage, which are dependent on guest take rates and buying habits.  Service maintenance and usage revenue also includes revenue from meeting room services, which are billed as the events occur.

Residential Revenues

Residential revenues consist of equipment sales and installation charges, support and maintenance of voice, internet, and television services, and content provider residuals, installation commissions, and management fees.  Installations charges are added to the monthly service fee for voice, internet, and television, which is invoiced in advance creating deferred revenue to be realized in the appropriate period.  The Company’s policy prohibits the issuance of customer credits during the month of cancelation. The Company earns residuals equal to ‘x’% of monthly customer service charges and a flat rate for each new customer sign up.  Residuals are recorded monthly. Commissions and management fees are variable and therefore revenue is recognized at the time of payment.

Concentrations

Credit Risk:    The Company’s operating cash balances are maintained in financial institutions and periodically exceed federally insured limits. The Company believes that the financial strength of these institutions mitigates the underlying risk of loss.  To date, these concentrations of credit risk have not had a significant impact on the Company’s financial position or results of operations.

Accounts Receivable:  At June 30, 2012, one customer represented 20% and one customer represented 18% of the accounts receivable balance compared to one customer representing 42% and one customer representing 13% of the accounts receivable balance at June 30, 2011.

Revenue:  During the three months ended June 30, 2012 one customer contributed 18% and one customer contributed 11% of Roomlinx’s US hospitality revenue compared to one customer contributing 22% and one customer contributing 18% of Roomlinx’s US hospitality revenue during the same period in 2011.  Additionally, one customer contributed 55% to Roomlinx’s Canadian hospitality revenue in 2012 versus one customer contributing 49% and one customer contributing 11% in 2011.

During the six months ended June 30, 2012 four customers each contributed 11% of Roomlinx’s US hospitality revenue compared to one customer contributing 12% and one customer contributing 11% of Roomlinx’s US hospitality revenue during the same period in 2011.  Additionally, one customer contributed 53% to Roomlinx’s Canadian hospitality revenue in 2012 versus 52% in 2011.

Fair Value Measurement:    The Company discloses fair value information about financial instruments based on a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2012.

The respective carrying value of certain financial instruments approximate their fair values.  These financial instruments include cash and cash equivalents, accounts receivable, leases receivable, accounts payable, accrued liabilities, capital lease obligations, notes payable and the line of credit.  The carrying value of cash and cash equivalents, accounts receivable, leases receivable, accounts payable and accrued liabilities approximate fair value due to their short term nature. The carrying amount of capital lease obligations and notes payable approximates their fair values as the pricing and terms of these liabilities approximate market rates. The fair value of the line of credit is not practicable to estimate because of the related party nature of the underlying transactions.  The Company has no financial instruments with the exception of cash and cash equivalents (level 1) valued on a recurring basis.

Segments:  We operate and prepare our financial reports based on two segments; Hospitality and Residential.  We have determined these segments based on the location, design, and end users of our products.

Hospitality:  Our Hospitality segment includes hotels, resorts, and timeshare properties in the United States, Canada, and Other Foreign.  As of June 30, 2012 and 2011, Other Foreign included Mexico and Aruba.  The products offered under our hospitality segment include the installation of, and the support and service of, high-speed internet access networks, proprietary Interactive TV platform, free to guest programming, and on-demand movie programming, as well as advertising and e-commerce products.

Residential:  Our residential segment includes multi-dwelling unit customers and business customers (non-hospitality) in the United States.  The products offered include the installation of, and the support and service of, telephone, internet, and television services.

Foreign Currency Translation:    The US Dollar is the functional currency of the Company. Assets and liabilities denominated in foreign currencies are re-measured into US Dollars and the resulting gains and losses are included in the consolidated statement of operations as a component of other income (expense).

Earnings Per Share:    The Company computes earnings per share by dividing net income (loss) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the period. Dilutive common stock equivalents consist of shares issuable upon the exercise of the Company’s stock options and warrants.  Potentially dilutive securities, purchase stock options and warrants, are excluded from the calculation when their inclusion would be anti-dilutive, such as periods when a net loss is reported or when the exercise price of the instrument exceeds the fair market value. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares. Outstanding stock options and warrants are not considered in the calculation as the impact of the potential common shares (totaling approximately 2,505,421 shares as of June 30, 2012 and 1,069,054 as of June 30, 2011) would be to decrease the net loss per share.

Use of Estimates:    The preparation of the Company’s consolidated financial statements in conformity with generally accepted accounting principles requires the Company’s management to make estimates and assumptions that affect the amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   Leases Receivable

As of June 30, 2012, the Company had $3,156,599 in leases receivables, compared to $3,692,424 at December 31, 2011.  During the six months ended June 30, 2012 and 2011 the Company received payments of $475,614 and $324,250 respectively.    These leases have terms of 60 months and an average interest rate of 9.5%.  During the six months ended June 30, 2012, the Company recorded a loss of $60,211 related to the early termination of lease receivable contracts and is included in direct costs in the consolidated statement of comprehensive income (loss).  This loss is net of the return of equipment to inventory.

Future minimum receipts on lease receivables are as follows:

Twelve Months	Minimum
Ended June 30,	Receipts
2013	$974,976
2014	960,821
2015	705,892
2016	419,288
2017	95,622
$3,156,599

3.    Inventory

Inventory, principally large order quantity items which are required for the Company’s media and entertainment installations, is stated at the lower of cost (first-in, first-out) basis or market.  The Company maintains only the inventory necessary for contemplated installations.  Work in progress represents the cost of equipment and third party installation related to installations which were not completed prior to year-end.

The Company performs an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves, which could potentially be significant, are included in the period in which the evaluations are completed.  As of June 30, 2012 and December 31, 2011, the inventory impairment was mainly from raw materials, and results in a new cost basis for accounting purposes.

Inventory balances as of June 30, 2012 and December 31 2011 are as follows:

	2012	2011
Raw materials	$1,578,662	$671,991
Work in Process	430,158	662,081
	2,008,820	1,334,072
Reserve for Obsolescence	(105,000)	(90,000)
Inventory, net	$1,903,820	$1,244,072

4.    Notes Payable

The Company has two notes payable with an aggregate principal balance of $28,868 at June 30, 2012 and $59,285 at December 31, 2011.  These notes bear interest at 12% and 11%, respectively, and mature November 1, 2012 and March 1, 2013, respectively.  Monthly principal and interest payments total $5,533.

5.     Line of Credit

On June 5, 2009 we entered into a Revolving Credit, Security and Warrant Purchase Agreement (the “Credit Agreement”) with Cenfin LLC (the owner of Cenfin LLC beneficially owns approximately 31.8% of the Company’s common stock, inclusive of warrants, as of June 30, 2012), a Delaware limited liability company (“Cenfin”) which permits us to borrow up to $25 million until June 5, 2017.  Advances must be repaid at the earlier of 5 years from the date of borrowing or at the expiration of the Credit Agreement. The principal balance may be repaid at any time without penalty.  Borrowings accrue interest, payable quarterly on the unpaid principal and interest at a rate equal to the Federal Funds Rate at July 15 of each year plus 5% (approximately 5.25%).  The Credit Agreement is collateralized by substantially all of our assets, and requires we maintain a total outstanding indebtedness to total assets ratio of less than 3 to 1.

Amounts outstanding under the Credit Agreement were $5,176,000 and $4,176,000 at June 30, 2012 and December 31, 2011, respectively.  These advances will be repaid at various dates between 2014 and 2017.  A total of $19,824,000 is available for future borrowings. Interest expense of $128,353 and $59,902 was recorded for the six month periods ended June 30, 2012 and 2011, respectively.

The Credit Agreement requires that in conjunction with each advance we issue Cenfin warrants to purchase shares of Roomlinx common stock equal to 50% of the principal amount funded divided by (i) $2.00 on the first $5,000,000 of borrowings on or after July 15, 2010 ($4,712,000 as of June 30, 2012) or (ii) thereafter the fair market value of the Company’s common stock on the date of such draw for advances in excess of $5,000,000.  The exercise price of the warrants is $2.00 for the warrants issued on the first $5,000,000 of borrowings made after July 15, 2010 and, thereafter, the average of the high and low market price for the Company’s common stock on the date of issuance. The exercise period of these warrants expire three years from the date of issuance.

Using the Black-Scholes pricing model adjusted for a blockage discount, warrants issued during the six months ended June 30, 2012 were valued at approximately $350,000 (see Note 7).   The fair value of warrants issued since inception of the Credit Agreement is approximately $2,760,000 which is being amortized to earnings as additional interest expense over the term of the related indebtedness, accordingly additional interest expense of $161,108 and $63,366 was recorded for the six month periods ended June 30, 2012 and 2011, respectively.  The unamortized balance of these deferred costs was $1,339,836 and $1,150,777 at June 30, 2012 and December 31, 2011, respectively.  Borrowings outstanding are reported net of the deferred financing costs associated with these borrowings.

Future minimum payments under the line of credit are as follows:

Twelve Months Ended June 30,	Minimum Payments
2014	$340,000
2015	124,000
2016	1,942,000
2017	2,770,000
$5,176,000

6.     Commitments and Contingencies

Operating Leases:     On April 10, 2012 the Company executed a lease agreement for new office space with an effective date of May 1, 2012.  Terms of the lease establish a base rent per square foot plus operating expenses throughout the term of the lease which expires September 30, 2015, and which includes the lessor waiving several months of base rent and pre-defined annual escalation of the base rent per square foot.  At June 30, 2012, the Company has a deferred rent liability of $75,952 included in other liabilities (current and non-current) as of June 30, 2012.  The Company’s future minimum lease payments are as follows: $106,189 for the twelve months ended June 30, 2013; $145,961 for the twelve months ended June 30, 2014; $151,210 for the twelve months ended June 30, 2015; and $38,021 for the twelve months ended June 30, 2016.

Capital Lease Obligations:  The Company has capital lease arrangements related to the acquisition of software.  These arrangements are collateralized by the software and expire at varying dates through September 2015 with future minimum lease payments as follows:  $38,618 for the twelve months ended June 30, 2013; $12,109 for the twelve months ended June 30, 2014; $13,210 for the twelve months ended June 30, 2015; and $1,101 for the twelve months ended June 30, 2016.

7.     Equity

Preferred Stock:    The Company has authorized 5,000,000 preferred shares with a $0.20 par value, of which 720,000 shares have been designated as Class A Preferred Stock.  The Class A Preferred stock has a liquidation preference of $0.20 per share and is entitled to receive cumulative annual dividends at the rate of 9%, payable in either cash or additional shares of Class A Preferred Stock, at the option of the Company.  As of June 30, 2012 and 2011, there were 720,000 shares of Class A Preferred Stock issued and outstanding.  Class A dividends accumulated and unpaid as of June 30, 2012, were $178,680; these dividends have not been declared by the board of directors and therefore are not included in accrued expenses.

Common Stock:    The Company has authorized 200,000,000 shares of $0.001 par value common stock.  As of June 30, 2012 and December 31, 2011, there were 6,402,136 and 5,118,877 shares of common stock issued and outstanding, respectively.

On May 4, 2012, the Company entered into a Securities Purchase Agreement (the “SPA”) with certain investors (collectively, the “Investors”), pursuant to which the Investors purchased Units from the Company for a purchase price of $2.50 per Unit.  Each Unit consisted of (x) one share of common stock of the Company and (y) a warrant to purchase one-half share of common stock at an exercise price of $3.75 per share, subject to adjustment as provided in the warrant.  The Company sold and issued an aggregate of 1,200,000 shares of common stock to the Investors and issued warrants to the Investors for the purchase of an additional 600,000 shares of common stock.  Subsequently on June 20, 2012, the Company sold and issued an additional 80,000 shares of common stock and 40,000 warrants to certain other investors pursuant to an amendment to the SPA.  In the aggregate, the Company received net proceeds of $2,993,311 (gross proceeds of $3,200,000 less $206,689 of offering expenses) from these transactions.  Proceeds from such transactions will be used for general corporate and working capital purposes including deployment of the Company’s iTV applications under a Master Service Agreement with Hyatt Corporation announced on March 13, 2012.

Management reviewed the accounting treatment for the warrants issued under the SPA and determined the warrants met the applicable requirement under ASC 815-40-25 for equity classification.  Accordingly, these warrants are classified within shareholders’ equity as of June 30, 2012.  Under the terms of a Registration Rights Agreement (“RRA”) between the Company and the Investors in conjunction with the SPA, the Company filed a Form S-1 Registration Statement with the SEC on June 18, 2012, for the purpose of registering under the Securities Act the shares of common stock issued pursuant to the SPA and the shares of common stock to be issued upon exercise of the warrants issued pursuant to the SPA.  Such registration statement has not yet been declared effective by the SEC.  The Registration Rights Agreement obligates the Company to pay liquidated damages to the Investors should the Form S-1 not be declared effective by the SEC by September 4, 2012.  Liquidated damages under the RRA are limited to 1% of the SPA proceeds ($32,000) for each month the Form S-1 is not declared effective by the SEC up to a maximum of six months.

On June 19, 2012, employees of the Company executed cashless exercises of an aggregate of 6,000 vested stock options in accordance with the Company’s Stock Option Plan.  The exercise prices on the options were between $1.00 and $1.70 and the market price on the date of exercise was $2.40 resulting in an issuance of 3,259 shares of the Company’s common stock.

Warrants:

During the six months ended June 30, 2012, 250,000 warrants were granted pursuant to the clauses in the Cenfin Credit Agreement.  The warrants were issued at an exercise price of $2.00, vested immediately, and expire 3 years from the date of grant.

During the six months ended June 30, 2012, 640,000 warrants were issued pursuant to clauses in the Stock Purchase Agreement dated May 4, 2012 at an exercise price of $3.75, vested immediately, and expire 3 years from the grant date.

During the six months ended June 30, 2011, 177,500 warrants were granted pursuant to the Credit Agreement.  The warrants were issued at an exercise price of $2.00, vested immediately, and expire at 3 years from the grant dates.

During the six months ended June 30, 2011, an aggregate of 62,500 warrants previously issued under the Credit Agreement were exercised.  The warrants were exercised at a strike price of $2.00 resulting in cash receipts of $125,000.

As of June 30, 2012, the Company had 1,546,550 warrants outstanding.

The following are assumptions utilized in estimation of the fair value of the warrants granted during the six month periods ended June 30, 2012 and 2011:

	2012	2011
Term	3 years	3 years
Expected volatility	108% - 148%	123% - 125%
Risk free interest rate	0.35% - 0.57%	0.72% - 1.18%
Dividend yield	0%	0%

The following is a summary of such outstanding warrants for the six month period ended June 30, 2012:

Warrants	Shares Underlying Warrants	Weighted Average Exercise Price	Weighted Remaining Contractual Life (in years)	Aggregate Intrinsic Value

Outstanding at January 1, 2012	726,550	$2.21
Granted and Issued	890,000	3.26
Expired/Cancelled	(70,000)	3.00
Outstanding and exercisable at June 30, 2012	1,546,550	$2.79	2.17	$426,300

Options:    In 2004, the Company adopted a long term incentive stock option plan (the “Stock Option Plan”) which covers key employees, officers, directors and other individuals providing bona fide services to the Company. The Stock Option Plan provides for the issuance of up to 1,200,000 shares of common stock upon exercise of options which may be granted pursuant to the Stock Option Plan. As of June 30, 2012, options to purchase 958,871 shares were outstanding. The options vest as determined by the Board of Directors and are exercisable for a period of no more than 10 years.

During the six month period ended June 30, 2012, the board of directors approved the grant of an aggregate of 381,247 Incentive Stock Options and an aggregate of 238,320 Non-Qualified options.  Such options were issued at exercise prices between $2.90 and $4.00, vest at various times over three years, and expire 7 years from the grant date.  No grants were made for the six month period ended June 30, 2011.

The following are the assumptions utilized in the estimation of stock-based compensation related to the stock option grants for the six month period ended June 30, 2012:

Expected term	7 years
Expected volatility	221% - 225%
Risk free interest rate	1.10% - 1.69%
Dividend yield	0%

A summary of stock option activity under the Stock Option Plan is presented below:

		Weighted	Remaining
	Number of	Average	Contractual	Aggregate
Options	Shares	Exercise Price	Life (in years)	Intrinsic Value
Outstanding at January 1, 2012	404,194	$2.78
Issued	619,567	3.85
Exercised	(6,000)	1.33
Expired/Cancelled	(58,890)	3.82
Outstanding at June 30, 2012	958,871	$3.42	3.70	$104,750
Vested & Exercisable at June 30, 2012	342,296	$2.70	3.56	$104,750

The Company recorded stock-based compensation expense of $238,346 and $307,835 for the six month periods ended June 30, 2012 and 2011, respectively.  The amounts are recorded in direct costs, operations, product development and selling, general and administrative expense in the consolidated statement of operations.  The fair value of stock options that vested and became exercisable during the six months ended June 30, 2012 and 2011 was $20,124 and $182,342 respectively. At June 30, 2012, there was approximately $2,090,051 in unrecognized compensation cost related to stock options that will be recorded over a weighted average future period of approximately 3 years.

A summary of the activity of non-vested options under the Company’s plan for the six months ended June 30, 2012 is presented below:

	Non-vested Shares Underlying Options	Weighted Average Exercise Price	Weighted Average Grant Date Fair Value
Non-vested at January 1, 2012	63,296	$3.68	$2.98
Granted	619,567	3.85	3.84
Vested	(8,065)	2.71	2.50
Forfeited	(58,223)	3.88	3.87
Non-vested at June 30, 2012	616,575	$3.81	$3.77

8.      Segment Information

Financial information for our segments, as of June 30, 2012 and 2011, is as follows:

	Hospitality	Residential	Corporate	Totals
Three months ended June 30, 2012
Revenue	$1,904,531	$230,855	$-	$2,135,386
Operating income (loss)	$(1,226,686)	$(57,966)	$(454,326)	$(1,738,978)
Net income (loss)	$(1,213,399)	$(57,966)	$(540,265)	$(1,811,630)

Three months ended June 30, 2011
Revenue	$1,121,785	$237,146	$-	$1,358,931
Operating income (loss)	$(404,658)	$(15,956)	$(340,130)	$(760,744)
Net income (loss)	$(366,544)	$(15,956)	$(375,239)	$(757,739)

Six months ended June 30, 2012
Revenue	$3,203,158	$469,769	$-	$3,672,927
Operating income (loss)	$(1,932,633)	$(66,515)	$(684,481)	$(2,683,629)
Net income (loss)	$(1,924,388)	$(66,515)	$(845,962)	$(2,836,865)

Six months ended June 30, 2011
Revenue	$2,321,817	$460,286	$-	$2,782,103
Operating income (loss)	$(735,063)	$(21,812)	$(542,290)	$(1,299,165)
Net income (loss)	$(669,494)	$(21,812)	$(605,611)	$(1,296,917)

Total assets as of June 30, 2012	$6,197,470	$231,633	$5,103,777	$11,532,880

Financial information of geographical data by segment

	United States	Canada	Other Foreign	Totals
Three months ended June 30, 2012
Hospitality Revenue	$1,714,511	$146,379	$43,641	$1,904,531
Residential Revenue	230,855	-	-	230,855
Totals	$1,945,366	$146,379	$43,641	$2,135,386

Three months ended June 30, 2011
Hospitality Revenue	$833,302	$239,704	$48,779	$1,121,785
Residential Revenue	237,146	-	-	237,146
Totals	$1,070,448	$239,704	$48,779	$1,358,931

Six months ended June 30, 2012
Hospitality Revenue	$2,820,642	$304,870	$77,646	$3,203,158
Residential Revenue	469,769	-	-	469,769
Totals	$3,290,411	$304,870	$77,646	$3,672,927

Six months ended June 30, 2011
Hospitality Revenue	$1,719,673	$504,696	$97,448	$2,321,817
Residential Revenue	460,286	-	-	460,286
Totals	$2,179,959	$504,696	$97,448	$2,782,103

Total assets as of June 30, 2012	$10,882,023	$532,698	$118,159	$11,532,880

9.      Contingent Liabilities

The Company is in receipt of a District Court Civil Summons, dated May 29, 2012, in the matter of “CLC Networks, Inc. and Skada Capital, LLC v. Roomlinx, Inc.”, commenced in the District Court of Boulder County, Colorado (the “Action”).  The plaintiffs in the Action claim that the Company owes them certain unpaid sales commissions, including with respect to Hyatt Corporation in connection with that certain Master Services and Equipment Purchase Agreement, as described in the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on March 13, 2012.  The Company believes the plaintiffs’ claims are without merit.  The Action is currently pending.

Other than the foregoing, no material legal proceedings to which the Company (or any officer or director of the Company, or any affiliate or owner of record or beneficially of more than five percent of the Common Stock, to management’s knowledge) is party to or to which the property of the Company is subject is pending, and no such material proceeding is known by management of the Company to be contemplated.

10.      Subsequent Events

On July 31, 2012, the Company entered into a four year term note payable to the Federal Communications Commission (“FCC”) in the amount of $45,000, which, in addition to a $5,000 deposit that is payable by August 14, 2012, has been accrued in accrued expenses and other current liabilities on the balance sheet as of June 30, 2012.  This note is the result of two Forfeiture Orders issued by the FCC, each released on July 23, 2012 and each assessing fines in the amount of $25,000.  These Forfeiture Orders relate to 2008 violations of Cardinal Broadband, LLC, a wholly owned subsidiary of Cardinal Communications, Inc. and Canadian Communications, LLC which Roomlinx acquired in a Unit Purchase Agreement (“UPA”) on October 1, 2010.  The violations relate to (i) the failure to provide E911 service to a condominium community in Golden, Colorado for more than two months and (ii) Cardinal Communications providing the FCC with incorrect material factual information.  Management believes that the Company is fully indemnified by the sellers under the UPA for these amounts.   However the value of the indemnification is uncertain at this time and consequently no amount has been recorded for potential recovery.

ROOMLINX, INC.

INDEX TO FINANCIAL STATEMENTS

August 24 , 2012

PRELIMINARY PROSPECTUS

1,920,000 Shares

ROOMLINX, INC.

Common Stock

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The registrant estimates that expenses payable by the registrant in connection with the offering described in this registration statement will be as follows:

SEC registration fee	$550
Legal fees and expenses	$35,000
Accounting fees and expenses	$5,600
Printing and engraving expenses	$500
Miscellaneous	$3,000
Total	$44,650

Item 14.  Indemnification of Directors and Officers

Nevada General Corporation Law

Subsection 1 of Section 78.7302 of the Nevada General Corporation Law (“NGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys’ fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the personal acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defenses of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith; that indemnification provided for by Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

Finally, Section 78.752 of the NGCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

Our Articles of Incorporation and By-Laws

Our Amended and Restated Articles of Incorporation , as amended, provide that no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for any breach of duty owed to the Corporation or its stockholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. The Corporation shall have the authority to indemnify any Corporate Agent against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement, incurred in connection with any pending or threatened action, suit, or proceeding, with respect to which the Corporate Agent is a party, or is threatened to be made a party, to the fullest extent permitted by the Nevada General Corporations Law. The indemnification provided in the Articles of Incorporation is not deemed exclusive of any other right, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the Corporation, to which a Corporate Agent may be entitled under any by-law, agreement, vote of stockholders or disinterested Directors, or otherwise, both as to action in that Corporate Agent’s official capacity and as to action in another capacity. However, no indemnification shall be made to any Corporate Agent if a judgment or other final adjudication establishes that the Corporate Agent engaged in conduct that (1) breached a duty of loyalty to the Corporation or its stockholders, (2) was not undertaken in good faith, (3) involved a knowing violation of the law, or (4) resulted in the receipt by the Agent of an improper personal benefit. Conduct breaching the duty of loyalty is conduct that a person knows or believes to be contrary to the best interests of the corporation or its stockholders in connection with a matter in which he or she has a material conflict of interest. These indemnification rights inure to the benefit of the heirs, executors, and administrators of the Corporate Agent.  A “Corporate Agent” of the Corporation is any person who is or was a director, officer, employee or agent of the Corporation or of any constituent corporation absorbed by the Corporation in a consolidation or merger, and other persons serving at the request of the Corporation as a director, officer, trustee, employee, or agent of another corporation, association, partnership, joint venture, trust, or other enterprise

Directors’ and Officers’ Liability Insurance

We have obtained Directors’ and Officers’ liability insurance behalf of any Corporate Agent against any liability asserted against the Corporate Agent, whether or not the Corporation would have the power to indemnify the Corporate Agent against the liability under the foregoing provisions..

Indemnification Agreements

We have entered into individual indemnification agreements with each of our directors (collectively, the “Indemnification Agreements”), which implement with more specificity the indemnification provisions provided by our Articles of Incorporation and provide, among other things, that to the fullest extent permitted by applicable law, we will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Corporation, as the case may be. The Indemnification Agreements also contain detailed provisions concerning expense advancement and reimbursement. The Indemnification Agreements are in addition to any other rights each director or officer may be entitled to under our Articles of Incorporation, By-Laws and applicable law.

Item 15.  Recent Sales of Unregistered Securities

For each of the following transactions, we relied upon the exemptions from registration provided by Section 4(6) or 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, based upon (i) the fact that each investor was an accredited or sophisticated investor with experience in investing in securities such that it could evaluate merits and risks related  to our securities; (ii) that no general solicitation of the securities was made by us; (iii) the securities issued were “restricted securities” as that term is defined under Rule 144 promulgated under the Securities Act; and (iv) we placed appropriate restrictive legends on the certificates representing the securities regarding the restricted nature of these securities.  The securities were issued as follows:

On April 12, 2010, the Board of Directors granted 22,440 aggregate incentive stock options to employees of Roomlinx and 6,813 non-incentive stock options to contractors of Roomlinx.  These options have an exercise price of $3.10, the fair market value on the grant date, and vest in three equal annual installments on the grant anniversary date.  The options expire at the end of the business day on the 7th anniversary of the grant date.

On April 29, 2010, issued and sold (i) 225,000 shares of its Common Stock to Verition Multi-Strategy Master Fund Ltd. and (ii) 25,000 shares of its Common Stock to Wilmot Advisors LLC.  The shares were purchased at $4.00 per share for an aggregate of $1,000,000.

On May 13, 2010, two individuals each exercised 5,000 warrants at $2.00 per share on a cashless basis resulting in the issuance of 3,040 shares of Common Stock to each of them.

On July 6, 2010, an investor exercised 19,625 warrants at $2.00 per share.  The exercise was cashless and resulted in 11,775 shares being issued.

On July 30, 2010, with effect as of July 15, 2010, the Company and Cenfin LLC entered into a Second Amendment to Revolving Credit, Security and Warrant Purchase Agreement (the “Amendment”).  The Amendment changed (1) the interest rate under the Credit Agreement to the Federal Funds Rate plus 5% and (2) the strike price of warrants issued in connection with any draws of the line of credit after the first $5,000,000 of borrowings after July 15, 2010 from $2.00 per share to the fair market value of the Company’s common stock on the date of such draw.

On August 18, 2010, Roomlinx issued and sold (i) 87,500 shares of its Common Stock to Verition Multi-Strategy Master Fund Ltd., (ii) 67,500 shares of its Common Stock to Wilmot Advisors LLC, (iii) 27,500 shares of its Common Stock to Arceus Partnership, (iv) 2,500 shares of its Common Stock to Ted Hagan and (v) 2,500 shares of its Common Stock to Josh Goldstein.  These issuances were at a price of $4.00 per share for an aggregate purchase price of $750,000.

On October 1, 2010, Roomlinx, Inc. acquired 100% of the membership interests of Canadian Communications, LLC for aggregate consideration of $500,000 in cash and the issuance of 270,000 shares of Roomlinx’s common stock, of which 79,000 are being held back as security for the sellers’ indemnification obligations.  At the sellers’ direction, and in consideration of releases of indebtedness and other obligations owed by Canadian, on October 1, 2010, Roomlinx issued (i) 48,000 shares of its Common Stock to Peyton Communications, LLC, (ii) 162,000 shares of its Common Stock to Thunderbird Management Limited Partnership, (iii) 18,000 shares of its Common Stock to AEJM Limited Partnership, and (v) 42,000 shares of its Common Stock to Garneau Alliance, LLC

On October 1, 2010, further to an Employment Agreement with Mr. Edouard Garneau, our Chief Financial Officer effective beginning on such date, and pursuant to Roomlinx’s standard stock option award agreement, Mr. Garneau was granted options to purchase 40,000 shares of Roomlinx Common Stock at an exercise price of $4.50 per share, the last publicly reported sales price of a share of Roomlinx Common Stock on such date, vesting equally over a three year period.

On November 18, 2010, our Board of Directors approved the grant to Jill Solomon of warrants to purchase 21,000 shares and the grant to Lisa Goodman of warrants to purchase 11,800 shares as compensation for marketing and public relations services rendered.  Such warrants were issued at an exercise price of $4.50 per share, vesting immediately and expiring five years from the date of issuance.

On November 18, 2010, our Board of Directors approved the grant to employees under our Long-Term Incentive Plan of an aggregate of 11,000 Incentive Stock Options.  Such options were issued at an exercise price of $3.75 per share (the last publicly reported sales price of a share of Roomlinx Common Stock on November 18, 2010) and vest one-third (1/3) on each of the first three anniversaries of the employment date.

During 2010, an aggregate of 308,000 warrants were granted to Cenfin, LLC pursuant to that certain Revolving Credit, Security and Warrant Purchase Agreement dated June 5, 2009 (the “Credit Agreement”).  The warrants were issued at exercise prices of $2.00, vested immediately, and expire 3 years from the grant dates.

During 2010, an aggregate of 361,500 warrants were exercised by Cenfin, LLC pursuant to that certain Revolving Credit, Security and Warrant Purchase Agreement dated June 5, 2009 (the “Credit Agreement”),  at $2.00 per share for an aggregate of $723,000.

During 2011, an aggregate of 620,000 warrants were granted to Cenfin, LLC pursuant to that certain Revolving Credit, Security and Warrant Purchase Agreement dated June 5, 2009 (the “Credit Agreement”).  The warrants were issued at exercise prices of $2.00, vested immediately, and expire 3 years from the grant dates.

On May 4, 2012, Roomlinx, entered into a Securities Purchase Agreement with certain investors, as amended by a First Amendment to Securities Purchase Agreement dated June 20, 2012, pursuant to which the investors purchased Units from Roomlinx for a purchase price of $2.50 per Unit.  Each Unit consisted of (x) one share of common stock of Roomlinx and (y) a warrant to purchase one-half share of common stock at an exercise price of $3.75 per share, subject to adjustment as provided in the warrant.  Roomlinx sold and issued an aggregate of 1,280,000 shares of common stock to the investors and issued warrants to the investors for the purchase of an aggregate of an additional 640,000 shares of common stock.  Roomlinx received aggregate gross proceeds of $3,200,000 from the investors in respect of the sale of Units.

On August 15, 2012, an aggregate of 50,000 stock options were granted to certain employees, including  Anthony DiPaolo , the Company's Chief Financial Officer,  in connection with  their employment with the Company. The stock options vest on the anniversary of the grant date ratably over a three (3) year period and were issued with an exercise price of $2.38.

Item 16.   Exhibits and Financial Statement Schedules

The following Exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Roomlinx, Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on July 22, 2010.

3.2	Amended and Restated By-Laws of Roomlinx, Inc., incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.

4.1	Form of Convertible Debenture, incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on June 14, 2007.

4.2	Form of Warrant issued to Creative Hospitality Associates, incorporated by reference to Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed with the SEC on April 16, 2008.

4.3
Form of Revolving Credit Note issued to Cenfin LLC, included as Exhibit A to the Revolving Credit, Security and Warrant Purchase Agreement attached as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on June 11, 2009.

4.4
Form of Warrant issued to Cenfin LLC, included as Exhibit B to the Revolving Credit, Security and Warrant Purchase Agreement attached as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 11, 2009.

4.5
Incentive Stock Option Agreement, dated June 5, 2009, between Roomlinx, Inc. and Michael S. Wasik, incorporated by reference to Exhibit 3.3 of the Registrant’s Current Report on Form 8-K filed on June 11, 2009.

5.1	Opinion of Westerman Ball Ederer Miller & Sharfstein, LLP.*

10.1	Roomlinx, Inc. Long Term Incentive Plan, incorporated by reference to Annex A to the Definitive Proxy Statement filed by the Registrant on January 30, 2009.

10.2
Securities Purchase Agreement, dated as of June 11, 2007, by and among Roomlinx, Inc. and the Investors named therein, incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 14, 2007.

10.3
Revolving Credit, Security and Warrant Purchase Agreement, dated June 5, 2009, between Roomlinx, Inc. and Cenfin LLC, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on June 11, 2009.

10.4	Employment Agreement, dated June 5, 2009, between Roomlinx, Inc. and Michael S. Wasik, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on June 11, 2009.

10.5
Debt Conversion Agreement, dated September 9, 2009, between Roomlinx, Inc. and Lewis Opportunity Fund, L.P., incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on September 16, 2009.

10.6
First Amendment to Revolving Credit, Security and Warrant Purchase Agreement, dated March 10, 2010, between Roomlinx, Inc. and Cenfin LLC, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on March 11, 2010.

10.7
Securities Purchase Agreement, dated April 29, 2010, among Roomlinx, Inc., Verition Multi-Strategy Master Fund Ltd. and Wilmot Advisors LLC, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 5, 2010.

10.8
Registration Rights Agreement, dated April 29, 2010, among Roomlinx, Inc., Verition Multi-Strategy Master Fund Ltd. and Wilmot Advisors LLC, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on May 5, 2010.

10.9
Second Amendment to Revolving Credit, Security and Warrant Purchase Agreement, dated July 30, 2010, between Roomlinx, Inc. and Cenfin LLC, incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed on August 19, 2010.

10.10
Form of Director Indemnification Agreement, dated July 30, 2010, between Roomlinx, Inc. and each of its directors and officers, incorporated by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed on August 19, 2010.

10.11
Securities Purchase Agreement, dated August 18, 2010, among Roomlinx, Inc., Verition Multi-Strategy Master Fund Ltd., Wilmot Advisors LLC, Arceus Partnership, Ted Hagan and Josh Goldstein, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on August 19, 2010

10.12
Registration Rights Agreement, dated August 18, 2010, among Roomlinx, Inc., Verition Multi-Strategy Master Fund Ltd., Wilmot Advisors LLC, Arceus Partnership, Ted Hagan and Josh Goldstein, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on August 19, 2010

10.13
Unit Purchase Agreement, dated as of October 1, 2010, by and among Roomlinx, Inc., Canadian Communications, LLC, Peyton Communications, LLC, Garneau Alliance LLC, Peyton Holdings Corporation and Ed Garneau, incorporated by reference to Exhibit 2.1 of the Registrant’s Current Report on Form 8-K filed on October 7, 2010.

10.14	Employment Agreement dated October 1, 2010 between Roomlinx, Inc. and Edouard Garneau, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on October 7, 2010
10.15
Third Amendment to Revolving Credit, Security and Warrant Purchase Agreement, dated December 21, 2011, between Roomlinx, Inc. and Cenfin LLC, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on December 23, 2011

10.16
Master Service and Equipment Purchase Agreement, dated March 12, 2012, by and between Hyatt Corporation and Roomlinx, Inc., incorporated by reference to Exhibit 10.1 of the Registrant’s Amendment No. 1 to Quarterly Report on Form 10-Q filed on July 27, 2012.

10.17
Securities Purchase Agreement, dated May 4, 2012, by and among Roomlinx, Inc. and each of  the Investors, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on May 7, 2012

10.18	Form of Warrant, by and between Roomlinx, Inc. and each of the Investors, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on May 7, 2012

10.19
Registration Rights Agreement, dated May 4, 2012, by and among Roomlinx, Inc. and each of the Investors, incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed on May 7, 2012

10.20
First Amendment to Securities Purchase Agreement, dated June 15, 2012, by and among the Company and certain Investors, incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 10-Q filed on August 14, 2012.

21.1	Subsidiaries of the Registrant.*

23.1	Consent of StarkSchenkein, LLP.*

24.1	Powers of Attorney (included in signature page to this Registration Statement).

* Filed herewith

Item 17.  Undertakings

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining liability under the Securities Act to any purchaser:

                                                (i)  If the Registrant is relying on Rule 430B:

(A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) As part of a registration statement relating to an offering, other than registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 24 , 2012.

ROOMLINX, INC.

By:	/s/ Michael S. Wasik
Michael S. Wasik
Chief Executive Officer and Chairman of the Board

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Michael S. Wasik as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons on August 24 , 2012 in the capacities stated:

Name	Title

/s/ Michael S. Wasik	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
Michael S. Wasik

/s/ Anthony DiPaolo	Chief Financial Officer and Principal Accounting Officer
Anthony DiPaolo

/s/ Jay Coppoletta	Director
Jay Coppoletta

/s/ Carl Vertuca, Jr.	Director
Carl Vertuca, Jr.

/s/ Erin Lydon	Director
Erin Lydon

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Westerman Ball Ederer Miller & Sharfstein, LLP.

21.1	Subsidiaries of the Registrant.

23.1	Consent of StarkSchenkein, LLP.

24.1	Powers of Attorney (included in signature page to this Registration Statement).